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As filed with the Securities and Exchange Commission on March 20, 2008

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

ZOGENIX, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	20-5300780 (I.R.S. Employer Identification Number)
11682 El Camino Real, Suite 320 San Diego, CA 92130 (866) 964-3649 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Roger L. Hawley
Chief Executive Officer
Zogenix, Inc.
11682 El Camino Real, Suite 320
San Diego, CA 92130
(866) 964-3649
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Scott N. Wolfe, Esq. Cheston J. Larson, Esq. Latham & Watkins LLP 12636 High Bluff Drive, Suite 400 San Diego, CA 92130 (858) 523-5400	Curtis L. Mo, Esq. Joseph K. Wyatt, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 1117 California Avenue Palo Alto, CA 94304 (650) 858-6000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, $0.001 par value	$86,250,000	$3,390

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Includes offering price of shares that the underwriters have the option to purchase to cover overallotments, if any.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 20, 2008

Prospectus

             Shares

Zogenix, Inc.

Common Stock

        Zogenix, Inc. is offering                        shares of common stock. This is our initial public offering, and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $            and $            per share. After the offering, the market price for our shares may be outside this range.

        We have applied to list our common stock on the Nasdaq Global Market under the symbol "ZGNX."

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 8.

	Per Share	Total

Public offering price	$	$

Discounts and commissions to underwriters	$	$

Offering proceeds to Zogenix, before expenses	$	$

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

        We have granted the underwriters the right to purchase up to an additional            shares of common stock on the same terms and conditions set forth above if the underwriters sell more than                        shares of common stock in this offering. The underwriters can exercise this right at any time and from time to time, in whole or in part, within 30 days after the offering. The underwriters expect to the deliver the shares of common stock to investors on or about                        , 2008.

Sole Book-Running Manager

Banc of America Securities LLC

Leerink Swann
Thomas Weisel Partners LLC
Susquehanna Financial Group, LLLP

The date of this prospectus is                  , 2008.

DosePro™: An Easy-To-Use Three-Step Process

1. SNAP

2. FLIP

3. PRESS

        You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

i

SUMMARY

        This summary does not contain all of the information you should consider before buying shares of our common stock. You should read the entire prospectus carefully, especially the "Risk Factors" section and our financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in shares of our common stock. Unless the context requires otherwise, references in this prospectus to "Zogenix," "we," "us" and "our" refer to Zogenix, Inc.

Our Company

        We are a specialty pharmaceutical company with two proprietary product candidates in late-stage development for the treatment of central nervous system disorders and pain. Our lead product candidate, sumatriptan DosePro™, enables needle-free subcutaneous delivery of sumatriptan for the treatment of acute migraine. We submitted a New Drug Application, or NDA, with the U.S. Food and Drug Administration, or FDA, for sumatriptan DosePro in December 2007, and it was accepted for filing by the FDA in March 2008. If sumatriptan DosePro is approved by the FDA, we intend to build our own focused sales force in the United States and launch the product in the first quarter of 2009. Our second product candidate, ZX002, is a novel controlled release formulation of hydrocodone for the treatment of chronic pain. This product candidate has completed Phase 2 clinical trials, and we anticipate initiating the Phase 3 clinical program in the second half of 2008.

        Our DosePro technology is a novel drug delivery system that subcutaneously delivers a pre-filled, single dose injection of a drug through an easy-to-use, needle-free device that can be self-administered. Preliminary pre-clinical and clinical studies demonstrate that DosePro can be used with small molecules and biological products, including protein therapeutics and monoclonal antibodies. We plan to build our internal product pipeline by investigating proven drugs that can be paired with DosePro to enhance their benefits and commercial attractiveness. We also plan to seek opportunities to in-license or acquire products and product candidates in the areas of central nervous system, or CNS, disorders and/or pain, with a focus on products and product candidates that utilize novel technologies to improve the profile of existing compounds. In both cases, we plan to focus on marketed compounds whose commercial potential has been limited by safety concerns, relative efficacy or patient adherence. In addition, we may further seek to capitalize on our DosePro technology by out-licensing it to potential partners seeking to enhance, differentiate, or extend the life cycle of their own injectable products.

Our Product Candidates

Sumatriptan DosePro

        Sumatriptan DosePro utilizes our proprietary DosePro needle-free drug delivery system to subcutaneously administer sumatriptan for the treatment of migraine and cluster headache. Sumatriptan DosePro is a fast acting therapy that patients can self-administer in three easy steps. Sumatriptan, the active ingredient in sumatriptan DosePro, is currently marketed under the brand name Imitrex by GlaxoSmithKline. Sumatriptan has been in clinical use for over 15 years for the safe and effective treatment of migraine and cluster headache and is currently available as a tablet, nasal spray and subcutaneous injection. Injectable sumatriptan provides the fastest onset and most complete migraine relief of any form of migraine therapeutic, including all oral and nasal triptans. The currently available injectable form of sumatriptan is delivered by a traditional needle injection primarily as the branded Imitrex STATdose System, or Imitrex STATdose. However, these needle-based forms of injectable sumatriptan have several use-limiting characteristics such as patient fear of needles, needlestick risk and complexity of use.

        Migraine is a syndrome that affects approximately 30 million people in the United States and is characterized by four major symptoms: pain, nausea and abnormal sensitivity to both sound and light. Triptans, the class of drugs most often prescribed for treating migraines, generated 2007 sales of approximately $2.8 billion in the United States, according to average wholesale price data published by Wolters Kluwer Health. Imitrex is the leading triptan brand, with 2007 sales of approximately $1.6 billion in the United States. Of that amount, the injectable forms of sumatriptan accounted for $274 million, of which Imitrex STATdose accounted for $242 million.

        In clinical bioequivalence studies comparing sumatriptan DosePro to Imitrex STATdose injection, sumatriptan DosePro, when administered to the thigh or abdomen, provided the same rapid peak in sumatriptan blood levels that correlates with speed of migraine relief and overall drug effectiveness. Due to its ease of use and lack of a needle, we believe that sumatriptan DosePro may address many of the fears and concerns that have limited needle-based administration. Given the unique attributes of sumatriptan DosePro, we believe it has the potential to be used not only as a replacement for other injectable forms of sumatriptan, but also as a faster acting, more efficacious alternative to oral and nasal triptans. Based on published clinical research, we believe sumatriptan DosePro also has the potential to be effective for the approximately 30% of patients who fail to respond to an oral or nasal triptan. We submitted our NDA for sumatriptan DosePro in December 2007, and it was accepted for filing by the FDA in March 2008. We anticipate receiving tentative approval from the FDA in late 2008, and expect to receive final approval and launch this product candidate in the United States after the expiration of GlaxoSmithKline's Imitrex sumatriptan succinate patent in February 2009. In Europe and other select countries, we have licensed commercialization rights to Desitin Arzneimittel GmbH, or Desitin, which will be responsible for obtaining regulatory approval and marketing sumatriptan DosePro if approved.

ZX002

        ZX002, our proprietary oral version of the opioid pain reliever hydrocodone, is designed to offer a controlled release profile that combines immediate release and extended release properties, using Elan Pharma International Ltd.'s proprietary Spheroidal Oral Drug Absorption System, or SODAS. We believe these attributes have the potential to provide similar onset, but longer-lasting and more consistent pain relief with fewer daily doses than the commercially available formulations of hydrocodone. Presently, hydrocodone is only available in immediate release product forms that are commonly dosed four to six times per day to provide pain relief. Additionally, existing hydrocodone products, including the branded products Vicodin, Lortab and Vicoprofen, and their generic equivalents, contain analgesic combination ingredients such as acetaminophen or non-steroidal anti-inflammatory drugs, or NSAIDs, which if taken in high quantities over time can lead to serious side effects such as liver toxicity and gastrointestinal damage. ZX002, if successfully developed, may represent the first available "single entity" controlled release version of hydrocodone that is not combined with acetaminophen or an NSAID. By eliminating the combination analgesic ingredient and by having a controlled release profile, ZX002 removes the potential limitations of existing hydrocodone combination formulations and allows for less frequent dosing. We in-licensed exclusive U.S. rights to ZX002 from Elan Pharma International Ltd. in November 2007.

        The American Pain Society estimated in 1999 that 9% of the U.S. adult population suffers from moderate to severe non-cancer related chronic pain. Chronic pain is treated with both immediate release and extended release opioids. We define our target market as prescription non-injectable codeine-based and extended release morphine-based pain products. This market generated 2007 U.S. sales of approximately $9.7 billion, based on average wholesale price, on approximately 185 million prescriptions, according to data published by Wolters Kluwer Health. During the same period, existing hydrocodone products, the most commonly prescribed opioid pain products, generated $2.5 billion in sales representing growth of 18.3% since 2006.

        As a result of its unique controlled release single entity profile, we believe ZX002 will generate sales from both the immediate release and extended release segments of the prescription opioid market. In single and multiple dose pharmacokinetic evaluations, ZX002 demonstrated detectable plasma concentrations of hydrocodone within 15 minutes. ZX002 also demonstrated a sustained release effect significantly longer than currently available hydrocodone combination products such as Vicodin, dose proportional pharmacokinetics and an acceptable safety profile. In a Phase 2 chronic pain study, ZX002 demonstrated a reduction in pain intensity for chronic moderate to severe osteoarthritis pain patients across multiple dosage strengths and a clinically acceptable safety profile. We anticipate having an End of Phase 2 meeting with the FDA in June 2008, and pending the outcome of that meeting, plan to proceed with the Phase 3 clinical program in the United States in the second half of 2008. The program will be designed to evaluate the safety and efficacy of ZX002 for the treatment of moderate to severe chronic pain in patients requiring around-the-clock opioid therapy.

Our Technology

        Our proprietary DosePro technology is an easy-to-use drug delivery system designed to enable self-administration of pre-filled, single doses of liquid drug formulations, subcutaneously, without a needle. The results of our sumatriptan DosePro usability studies confirm its ease of use during self-administration, and we believe that it has the potential to become a preferred delivery option for patients and physicians for many injected medicines beyond sumatriptan. Several clinical trials and market research studies have shown DosePro to be preferred by patients and physicians over conventional needle-based delivery systems. There have also been three positive single-dose human pilot studies conducted with a combination of a protein pharmaceutical and DosePro, including testing with human growth hormone, erythropoietin, or EPO, and granulocyte colony-stimulating factor, or G-CSF. Pre-clinical work with monoclonal antibodies evaluating bioavailability, pharmacokinetics and a lack of immunogenicity has also been conducted. As a result of the versatility of DosePro to deliver various types of drug products, this technology may have significant market potential across a broad range of therapeutic areas, including those typically treated with small volume injectable products, such as hepatitis, infertility, multiple sclerosis and rheumatoid arthritis. Our needle-free delivery technology is the result of more than 10 years of development work and significant capital investment with 61 related issued U.S. and foreign patents and 31 related pending patent applications.

Our Commercialization Plan

        Prior to the launch of sumatriptan DosePro, which we anticipate will occur in the first quarter of 2009, we intend to build a commercial organization in the United States focused on promoting our products to physicians, nurses and other healthcare professionals. For the launch of sumatriptan DosePro in the United States, we intend to build a sales force of approximately 100 people to target top triptan prescribers. In order to expand the U.S. commercial opportunity of sumatriptan DosePro, we will also seek to establish partnerships with pharmaceutical companies or contract sales organizations to market and sell to a broader physician audience than can be reached by our sales force alone. For the commercialization of sumatriptan DosePro outside the United States, we entered into a licensing and distribution agreement in March 2008 with Desitin under which we granted to Desitin exclusive rights to develop, obtain regulatory approvals for and commercialize sumatriptan DosePro in the European Union and other select countries, and we may also enter into similar agreements in other countries.

Our Strategy

        Our core strategy is to develop and commercialize differentiated CNS and pain therapeutics that can address significant unmet medical needs or overcome limitations of existing products. Key elements of our strategy include:

  •
  obtaining regulatory approval for our most advanced product candidate, sumatriptan DosePro for the treatment of migraine;

  •
  building a focused sales and marketing infrastructure to commercialize sumatriptan DosePro;

  •
  expanding the market opportunity for sumatriptan DosePro through commercial partnerships;

  •
  developing and commercializing ZX002 for the treatment of moderate to severe chronic pain;

  •
  expanding our product pipeline in CNS and/or pain; and

  •
  seeking to out-license our proprietary DosePro technology.

Our Risks

        In executing our business strategy, we face significant risks and uncertainties, as more fully described in the section entitled "Risk Factors." These risks include, among others, the incurrence of substantial and increasing net losses for the next several years because we have no products approved for commercial sale and because we have not generated any product revenue to date and the need to obtain substantial additional funding for our research, development and commercialization efforts. We submitted our NDA for sumatriptan DosePro in December 2007, and it was accepted for filing by the FDA in March 2008. If the FDA does not approve our NDA, our commercialization of sumatriptan DosePro will be delayed, which may reduce the overall size of the commercial opportunity. We expect to initiate a Phase 3 clinical program for ZX002 in the second half of 2008. If clinical trials of ZX002 or any of our future product candidates do not produce results necessary to support regulatory approval, we will be unable to commercialize these product candidates. If we are unable to commercialize our products or the commercialization of our products is delayed, we may never generate any revenue or achieve profitability.

Company Information

        We were formed as a Delaware corporation on May 11, 2006 as SJ2 Therapeutics, Inc. We commenced our operations on August 25, 2006 and changed our name to Zogenix, Inc. on August 28, 2006. Our principal executive offices are located at 11682 El Camino Real, Suite 320, San Diego, CA 92130, and our telephone number is 1-866-ZOGENIX (1-866-964-3649). Our website address is www.zogenix.com. The information on, or accessible through, our website is not part of this prospectus.

        DosePro™, Intraject® and Zogenix™ are our trademarks. This prospectus also contains trademarks of other companies including Amerge®, Axert®, Frova™, Imigran®, Imitrex®, Imitrex STATdose System®, Lortab®, Maxalt®, Neurontin®, Relpax®, SODAS®, Vicodin®, Vicoprofen® and Zomig™. References in this prospectus to data published by Wolters Kluwer Health refer to Wolters Kluwer Health, Pharmaceutical Audit Suite, 2007.

THE OFFERING

Common stock offered	shares
Common stock to be outstanding after this offering	shares
Use of proceeds
We expect to use the net proceeds from this offering to establish a sales and marketing infrastructure, to fund research and development activities of our product candidates and for working capital and other general corporate purposes.
Risk factors	You should read the "Risk Factors" section of this prospectus for a discussion of the factors to consider carefully before deciding to purchase any shares of our common stock.
Proposed Nasdaq Global Market symbol	ZGNX

        The number of shares of common stock to be outstanding after this offering is based on 91,348,097 shares outstanding as of December 31, 2007, after giving effect to the conversion of all of our outstanding shares of preferred stock as of December 31, 2007 into shares of common stock, and excludes:

  •
  2,940,000 shares of common stock issuable upon the exercise of options outstanding as of December 31, 2007 at a weighted average exercise price of $0.11 per share;

  •
  200,000 shares of common stock issuable upon the exercise of a warrant outstanding as of December 31, 2007 at an exercise price of $1.00 per share;

  •
              shares of our common stock reserved for future issuance under our 2008 equity incentive award plan, which will become effective on the day prior to the day on which we become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (including 1,470,000 shares of common stock reserved for future grant or issuance under our 2006 equity incentive plan, which shares will be added to the shares to be reserved under our 2008 equity incentive award plan upon the effectiveness of the 2008 equity incentive award plan); and

  •
              shares of common stock reserved for issuance under our 2008 employee stock purchase plan, which will become effective upon the completion of this offering.

        Except as otherwise indicated, all information in this prospectus assumes:

  •
  no exercise by the underwriters of their option to purchase up to an additional                        shares of common stock to cover overallotments;

  •
  the filing of our amended and restated certificate of incorporation and adoption of our amended and restated bylaws upon completion of this offering;

  •
  the conversion of all outstanding shares of our preferred stock into 77,890,909 shares of common stock upon completion of this offering; and

  •
  a one-for-    reverse stock split of our common stock to be effected before the completion of this offering.

SUMMARY FINANCIAL DATA

        The following table summarizes certain of our financial data. The summary financial data are derived from our audited financial statements included elsewhere in this prospectus for the period from August 25, 2006 (inception) through December 31, 2006, the year ended December 31, 2007 and the period from August 25, 2006 (inception) through December 31, 2007. The data should be read together with our financial statements and related notes, "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

        The pro forma as adjusted balance sheet data gives effect to the conversion of all outstanding shares of our preferred stock into 77,890,909 shares of our common stock and our sale of                     shares of our common stock in this offering at the assumed initial public offering price of $        per share (the mid-point of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us.

	Period from August 25, 2006 (Inception) through December 31, 2006	Year ended December 31, 2007	Period from August 25, 2006 (Inception) through December 31, 2007
	(in thousands, except per share amounts)
Statement of Operations Data
Operating expenses:
Research and development	$4,902	$24,323	$29,225
Selling, general and administrative	1,474	4,702	6,176

Total operating expenses	6,376	29,025	35,401

Loss from operations	(6,376)	(29,025)	(35,401)
Other income (expense):
Interest income	395	927	1,322
Interest expense	—	(484)	(484)
Other financing income	582	906	1,488
Other expense	—	(4)	(4)

Total other income (expense)	977	1,345	2,322

Net loss	(5,399)	(27,680)	(33,079)
Deemed dividend for the beneficial conversion on Series A-1 and Series A-2 convertible preferred stock	—	(18,360)	(18,360)

Net loss applicable to common stockholders	$(5,399)	$(46,040)	$(51,439)

Basic and diluted net loss applicable to common stockholders(1)	$(1.34)	$(8.85)
Shares used to calculate net loss applicable to common stockholders(1)	4,043	5,205
Pro forma net loss per share, basic and diluted(1)		$(0.65)
Shares used to calculate pro forma net loss per share(1)		42,331

(1)
See Note 2 of Notes to Financial Statements for an explanation of the method used to calculate net loss per share and the number of shares used in the computation of the per share amounts.

	As of December 31, 2007
	Actual	Pro Forma As Adjusted(1)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents and investment securities, available for sale	$43,255	$
Working capital	38,836
Total assets	53,007
Long-term debt, less current portion	2,870
Convertible preferred stock	76,955
Deficit accumulated during the development stage	(33,079)
Total stockholders' equity (deficit)	(32,926)

(1)
Each $1.00 increase or decrease in the assumed initial public offering price of $        per share would increase or decrease, respectively, the amount of cash and cash equivalents and investment securities, working capital, total assets and total stockholders' equity by approximately $         million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus, before deciding whether to invest in shares of our common stock. The occurrence of any of the following risks could have a material adverse effect on our business, financial condition, results of operations and/or prospects. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We have incurred significant operating losses since our inception and anticipate that we will incur continued losses for the next several years.

        We are a development stage company with a limited operating history. We have focused primarily on developing our two most advanced product candidates, sumatriptan DosePro and ZX002, with the goal of supporting regulatory approval for these product candidates. We have financed our operations almost exclusively through private placements of preferred stock and debt and have incurred losses in each year since our formation in May 2006. Our net loss applicable to common stockholders was $5.4 million in 2006 and $46.0 million in 2007. As of December 31, 2007, we had an accumulated deficit of $33.1 million. These losses, combined with expected future losses, have had and will continue to have a material adverse effect on our stockholders' equity and working capital. We expect our development expenses to increase in connection with our planned Phase 3 clinical trials for ZX002. In addition, if we obtain regulatory approval for sumatriptan DosePro or any of our other product candidates, we expect to incur significant sales, marketing and manufacturing expenses as well as continued development expenses. As a result, we expect to continue to incur significant and increasing operating losses for the next several years. Because of the numerous risks and uncertainties associated with developing pharmaceutical products, we are unable to predict the extent of any future losses or when we will become profitable, if at all.

We have not generated any revenue from our product candidates and may never be profitable.

        Our ability to become profitable depends upon our ability to generate revenue. To date, we have not generated any revenue from our product candidates, and we do not know when, or if, we will generate any revenue. Our ability to generate revenue depends on a number of factors, including, but not limited to, our ability to:

  •
  obtain regulatory approval for sumatriptan DosePro;

  •
  successfully complete our planned clinical trials and obtain regulatory approval for ZX002;

  •
  successfully complete clinical trials and obtain regulatory approval for any other product candidates that we advance into clinical trials;

  •
  manufacture commercial quantities of our product candidates at acceptable cost levels if regulatory approvals are received;

  •
  build and maintain successful sales, distribution and marketing for our products; and

  •
  identify and enter into one or more strategic collaborations to effectively market and sell our products to a broader physician audience than we could reach with our planned sales force alone.

        Even if one or more of our product candidates is approved for commercial sale, we anticipate incurring significant costs associated with commercializing any approved product. Because of the numerous risks and uncertainties associated with our development efforts and other factors, we may not achieve profitability soon, or ever. If we are unable to generate revenues, we will not become profitable and may be unable to continue operations without additional funding. Even if we do achieve profitability, we may not be able to sustain or increase profitability on an ongoing basis.

Our short operating history makes it difficult to evaluate our business and prospects.

        We were incorporated on May 11, 2006 and commenced our operations on August 25, 2006. Our operations to date have been limited to organizing and staffing our company, scaling up manufacturing operations and conducting product development activities for our product candidates. We have not yet demonstrated an ability to obtain regulatory approval for or commercialize a product candidate. Consequently, any predictions about our future performance may not be as accurate as they could be if we had a history of successfully developing and commercializing pharmaceutical products.

We are largely dependent on the success of our two most advanced product candidates, sumatriptan DosePro and ZX002, and we cannot give any assurance that either product candidate will receive regulatory approval or be successfully commercialized.

        We currently have a limited number of product candidates in clinical development, and our business depends on their successful development and commercialization. We currently have no drug products for sale and we may never be able to develop marketable drug products. The research, testing, manufacturing, labeling, approval, sale, marketing and distribution of drug products, among other things, are subject to extensive regulation by the U.S. Food and Drug Administration, or FDA, the Drug Enforcement Administration, or DEA, and other regulatory authorities in the United States. We are not permitted to market our product candidates in the United States until we receive regulatory approval from the FDA. We are highly dependent on sumatriptan DosePro and ZX002, and we cannot provide any assurance that we will obtain regulatory approval for these product candidates or that these product candidates will be successfully commercialized.

        Based on the results of the pharmacokinetics study and bioequivalence clinical trial that we conducted for sumatriptan DosePro, we submitted a new drug application, or NDA, for sumatriptan DosePro to the FDA in December 2007, and it was accepted for filing in March 2008. While we anticipate receiving tentative approval of this NDA in late 2008 and final approval after the expiration of GlaxoSmithKline's Imitrex sumatriptan succinate patent in February 2009, there can be no assurance that the FDA will issue tentative or final approvals within this timeframe, or at all. We also cannot be certain that we will be able to respond to any regulatory requests during the NDA review period in a timely manner without delaying potential regulatory approval. In addition, we have not yet completed all necessary studies, nor submitted an NDA or received marketing approval, for any of our other product candidates, including ZX002. Obtaining approval of an NDA is a lengthy, expensive and uncertain process. The FDA also has substantial discretion in the drug approval process, including the ability to delay, limit or deny approval of a product candidate for many reasons. For example:

  •
  the FDA may not deem a product candidate safe and effective;

  •
  the FDA may not find the data from preclinical studies and clinical trials sufficient to support approval;

  •
  the FDA may require additional preclinical or clinical studies;

  •
  the FDA may not approve of our third-party manufacturers' processes and facilities; or

  •
  the FDA may change its approval policies or adopt new regulations.

        For example, in our pre-NDA meeting with the FDA for sumatriptan DosePro in June 2007, the FDA requested that we conduct a usability study of sumatriptan DosePro to demonstrate the product candidate's correct use by patients during acute migraine attacks. The FDA also indicated that additional non-clinical toxicology testing of impurities would be necessary to support the extension of the storage life of sumatriptan DosePro at room temperature from an estimated 12 months to 24 months. The FDA may require additional studies for sumatriptan DosePro as part of its NDA review process. Any such additional studies could delay approval of this product candidate. In addition, a prior owner of the DosePro technology failed in its efforts to develop a product based on this technology, highlighting the challenges of developing a needle-free, pre-filled drug delivery system. These challenges include the maintenance of sterility, the need for a drug container that ensures long-term drug stability, the need to achieve a commercially appropriate shelf life, the capital intensive nature of an aseptic assembly and reliability issues. While we believe the studies and trials we have conducted to date have shown that we have overcome these challenges, there can be no assurance that the FDA will approve our NDA or that we will not face future setbacks in any additional trials the FDA requires that we conduct before or after approval, if approved.

        ZX002 has undergone Phase 1 pharmacokinetics studies as well as Phase 2 clinical trials. However, we will also need to successfully complete pivotal clinical trials to establish its safety and efficacy prior to our submission of an NDA to the FDA for approval. ZX002 and any other product candidates we develop may fail to achieve their specified endpoints in clinical trials. Furthermore, product candidates such as ZX002 may not be approved even if they achieve their specified endpoints in clinical trials. The FDA may disagree with our trial design and our interpretation of data from clinical trials, or may change the requirements for approval even after it has reviewed and commented on the design for our clinical trials. The FDA may also approve a product candidate for fewer or more limited indications than we request, or may grant approval contingent on the performance of costly post-approval clinical trials. In addition, the FDA may not approve the labeling claims that we believe are necessary or desirable for the successful commercialization of our product candidates.

        If we are unable to obtain regulatory approval for sumatriptan DosePro or ZX002 and successfully commercialize these product candidates in the sequence and on the timeline we anticipate, we will not be able to execute our business strategy effectively and our ability to generate revenues will be limited, which would have a material adverse impact on our business.

Our clinical trials may fail to demonstrate acceptable levels of safety and efficacy of our product candidates, which could prevent or significantly delay their regulatory approval.

        Our product candidates are prone to the risks of failure inherent in drug development. Before obtaining U.S. regulatory approval for the commercial sale of sumatriptan DosePro, ZX002 or any other product candidate, we must gather substantial evidence from well-controlled clinical trials that demonstrate to the satisfaction of the FDA that the product candidate is safe and effective.

        In light of widely publicized events concerning the safety risk of certain drug products, particularly opioid drug products, regulatory authorities, members of Congress, the Government Accountability Office, medical professionals and the general public have raised concerns about potential drug safety issues. These events have resulted in the withdrawal of drug products, revisions to drug labeling that further limit use of the drug products and establishment of risk management programs that may, for instance, restrict distribution of drug products after approval. In addition, the recently enacted Food and Drug Administration Amendments Act of 2007, or FDAAA, grants significant expanded authority to the FDA, much of which is aimed at improving the safety of drug products before and after approval. In particular, the new law authorizes the FDA to, among other things, require post-approval studies and clinical trials, mandate changes to drug labeling to reflect new safety information and require risk evaluation and mitigation strategies for certain drugs, including certain currently approved drugs. It also significantly expands the federal government's clinical trial registry and results databank, which we expect will result in significantly increased government oversight of clinical trials. Under the FDAAA, companies that violate these and other provisions of the new law are subject to substantial civil monetary penalties, among other regulatory, civil and criminal penalties.

        The increased attention to drug safety issues may result in a more cautious approach by the FDA in its review of our clinical trials. Data from clinical trials may receive greater scrutiny with respect to safety, which may make the FDA or other regulatory authorities more likely to terminate clinical trials before completion, or require longer or additional clinical trials that may result in a delay or failure in obtaining approval or approval for a more limited indication than originally sought.

        With regard to sumatriptan DosePro, we believe the pharmacokinetics study and bioequivalence trial we have conducted, together with the clinical efficacy of injectable sumatriptan demonstrated to the FDA by others, supports the required safety and efficacy to lead to potential approval of an NDA for this product candidate. Although we submitted an NDA for sumatriptan DosePro to the FDA in December 2007 and it was accepted for filing by the FDA in March 2008, as part of the NDA review process, the FDA may require us to conduct additional clinical trials to establish the safety and efficacy of this product candidate or impose other requirements. Any additional requirements could require substantial time and the results of any additional studies and trials may not replicate the positive results observed in earlier trials.

        With regard to ZX002, data from a Phase 2 clinical trial has shown what we believe is a clinically acceptable safety profile and a reduction in moderate to severe pain in patients requiring around-the-clock opioid therapy. However, our licensor, Elan Pharma International Ltd., or Elan, conducted this trial and we have not independently verified the data or completed any of our own trials for this product candidate. In addition, these results may not be predictive of results obtained in planned or any other required future trials, and we may be unable to demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals or approvals for commercially viable uses. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. If ZX002 is not shown to be safe and effective in clinical trials, this program could be delayed or terminated.

If any product candidate for which we receive regulatory approval does not achieve broad market acceptance, the revenues that we generate will be limited.

        The commercial success of product candidates for which we obtain marketing approval from the FDA or other regulatory authorities will depend upon the acceptance of these products by physicians, patients, healthcare payors and the medical community. Coverage and reimbursement of our product candidates by third-party payors, including government payors, generally is also necessary for commercial success. The degree of market acceptance of any of our approved products will depend on a number of factors, including:

  •
  our ability to provide acceptable evidence of safety and efficacy;

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  acceptance by physicians and patients of the product as a safe and effective treatment;

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  the relative convenience and ease of administration;

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  the prevalence and severity of adverse side effects;

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  limitations or warnings contained in a product's FDA-approved labeling;

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  the clinical indications for which the product is approved;

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  the DEA scheduling classification;

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  availability and perceived advantages of alternative treatments;

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  any negative publicity related to our products;

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  the effectiveness of our or any future collaborators' sales, marketing and distribution strategies;

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  pricing and cost effectiveness;

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  our ability to obtain sufficient third-party coverage or reimbursement; and

  •
  the willingness of patients to pay out of pocket in the absence of third-party coverage.

        For example, while we believe the needle-free nature of our DosePro technology will appeal to patients, some patients may not react favorably to the subcutaneous delivery of drug products by DosePro, which may include potential reactions at the site of injection and pain. Any undesirable side effects have the potential to limit market acceptance of our product candidates.

        In addition, products used to treat and manage pain, especially in the case of opioids, are from time to time subject to negative publicity, including with respect to illegal use, overdoses, abuse, diversion, serious injury and death. ZX002 contains hydrocodone, a Schedule II controlled substance, and despite the strict regulations on the marketing, prescribing and dispensing of such substances, illicit use and abuse of hydrocodone is well-documented. Thus, the regulatory approval process and the marketing of ZX002 may generate public controversy that may adversely affect regulatory approval and market acceptance of ZX002.

        Our efforts to educate the medical community and third-party payors on the benefits of our products and gain broad market acceptance may require significant resources and may never be successful. If our products do not achieve an adequate level of acceptance by physicians, health care payors and patients, we may not generate sufficient revenue from these products to become or remain profitable.

Delays in the commencement or completion of clinical testing for ZX002 or pre-clinical or clinical testing for any future product candidates could result in increased costs to us and delay or limit our ability to pursue regulatory approval or generate revenues.

        Clinical trials are very expensive, time consuming and difficult to design and implement. Even if the results of our clinical trials are favorable, the clinical trials of ZX002 will continue for several years and may take significantly longer than expected to complete. Delays in the commencement or completion of clinical testing for ZX002 or pre-clinical or clinical testing for any future product candidates could significantly affect our product development costs and business plan. We have never conducted a pivotal efficacy trial, including Phase 3 clinical trials for ZX002. Phase 3 clinical efficacy trials, in general, are significantly more complex and time-consuming and involve more patients than the clinical trials that we have conducted to date. We do not know whether planned clinical trials of ZX002 or any other pre-clinical or clinical trials will begin on time or be completed on schedule, if at all. The commencement and completion of clinical trials can be delayed for a number of reasons, including delays related to:

  •
  obtaining regulatory approvals to commence a clinical trial;

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  reaching agreement on acceptable terms with prospective clinical research organizations, or CROs, clinical investigators and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs, clinical investigators and trial sites;

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  manufacturing or obtaining sufficient quantities of a product candidate for use in clinical trials;

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  obtaining institutional review board, or IRB, approval to initiate and conduct a clinical trial at a prospective site;

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  identifying, recruiting and training suitable clinical investigators;

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  identifying, recruiting and enrolling subjects to participate in clinical trials for a variety of reasons, including competition from other clinical trial programs for the treatment of pain, migraine or similar indications;

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  retaining patients who have initiated a clinical trial but may be prone to withdraw due to side effects from the therapy, lack of efficacy, personal issues, or for any other reason they choose, or who are lost to further follow-up;

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  uncertainty regarding proper dosing; and

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  scheduling conflicts with participating clinicians and clinical institutions.

        Although we believe that we have planned and designed an adequate Phase 3 clinical trial program for ZX002, we plan to seek the FDA's agreement with this trial design at our End of Phase 2 meeting, which we anticipate will be held in June 2008. Any agreement obtained from the FDA regarding our trial design may not occur until after the meeting is held, if an agreement is obtained at all. The FDA could determine that it is not satisfied with our plan or the details of our pivotal clinical trial protocols and designs, or that we need to conduct additional Phase 2 trials prior to initiating our Phase 3 program. While the FDA will provide us with a written record of any agreements obtained from the End of Phase 2 meeting, such agreements may not be definitive on whether our trial design is sufficient for the purpose of obtaining marketing approval for ZX002. Any changes to the protocols, designs or scope of our Phase 3 clinical trials based on the outcome of our End of Phase 2 meeting, or delays in receiving the written record of any agreements, if any agreements are obtained, could delay the commencement or completion of clinical testing for ZX002.

        In addition, chronic pain patients have historically been difficult to keep enrolled in clinical trials. If a significant number of patients fail to stay enrolled in any of our future clinical trials of ZX002 and such failure is not adequately accounted for in our trial design and assumptions, our clinical development program could be delayed. Clinical trials may also be delayed or repeated as a result of ambiguous or negative interim results or unforeseen complications in testing. In addition, a clinical trial may be suspended or terminated by us, the FDA, the IRB overseeing the clinical trial at issue, any of our clinical trial sites with respect to that site, or other regulatory authorities due to a number of factors, including:

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  failure to design appropriate clinical trial protocols;

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  failure by us, our employees, our CROs or their employees to conduct the clinical trial in accordance with all applicable FDA, DEA or other regulatory requirements or our clinical protocols;

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  inspection of the clinical trial operations or trial sites by the FDA or other regulatory authorities resulting in the imposition of a clinical hold;

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  discovery of serious or unexpected toxicities or side effects experienced by study participants or other unforeseen safety issues;

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  lack of adequate funding to continue the clinical trial, including the incurrence of unforeseen costs due to enrollment delays, requirements to conduct additional trials and studies and increased expenses associated with the services of our CROs and other third parties;

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  lack of effectiveness of any product candidate during clinical trials;

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  slower than expected rates of subject recruitment and enrollment rates in clinical trials;

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  failure of our CROs or other third-party contractors to comply with all contractual requirements or to perform their services in a timely or acceptable manner;

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  inability or unwillingness of medical investigators to follow our clinical protocols;

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  regulatory concerns with opioid products generally and the potential for abuse and diversion of the drugs; and

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  unfavorable results from on-going clinical trials and pre-clinical studies.

        Additionally, changes in applicable regulatory requirements and guidance may occur and we may need to amend clinical trial protocols to reflect these changes. Amendments may require us to resubmit our clinical trial protocols to IRBs for reexamination, which may impact the costs, timing or successful completion of a clinical trial. If we experience delays in completion of, or if we terminate, any of our clinical trials, the commercial prospects for our product candidates may be harmed, and our ability to generate product revenues will be delayed.

If we do not produce our DosePro-based products cost effectively, our potential profits may suffer.

        Any DosePro-based product will contain physical components relating to the needle-free, pre-filled, disposable and compressed gas powered features, in addition to active pharmaceutical ingredients. For example, as a result of the cost of developing and producing these components, the cost to produce sumatriptan DosePro is expected to be higher per dose than the cost to produce tablet, nasal spray and traditional needle-based injection products for the same active pharmaceutical ingredient. In addition, we obtain all of the components of DosePro from multiple suppliers in Europe and the assembly and manufacture of the entire device is also conducted in Europe. This may subject us to financial risk from foreign currency exchange fluctuations as well as volatile fuel costs associated with shipping the product to and from different assembly sites in Europe and ultimately to our potential customers in the United States. This overall increased cost of goods may reduce any potential profits from the sale of sumatriptan DosePro or any future DosePro product. Any delay in or failure to develop and manufacture any future DosePro product in a cost effective way could negatively affect our potential profitability.

We have limited sales and marketing resources, and we may not be able to effectively market and sell our products.

        We do not currently have an organization for sales, marketing and distribution of pharmaceutical products, and we must build this organization or make arrangements with third parties to perform these functions in order to commercialize any products that we successfully develop and for which we obtain regulatory approvals. We currently intend to commercialize our product candidates by building an internal sales and marketing infrastructure as well as establishing partnerships with pharmaceutical companies or contract sales organizations to market and sell to a broader physician audience in the United States than can be reached by our planned sales force alone. Within the United States, we intend to initially build a focused sales force of approximately 100 people by early 2009 to market and sell sumatriptan DosePro, if approved, to top triptan prescribers such as neurologists, headache specialists and key primary care physicians. We will exclusively rely on Desitin Arzneimittel GmbH, or Desitin, to market and sell sumatriptan DosePro in the European Union and other select countries. We may also rely on other commercial partners to market and sell sumatriptan DosePro and any other products in other countries. We cannot assure you that this sales and marketing strategy will be effective for our company. Even if we are able to effectively build our sales force and marketing capabilities or establish U.S. or additional foreign partnership agreements, we or our partners may not be successful in commercializing our products.

We expect intense product competition, and if our competitors develop treatments for migraine or pain that are approved more quickly, marketed more effectively or demonstrated to be safer or more effective than our products, our commercial opportunities will be reduced or eliminated.

        The pharmaceutical industry is characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary therapeutics. We face competition from a number of sources, including large pharmaceutical companies, smaller pharmaceutical companies, biotechnology companies, academic institutions, government agencies and private and public research institutions, many of which have greater financial resources, marketing capabilities and experience in obtaining regulatory approvals for product candidates than us. These entities are actively engaged in research and development of products which may target the same indications as our product candidates. We expect any future products we develop to compete on the basis of, among other things, product efficacy and safety, time to market, price, patient reimbursement rules of government and private health insurers, extent of adverse side effects and convenience of treatment procedures. One or more of our competitors may develop needle-free injectable products, obtain necessary approvals for such products from the FDA, or other agencies, if required, more rapidly than us or develop alternative products or therapies that are safer, more effective and/or more cost effective than any products developed by us. If any of our product candidates receive the requisite regulatory approval and classification and are marketed, the competition which we will encounter will have an effect on our product prices, market share, revenues and profitability. We may not be able to differentiate any products that we are able to market from those of our competitors, successfully develop or introduce new products that are less costly or offer better results than those of our competitors, or offer purchasers of our products payment and other commercial terms as favorable as those offered by our competitors.

        The indications for which we are developing products have a number of established therapies and products already commercially available as well as a number under development by other companies with which our product candidates will compete. In addition, competitors may seek to develop alternative formulations of our product candidates and/or alternative drug delivery technologies that address our targeted indications. The commercial opportunity for our product candidates could be significantly harmed if competitors are able to develop alternative formulations and/or drug delivery technologies outside the scope of our products. Compared to us, many of our potential competitors have substantially greater:

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  capital resources;

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  research and development resources, including personnel and technology;

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  drug development, clinical trial and regulatory experience;

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  sales and marketing experience;

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  manufacturing and distribution experience;

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  name recognition; and

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  experience and expertise in prosecution and enforcement of intellectual property rights.

        As a result of these factors, our competitors may obtain regulatory approval of their products more rapidly than we are able to or may obtain patent protection or other intellectual property rights that limit our ability to develop or commercialize our product candidates. Our competitors may also develop drugs that are more effective, more useful, better tolerated, subject to fewer or less severe side effects, more widely prescribed or accepted or less costly than ours and may also be more successful than us in manufacturing and marketing their products. If our competitors are successful in developing such drugs, our ability to generate revenues and profits may be adversely affected.

Our competitors could pursue regulatory and other strategies to combat competition from 505(b)(2) products, which may negatively affect the approval and commercialization of our product candidates.

        The Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Hatch-Waxman Amendments, added Section 505(b)(2) to the Federal Food, Drug, and Cosmetic Act, or FFDCA. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. We have sought FDA marketing approval of sumatriptan DosePro under Section 505(b)(2) and may in the future seek approval of other product candidates under Section 505(b)(2). However, certain of our competitors have taken numerous steps to combat competition from 505(b)(2) products, including:

  •
  pursuing new patents for existing products that may be granted just before the expiration of one patent, which could extend patent protection for a number of years or otherwise delay the launch of generic, 505(b)(2) or other competing products;

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  submitting Citizen Petitions to request the FDA to take adverse administrative action with respect to approval of a generic, 505(b)(2) or other competing product;

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  filing patent infringement lawsuits, whether or not meritorious, to trigger up to a 30-month stay in the approval of a generic, 505(b)(2) or other competing product; and

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  engaging in state-by-state initiatives to enact legislation or regulatory policies that restrict the substitution of some generic, 505(b)(2) or other competing drugs for brand-name drugs.

        If any of these strategies are successful, our ability to obtain approval of and commercialize our product candidates will be adversely affected.

The migraine market is extremely competitive. We will seek to compete with highly-prescribed branded products, products in development and potentially both oral and injectable generic sumatriptan products, all of which may negatively affect the commercial prospects for sumatriptan DosePro.

        If approved for the treatment of acute migraine attacks with or without aura, we anticipate that sumatriptan DosePro would compete against other currently marketed migraine therapeutics. These include six other branded triptans, the largest class of prescription products for treatment of acute migraine, which are available in oral and nasal spray forms. We also expect to compete against generic sumatriptan needle-based subcutaneous injection and tablets that will be available by the time we launch sumatriptan DosePro. There are also other classes of migraine therapeutics against which we will compete, including prescription migraine preventative therapies, which may affect the need for acute migraine products such as sumatriptan DosePro. All of these products are marketed by pharmaceutical companies with substantially greater resources than us. There are also several product candidates under development by large pharmaceutical companies, such as GlaxoSmithKline and Merck & Co., Inc., and other smaller companies, that could potentially be used to prevent and/or treat acute migraine and thereby compete with sumatriptan DosePro, if approved.

The pain market is characterized by intense competition among a variety of established pharmaceutical products, as well as potential new competition from a number of product candidates under development, which may negatively affect the commercialization of ZX002.

        If approved for the treatment of moderate to severe chronic pain, we anticipate that ZX002 would compete against other marketed branded and generic pain therapeutics and may compete with additional product candidates currently under development. Opioid therapeutics generally fall into two classes: codeines, which include oxycodones and hydrocodones, and morphines. ZX002 is a hydrocodone, the most commonly prescribed opioid, and we expect ZX002 will compete with therapeutics within both the codeine and morphine classes. These therapeutics include both Schedule II and Schedule III products.

        Current competitors in the opioid pain therapeutics space include, but are not limited to, Abbott Laboratories, Alpharma Inc., Endo Pharmaceuticals Holdings Inc., Johnson & Johnson, King Pharmaceuticals, Inc., Mallinckrodt Inc., Purdue Pharma L.P., Teva Pharmaceutical Industries Limited and Watson Pharmaceuticals, Inc. There are at least fifteen opioid product candidates, including abuse and diversion resistant formulations of currently available opioids, novel opioids and alternative delivery forms of various opioids under development at other pharmaceutical companies, including an extended release version of Vicodin being developed by Abbott Laboratories, and an extended-release hydrocodone product candidate being developed by Alpharma, Inc. ZX002 may also face competition from non-opioid product candidates including new chemical entities, as well as alternative delivery forms of NSAIDs. In addition to most of the previously named companies, a number of pharmaceutical companies are developing these new product candidates, including, but not limited to, Acura Pharmaceuticals, Inc., Altea Therapeutics Corporation, Elite Pharmaceuticals, Inc., Javelin Pharmaceuticals, Inc., Neuromed Pharmaceuticals, Ltd., Pfizer, Inc., QRxPharma Ltd. and Shire, plc.

All of these existing and potential future products could negatively affect our ability to commercialize and gain market acceptance of ZX002, if approved.

Our failure to successfully acquire, develop and market additional product candidates or approved products would impair our ability to grow our business.

        As part of our growth strategy we intend to seek to expand our product pipeline by exploring acquisition or in-licensing opportunities of proven drugs that can be paired with our DosePro needle-free drug delivery system. However, the current version of our DosePro drug delivery system cannot be used with drug formulation volumes greater than 0.5mL. Currently approved injectable products for subcutaneous administration with formulation volumes greater than 0.5mL will require reformulation, if possible, to accommodate the approved doses in smaller volumes that are compatible with DosePro. This may increase the risk of failure during development, extend the development timelines and add additional complexity to the regulatory approval process. If we are not able to identify additional drug compounds that can be delivered via the current version of our DosePro technology, or if we are unable to successfully develop higher dose versions of this technology, our ability to develop additional product candidates and grow our business would be adversely affected. We will also seek opportunities to out-license the DosePro technology to partners seeking to enhance, differentiate, or extend the life-cycle of their injectable products. If we are unable to secure partnerships with companies that have compounds that can be delivered via the current version of our DosePro technology, or if we are unable to successfully develop higher dose versions of this technology, we will not be able to generate revenues from out-licensing our DosePro technology.

        Furthermore, we intend to in-license, acquire, develop and/or market additional products and product candidates in the areas of pain and central nervous system, or CNS, disorders. Because our internal research and development capabilities are limited, we may be dependent upon pharmaceutical and biotechnology companies, academic scientists and other researchers to sell or license products or technology to us. The success of this strategy depends partly upon our ability to identify and select promising pharmaceutical product candidates and products and negotiate licensing or acquisition agreements with their current owners.

        The process of proposing, negotiating and implementing a license or acquisition of a product candidate or approved product is lengthy and complex. Other companies, including some with substantially greater financial, marketing and sales resources, may compete with us for the license or acquisition of product candidates and approved products. We have limited resources to identify and execute the acquisition or in-licensing of third-party products, businesses and technologies and integrate them into our current infrastructure. Moreover, we may devote resources to potential acquisitions or licensing opportunities that are never completed, or we may fail to realize the anticipated benefits of such efforts. We may not be able to acquire the rights to additional product candidates, or license the rights to our DosePro technology, on terms that we find acceptable, or at all.

        In addition, any future acquisitions may entail numerous operational and financial risks, including:

  •
  exposure to unknown liabilities;

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  disruption of our business and diversion of our management's time and attention to develop acquired products, product candidates or technologies;

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  incurrence of substantial debt or dilutive issuances of securities to pay for acquisitions;

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  higher than expected acquisition and integration costs;

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  increased amortization expenses;

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  difficulty and cost in combining the operations and personnel of any acquired businesses with our operations and personnel;

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  impairment of relationships with key suppliers or customers of any acquired businesses due to changes in management and ownership; and

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  inability to retain key employees of any acquired businesses.

        Further, any product candidate that we acquire may require additional development efforts prior to commercial sale, including pre-clinical or clinical testing and approval by the FDA and applicable foreign regulatory authorities. All product candidates are prone to risks of failure typical of pharmaceutical product development, including the possibility that a product candidate will not be shown to be sufficiently safe and effective for approval by regulatory authorities. In addition, we cannot provide assurance that any products that we develop or approved products that we acquire will be manufactured profitably or achieve market acceptance. If we are unable to license or acquire additional product candidates and successfully develop and commercialize them, we may not be able to grow our potential revenues and profits.

If we are unable to attract and retain key personnel, we may not be able to manage our business effectively or develop or commercialize our product candidates.

        Our success depends on our continued ability to attract, retain and motivate highly qualified management and key clinical development, regulatory, sales and marketing and other personnel. We are highly dependent on the development, regulatory, commercial and financial expertise of our senior management team. We may not be able to attract or retain qualified management and scientific and clinical personnel in the future due to the intense competition for qualified personnel among biotechnology, pharmaceutical and other businesses, particularly in the areas in Southern and Northern California, where we currently operate. Our industry has experienced a high rate of turnover of management personnel in recent years. If we are not able to attract, retain and motivate necessary personnel to accomplish our business objectives, we may experience constraints that will significantly impede the achievement of our development and commercialization objectives, our ability to raise additional capital and our ability to implement our business strategy. The loss of the services of any members of our senior management team, especially our Chief Executive Officer, Roger L. Hawley, and President and Chief Operating Officer, Stephen J. Farr, Ph.D., could delay or prevent the commercialization of our product candidates. If we lose any members of our senior management team, we may not be able to find suitable replacements, and our business may be harmed as a result. In addition to the competition for personnel, our locations in California in particular are characterized by a high cost of living. As such, we could have difficulty attracting experienced personnel to our company and may be required to expend significant financial resources in our employee recruitment and retention efforts.

        Although we have employment agreements with each of our executive officers, these agreements are terminable at will at any time with or without notice and, therefore, we may not be able to retain their services as expected. We do not maintain "key man" insurance policies on the lives of our senior management team or the lives of any of our other employees. In addition, we have clinical advisors who assist us in formulating our clinical strategies. These advisors are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us, or may have arrangements with other companies to assist in the development of products that may compete with ours. If we are unable to attract and retain key personnel, our business may be adversely affected.

We will need to increase the size of our organization, and we may experience difficulties in managing growth.

        Our management, personnel, systems and facilities currently in place may not be adequate to support our business plan and future growth. As of February 29, 2008, we had 27 full-time employees. We will need to continue to expand our managerial, operational, sales and marketing, financial and other resources in order to manage our operations and clinical trials, continue our development activities and commercialize our product candidates. Our management and personnel, systems and facilities currently in place may not be adequate to support this future growth. Our need to effectively execute our growth strategy requires that we:

  •
  manage our internal development and commercialization efforts effectively while carrying out our contractual obligations to licensors, contractors, collaborators and other third parties;

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  continue to improve our operational, financial and management controls, reporting systems and procedures;

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  manage our clinical trials effectively; and

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  attract and retain sufficient numbers of talented employees, including building a sales force of approximately 100 people to market sumatriptan DosePro.

        We have traditionally utilized the services of outside consultants and vendors to perform a wide range of tasks for us, including clinical trial management, statistics, regulatory affairs, pharmacokinetics and other drug development functions. Our growth strategy may also entail expanding our group of contractors to implement these tasks going forward. Because we may rely on a substantial number of consultants, effectively outsourcing many key functions of our business, we will need to be able to effectively manage these consultants to ensure that they successfully carry out their contractual obligations and meet expected deadlines. However, if we are unable to effectively manage our outsourced activities or if the quality or accuracy of the services provided by consultants is compromised for any reason, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for our product candidates or otherwise advance our business. There can be no assurance that we will be able to manage our existing consultants or find other competent outside contractors and consultants on economically reasonable terms, or at all. If we are not able to effectively expand our organization by hiring new employees and expanding our groups of consultants and vendors, we may be unable to successfully implement the tasks necessary to further develop and commercialize our product candidates and, accordingly, may not achieve our research, development and commercialization goals.

We may engage in strategic transactions that could impact our liquidity, increase our expenses and present significant distractions to our management.

        From time to time we may consider strategic transactions, such as acquisitions of companies, asset purchases and out-licensing or in-licensing of products, product candidates or technologies. Additional potential transactions that we may consider include a variety of different business arrangements, including spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. Any such transaction may require us to incur non-recurring or other charges, may increase our near and long-term expenditures and may pose significant integration challenges or disrupt our management or business, which could adversely affect our operations and financial results.

We are subject to uncertainty relating to coverage and reimbursement policies which, if not favorable to our product candidates, could hinder or prevent our product candidates' commercial success.

        Successful sales of our products depend on the availability of adequate coverage and reimbursement from third-party payors. Patients who are prescribed medicine for the treatment of their conditions generally rely on third-party payors or pharmacy benefit managers to reimburse part of the costs associated with their prescription drugs. Adequate coverage and reimbursement from governmental authorities, such as Medicare and Medicaid, and commercial payors is critical to new product acceptance. Coverage decisions may depend upon clinical and economic standards that disfavor new drug products when more established alternatives are already available. Assuming coverage is approved, the resulting reimbursement payment rates might not be adequate. Patients are unlikely to use our products, if approved, unless coverage is provided and purchasers receive reimbursement adequate to cover a significant portion of the cost of our products.

        In addition, the market for our future products will depend significantly on access to third-party payors' drug formularies, or lists of medications for which third-party payors provide coverage and reimbursement. Industry competition to be included in such formularies results in downward pricing pressures on pharmaceutical companies. Third-party payors may refuse to include a particular branded drug in their formularies when a less costly generic equivalent or related alternative is available.

        Third-party payors, whether foreign or domestic, or governmental or commercial, are developing increasingly sophisticated methods of controlling healthcare costs. In addition, in the United States, no uniform policy of coverage and reimbursement for medical technology exists among all these payors. Therefore, coverage of and reimbursement for medical products can differ significantly from payor to payor.

        Further, we believe that future coverage and reimbursement may be subject to increased restrictions both in the United States and in international markets. Third-party coverage and reimbursement for our products may not be available or adequate in either the United States or international markets, limiting our ability to sell our products on a profitable basis.

We face potential product liability exposure, and if successful claims are brought against us, we may incur substantial liability if our insurance coverage for those claims is inadequate.

        The use of our product candidates in clinical trials and the sale and marketing of any products for which we obtain marketing approval expose us to the risk of product liability claims. Our product candidates are designed to affect important bodily functions and processes. Any side effects, manufacturing defects, misuse or abuse associated with our product candidates could result in injury to a patient or even death. For example, because our DosePro technology is designed to be self-administered by patients, it is possible that a patient could fail to follow instructions and as a result apply a dose in a manner that results in injury. In addition, ZX002 is an opioid pain reliever that contains hydrocodone, which is a regulated "controlled substance" under the Controlled Substances Act of 1970, or CSA, and could result in harm to patients relating to its potential for abuse. In addition, a liability claim may be brought against us even if our product candidates merely appear to have caused an injury. Product liability claims may be brought against us by consumers, health care providers, pharmaceutical companies or others selling or otherwise coming into contact with our product candidates. If we cannot successfully defend ourselves against product liability claims we will incur substantial liabilities. In addition, regardless of merit or eventual outcome, product liability claims may result in:

  •
  the inability to commercialize our product candidates;

  •
  decreased demand for our product candidates;

  •
  impairment of our business reputation;

  •
  product recall or withdrawal from the market;

  •
  withdrawal of clinical trial participants;

  •
  costs of related litigation;

  •
  distraction of management's attention from our primary business;

  •
  substantial monetary awards to patients or other claimants; or

  •
  loss of revenues.

        We have obtained product liability insurance coverage for our sumatriptan DosePro clinical trials with a $5 million per occurrence and a $5 million annual aggregate coverage limit. However, we will need to expand our insurance coverage for our planned Phase 3 trials for ZX002. Our insurance coverage may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive, and, in the future, we may not be able to maintain insurance coverage at a reasonable cost, in sufficient amounts or upon adequate terms to protect us against losses due to liability. If and when we obtain marketing approval for any of our product candidates, we intend to expand our insurance coverage to include the sale of commercial products; however, we may be unable to obtain this product liability insurance on commercially reasonable terms or with insurance coverage that will be adequate to satisfy any liability that may arise. Large judgments have been awarded in class action or individual lawsuits based on drugs that had unanticipated side effects, including side effects that are less severe than those of our product candidates. A successful product liability claim or series of claims brought against us could cause our stock price to decline and, if judgments exceed our insurance coverage, could decrease our cash and adversely affect our business.

Our business and operations would suffer in the event of system failures.

        Despite the implementation of security measures, our internal computer systems and those of our potential partners, contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we have not experienced any such system failure, accident or security breach to date, if such an event was to occur and cause interruptions in our operations, it could result in a material disruption of our drug development programs and our business operations. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach was to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development of our product candidates could be delayed.

Our business involves the use of hazardous materials and we and our third-party manufacturers must comply with environmental laws and regulations, which can be expensive and restrict how we do business.

        Our research and development activities and our third-party manufacturers' activities involve the controlled storage, use and disposal of hazardous materials owned by us, including the components of our product candidates and other hazardous compounds. We and our manufacturers are subject to laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. In some cases, these hazardous materials and various wastes resulting from their use are stored at our and our manufacturers' facilities pending use and disposal. We cannot completely eliminate the risk of contamination, which could cause an interruption of our research and development efforts and business operations, injury to our employees and others, environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. Although we believe that the safety procedures utilized by our third-party manufacturers for handling and disposing of these materials comply with the standards prescribed by these laws and regulations, we cannot eliminate the risk of accidental contamination or injury from these materials. In such an event, we may be held liable for any resulting damages and such liability could exceed our resources. We do not currently carry biological or hazardous waste insurance coverage.

Risks Related to Regulatory Approval and Regulation of our Product Candidates

Our development and commercialization strategy for sumatriptan DosePro depends upon the FDA's prior findings of safety and effectiveness of injectable sumatriptan based on data not developed by us, but which the FDA may rely upon in reviewing our NDA.

        The Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Hatch-Waxman Amendments, added Section 505(b)(2) to the FFDCA. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. Under this statutory provision, the FDA may rely, for purposes of approving an NDA, on findings of safety and effectiveness based on data not developed by the filer of the NDA. In addition, even though we may be able to take advantage of Section 505(b)(2) to support potential U.S. approval for sumatriptan DosePro, the FDA may require us, and already has required us with respect to sumatriptan DosePro, to perform additional studies or measurements to support approval. In addition, the FDA's interpretation and use of Section 505(b)(2) has been controversial and has previously been challenged in court, but without a definitive ruling on the propriety of the FDA's approach. Future challenges, including a direct challenge to the approval of our products, may be possible and, if successful, could limit or eliminate our ability to rely on the Section 505(b)(2) pathway for the approval of our products. Such a result could require us to conduct additional testing and costly clinical trials, which could substantially delay or prevent the approval and launch of our products.

We will need to obtain FDA approval of our proposed trade names for sumatriptan DosePro and other products and any failure or delay associated with such approval may adversely impact our business.

        Any trade name we intend to use for our products will require approval from the FDA regardless of whether we have secured a formal trademark registration from the U.S. Patent and Trademark Office, or PTO. The FDA typically conducts a rigorous review of proposed trade names, including an evaluation of potential for confusion with other trade names. The FDA may also object to a trade name if it believes the name inappropriately implies medical claims. We have submitted proposed trade names for sumatriptan DosePro to the FDA for approval. If the FDA objects to our proposed trade names, we may be required to adopt an alternative name for our product candidate. If we adopt an alternative name, we would lose the benefit of our existing trademark applications and may be required to expend significant additional resources in an effort to identify a suitable trade name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA. We may be unable to build a successful brand identity for a new trademark in a timely manner or at all, which would limit our ability to generate revenues from our products.

Even if our product candidates receive regulatory approvals, they will be subject to ongoing obligations of the FDA and DEA and continued regulatory review, which may result in significant expense and limit our ability to commercialize our product candidates.

        Even if U.S. regulatory approval is obtained, the FDA may still impose significant restrictions on a product's indicated uses or marketing and distribution or impose ongoing requirements for potentially costly post-approval studies and surveillance to monitor the safety and efficacy of the product. We will also be subject to ongoing FDA obligations and continued regulatory review, such as continued safety testing, surveillance and reporting requirements, and we may also be subject to additional FDA post-marketing obligations, all of which may result in significant expense and limit our ability to commercialize our product candidates. We and our contract manufacturers will also be subject to ongoing DEA regulatory obligations, including, among other things, annual registration renewal, security, recordkeeping, theft and loss reporting, periodic inspection and annual quota allotments for the raw material for commercial production of our products. In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with current good manufacturing practices, or cGMP, regulations and Quality System regulation, or QSR, requirements for medical device components. If we or a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where, or processes by which, the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturer or us, including requiring withdrawal of the product from the market or suspension of manufacturing.

        If any of our product candidates receive U.S. regulatory approval, the FDA may impose significant restrictions or limitations on the indicated uses for which such drugs may be marketed. If we, our product candidates or the manufacturing facilities for our product candidates fail to comply with applicable regulatory requirements, a regulatory agency may:

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  suspend or withdraw product approvals or revoke necessary licenses;

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  issue warning letters, show cause notices or untitled letters describing alleged violations, which would be publicly available;

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  commence criminal investigations and prosecutions;

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  impose injunctions, suspensions or revocations of necessary approvals or other licenses;

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  impose fines or other civil or criminal penalties;

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  suspend any ongoing clinical trials;

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  deny or reduce quota allotments for the raw material for commercial production of our controlled substance products;

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  delay or refuse to approve pending applications or supplements to approved applications filed by us;

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  refuse to permit drugs or precursor chemicals to be imported or exported to or from the United States;

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  suspend or impose restrictions on operations, including costly new manufacturing requirements; or

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  seize or detain products or require us to initiate a product recall.

        In addition, our product labeling, advertising and promotion are subject to regulatory requirements and continuing regulatory review. The FDA strictly regulates the promotional claims that may be made about prescription drug products. In particular, a drug may not be promoted for uses that are not approved by the FDA as reflected in the product's approved labeling. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including substantial monetary penalties and criminal prosecution.

        The FDA's regulations, policies or guidance may change and new or additional statutes or government regulations may be enacted that could prevent or delay regulatory approval of our product candidates or further restrict or regulate post-approval activities. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are not able to achieve and maintain regulatory compliance, we might not be permitted to market our drugs, which would adversely affect our ability to generate revenue and achieve or maintain profitability.

Our product candidates may cause undesirable side effects or have other unexpected properties that could result in post approval regulatory action.

        If any of our product candidates receives marketing approval and we or others later identify undesirable side effects, or other previously unknown problems, caused by the product or other products with the same or related active ingredients, a number of potentially significant negative consequences could result, including:

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  regulatory authorities may withdraw their approval of the product;

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  regulatory authorities may require us to recall product;

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  regulatory authorities may require the addition of warnings in the product label or narrowing of the indication in the product label;

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  we may be required to create a Medication Guide outlining the risks of such side effects for distribution to patients;

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  we may be required to change the way the product is administered or modify the product in some other way;

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  the FDA may require us to conduct additional clinical trials or costly post-marketing testing and surveillance to monitor the safety or efficacy of the product;

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  we could be sued and held liable for harm caused to patients; and

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  our reputation may suffer.

        Any of these events could prevent us from achieving or maintaining market acceptance of the affected product and could substantially increase the costs of commercializing our product candidates.

ZX002 will be subject to DEA regulations and, failure to comply with these regulations, or the cost of compliance with these regulations, may adversely affect our business.

        ZX002 contains hydrocodone, a regulated "controlled substance" under the CSA, which establishes, among other things, certain registration, production quotas, security, recordkeeping, reporting, import, export and other requirements administered by the DEA. The DEA regulates controlled substances as Schedule I, II, III, IV or V substances. Schedule I substances by definition have no established medicinal use, and may not be marketed or sold in the United States. A pharmaceutical product may be listed as Schedule II, III, IV or V, with Schedule II substances considered to present the highest risk of abuse and Schedule V substances the lowest relative risk of abuse among such substances. ZX002, because it is a single entity hydrocodone product, is currently and will continue to be regulated by the DEA as a Schedule II controlled substance under the CSA. All Schedule II substance prescriptions, such as prescriptions for ZX002, must be in writing and signed by a physician, physically presented to a pharmacist and may not be refilled without a new prescription.

        The manufacture, shipment, storage, sale and use, among other things, of controlled substances that are pharmaceutical products are subject to a high degree of regulation, including security, recordkeeping and reporting obligations enforced by the DEA. Our failure to comply with these requirements could result in the loss of our DEA registration, significant restrictions on ZX002, civil penalties or criminal prosecution.

        The DEA, and some states, also conduct periodic inspections of registered establishments that handle controlled substances. Facilities that conduct research, manufacture, store, distribute, import or export controlled substances must be registered to perform these activities and have the security, control and inventory mechanisms required by the DEA to prevent drug loss and diversion. Failure to maintain compliance, particularly non-compliance resulting in loss or diversion, can result in regulatory action that could have a material adverse effect on our business, results of operations, financial condition and prospects. The DEA may seek civil penalties, refuse to renew necessary registrations, or initiate proceedings to revoke those registrations. In certain circumstances, violations could lead to criminal proceedings.

        Individual states also have controlled substances laws. Though state controlled substances laws often mirror federal law, because the states are separate jurisdictions, they may separately schedule product candidates as well. While some states automatically schedule a drug when the DEA does so, in other states there has to be rulemaking or a legislative action. State scheduling may delay commercial sale of any controlled substance drug product for which we obtain federal regulatory approval and adverse scheduling could have a material adverse effect on the commercial attractiveness of such product. We or our partners must also obtain separate state registrations in order to be able to obtain, handle, and distribute controlled substances for clinical trials or commercial sale, and failure to meet applicable regulatory requirements could lead to enforcement and sanctions from the states in addition to those from the DEA or otherwise arising under federal law.

        The FDA, in consultation with the DEA, will require us to develop a comprehensive risk management program to reduce the inappropriate use of our product candidate, including restrictions on the manner in which it is marketed and sold, so as to reduce the risk of improper patient selection and diversion or abuse of the product. Developing such a program in consultation with the FDA may be a time-consuming process and could delay approval of our product candidate. Such a program or delays of any approval from the FDA could limit market acceptance of the product.

Annual DEA quotas on the amount of hydrocodone allowed to be produced in the United States and our specific allocation of hydrocodone by the DEA could significantly limit the clinical development of ZX002 as well as the production or sale of ZX002 even if we obtain FDA approval.

        The DEA limits the availability and production of all Schedule II substances through a quota system which includes a national aggregate quota and individual quotas. Because hydrocodone is subject to the DEA's production and procurement quota scheme, the DEA establishes annually an aggregate quota for how much hydrocodone may be produced in total in the United States based on the DEA's estimate of the quantity needed to meet legitimate scientific and medicinal needs. This limited aggregate amount of hydrocodone that the DEA allows to be produced in the United States each year is allocated among individual companies, who must submit applications annually to the DEA for individual production and procurement quotas. The DEA requires substantial evidence and documentation of expected legitimate medical and scientific needs before assigning quotas to manufacturers. The DEA may adjust aggregate production quotas and individual production and procurement quotas from time to time during the year, although the DEA has substantial discretion in whether or not to make such adjustments. The DEA's final revised aggregate production quotas for hydrocodone were 37,604 kg in 2005, 42,000 kg in 2006, 46,000 kg in 2007 and 45,200 kg in 2008. In 2007, our licensor was allocated a sufficient quantity of hydrocodone to meet our planned testing needs during 2008. However, we may need significantly greater amounts of hydrocodone in future years to implement our business plan.

        Moreover, we do not know what amounts of hydrocodone other companies developing product candidates containing hydrocodone may request for 2008 or future years. The DEA, in assessing factors such as medical need, abuse and diversion potential and other policy considerations, may choose to set the aggregate hydrocodone quota lower than the total amount requested by the companies. We are permitted to petition the DEA to increase the annual aggregate quota after it is initially established, but there is no guarantee that the DEA would act favorably upon such a petition. Our procurement quota of hydrocodone may not be sufficient to meet our future clinical development needs or commercial demand if we receive regulatory approval for our product candidate. Any delay or refusal by the DEA in establishing the procurement quota or a reduction in our quota for hydrocodone or a failure to increase it over time as we anticipate could delay or stop the clinical development of our product candidate or if approved, the product launch or commercial sale of our product or cause us to fail to achieve our expected operating results, which could have a material adverse effect on our business, our ability to execute on our business plan, our financial position and results of operations and our ability to generate revenue to fund the development of other product candidates.

Even if our product candidates receive regulatory approval in the United States, we, Desitin, or any potential partner may never receive approval or commercialize our products outside of the United States.

        We have established an exclusive commercial partnership for sumatriptan DosePro with Desitin in the European Union and other select countries in order to seek to accelerate the development and regulatory approvals in those territories. We may also seek to establish commercial partnerships for sumatriptan DosePro in other foreign countries. In order to market sumatriptan DosePro or any other products outside of the United States, we, Desitin, or any potential partner must obtain separate regulatory approvals and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy and governing, among other things, clinical trials and commercial sales, pricing and distribution of our products. The time required to obtain approval in other countries might differ from and be longer than that required to obtain FDA approval. The regulatory approval process in other countries may include all of the risks detailed above regarding FDA approval in the United States, as well as other risks. For example, legislation analogous to Section 505(b)(2) of the FFDCA in the United States does not exist in other countries. In territories where data is not freely available, we or our partners may not have the ability to commercialize our products without negotiating rights from third parties to refer to their clinical data in our regulatory applications, which could require the expenditure of significant additional funds. We, Desitin, or any potential partner may be unable to obtain rights to the necessary clinical data and may be required to develop our own proprietary safety effectiveness dossiers. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory process in others. Failure to obtain regulatory approval in other countries or any delay or setback in obtaining such approval could have the same adverse effects detailed above regarding FDA approval in the United States. As described above, such effects include the risks that our product candidates may not be approved for all indications requested, which could limit the uses of our product candidates and have an adverse effect on their commercial potential or require costly, post-marketing studies. In addition, we, Desitin, or any potential partner may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution if we fail to comply with applicable foreign regulatory requirements.

Recently enacted legislation may make it more difficult and costly for us to obtain regulatory approval of our product candidates and to produce, market and distribute products after approval.

        The FDAAA, which was signed by the President on September 27, 2007, grants a variety of new powers to the FDA, many of which are aimed at improving the safety of drug products before and after approval. Under the FDAAA, companies that violate the new law are subject to substantial civil monetary penalties. While we expect the FDAAA to have a substantial effect on the pharmaceutical industry, the extent of that effect is not yet known. As the FDA issues regulations, guidance and interpretations relating to the new legislation, the impact on the industry, as well as our business, will become clearer. The new requirements and other changes that the FDAAA imposes may make it more difficult, and likely more costly, to obtain approval of new pharmaceutical products and to produce, market and distribute products after approval.

Health care reform measures and changes in policies, funding, staffing and leadership at the FDA and other agencies could hinder or prevent our product candidates' commercial success.

        In the United States, there have been a number of legislative and regulatory changes to the healthcare system in ways that could affect our future revenues and profitability and the future revenues and profitability of our potential customers. For example, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 established a new Part D prescription drug benefit, which became effective January 1, 2006. Under the prescription drug benefit, Medicare beneficiaries can obtain prescription drug coverage from private sector plans that are permitted to limit the number of prescription drugs that are covered in each therapeutic category and class on their formularies. If our products are not widely included on the formularies of these plans, our ability to market our products to the Medicare population could suffer.

        There also have been, and likely will continue to be, legislative and regulatory proposals at the federal and state levels directed at containing or lowering the cost of health care. We cannot predict the initiatives that may be adopted in the future. The continuing efforts of the government, insurance companies, managed care organizations and other payors of health care services to contain or reduce costs of health care may adversely affect one or more of the following:

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  our ability to set a price we believe is fair or desire for our products;

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  our ability to generate revenues and achieve or maintain profitability;

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  the future revenues and profitability of our potential customers, suppliers and collaborators; and

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  the availability of capital.

        In certain foreign markets, the pricing of prescription drugs is subject to government control and reimbursement may, in some cases, be unavailable. In the United States, given recent federal and state government initiatives directed at lowering the total cost of healthcare, Congress and state legislatures will likely continue to focus on healthcare reform, the cost of prescription drugs and the reform of the Medicare and Medicaid programs. While we cannot predict the full outcome of any such legislation, it may result in decreased reimbursement for prescription drugs, which may further exacerbate industry-wide pressure to reduce prescription drug prices. This could harm our ability to market our products and generate revenues. In addition, legislation has been introduced in Congress that, if enacted, would permit more widespread importation or re-importation of pharmaceutical products from foreign countries into the United States, including from countries where the products are sold at lower prices than in the United States. Such legislation, or similar regulatory changes, could lead to a decision to decrease our prices to better compete, which, in turn, could adversely affect our profitability. Alternatively, in response to legislation such as this, we might elect not to seek approval for or market our products in foreign jurisdictions in order to minimize the risk of re-importation, which could also reduce the revenue we generate from our product sales. It is also possible that other legislative proposals having similar effects will be adopted.

        Furthermore, regulatory authorities' assessment of the data and results required to demonstrate safety and efficacy can change over time and can be affected by many factors, such as the emergence of new information, including on other products, changing policies and agency funding, staffing and leadership. We cannot be sure whether future changes to the regulatory environment will be favorable or unfavorable to our business prospects. For example, average review times at the FDA for marketing approval applications have fluctuated over the last ten years, and we cannot predict the review time for any of our submissions with any regulatory authorities. In addition, review times can be affected by a variety of factors, including budget and funding levels and statutory, regulatory and policy changes.

If we fail to comply with healthcare regulations, we could face substantial penalties and our business, operations and financial condition could be adversely affected.

        In addition to FDA and DEA restrictions on the marketing of pharmaceutical products and federal and state restrictions on prescribing these products, several other types of state and federal laws have been applied to restrict certain marketing practices in the pharmaceutical and medical device industries in recent years. As a manufacturer of pharmaceuticals, even though we do not and will not control referrals of healthcare services or bill directly to Medicare, Medicaid or other third-party payors, certain federal and state healthcare laws and regulations pertaining to fraud and abuse and patients' rights are and will be applicable to our business. We could be subject to healthcare fraud and abuse and patient privacy regulation by both the federal government and the states in which we conduct our business. The regulations that may affect our ability to operate include:

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  the federal healthcare program Anti-Kickback Law, which prohibits, among other things, persons from soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce, or in return for, either the referral of an individual, for an item or service or the purchasing or ordering of a good or service, for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs;

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  federal false claims laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payors that are false or fraudulent, and which may apply to entities like us which provide coding and billing advice to customers;

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  the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which prohibits executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters and which also imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information;

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  federal self-referral laws, such as STARK, which prohibits a physician from making a referral to a provider of certain health services with which the physician or the physician's family member has a financial interest, and prohibits submission of a claim for reimbursement pursuant to a prohibited referral;

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  the FFDCA, which among other things, strictly regulates drug product marketing, prohibits manufacturers from marketing drug products for off-label use and regulates the distribution of drug samples; and

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  state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers, and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

        Because of the breadth of these laws and the narrowness of the safe harbors, it is possible that some of our business activities could be subject to challenge under one or more of such laws. If we or our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines and the curtailment or restructuring of our operations. Any penalties, damages, fines, curtailment or restructuring of our operations could materially adversely affect our ability to operate our business and our financial results. Although compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, the risks cannot be entirely eliminated. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management's attention from the operation of our business. Moreover, achieving and sustaining compliance with applicable federal and state privacy, security and fraud laws may prove costly.

Import/export regulations and tariffs may change and increase our costs.

        We are subject to risks associated with the regulations relating to the import and export of products and materials. We cannot predict whether the import and/or export of our products will be adversely affected by changes in, or enactment of new quotas, duties, taxes or other charges or restrictions imposed by India, the United Kingdom or any other country in the future. Any of these factors could adversely affect our potential profitability.

Risks Related to Our Dependence On Third Parties

We are dependent on numerous third parties for the manufacture of our product candidates and our supply chain, and if we experience problems with any of these suppliers, the manufacturing of our products could be delayed.

        We do not own or operate manufacturing facilities and currently lack the in-house capability to manufacture any of our product candidates on a clinical or commercial scale. We outsource all manufacturing and packaging of our clinical product candidates to third parties. However, we currently do not have long-term commercial supply agreements with any third-party manufacturers for our product candidates. We may be unable to enter into agreements for commercial supply with third-party manufacturers, or may be unable to do so on acceptable terms. Even if we enter into these agreements, the various manufacturers of each product candidate will likely be single source suppliers to us for a significant period of time. We may not be able to establish additional sources of supply for our products prior to commercialization. Such suppliers are subject to regulatory requirements covering, among other things, manufacturing, testing, quality control and record keeping relating to our product candidates, and are subject to ongoing inspections by regulatory agencies. Failure by any of our suppliers to comply with applicable regulations may result in long delays and interruptions to our manufacturing supply, and increase our costs, while we seek to secure another supplier who meets all regulatory requirements.

        Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured the product candidates ourselves, including:

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  reliance on the third parties for regulatory compliance and quality assurance;

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  the possible breach of the manufacturing agreements by the third parties because of factors beyond our control; and

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  the possibility of termination or non-renewal of the agreements by the third parties, at a time that is costly or inconvenient for us, because of our breach of the manufacturing agreement or based on their own business priorities.

        Any of these factors could cause the delay or suspension of initiation or completion of clinical trials, regulatory submissions, required approvals or commercialization of our products, cause us to incur higher costs and could prevent us from commercializing our product candidates successfully. Furthermore, if our contract manufacturers fail to deliver the required commercial quantities of our finished product on a timely basis and at commercially reasonable prices and we are unable to find one or more replacement manufacturers capable of production at a substantially equivalent cost, in substantially equivalent volumes and quality, and on a timely basis, we would likely be unable to meet demand for our products and we would lose potential revenue. It may take a significant period of time to establish an alternative source of supply for our product candidates and to have any such new source approved by the FDA.

We may encounter delays in the manufacturing of sumatriptan DosePro or fail to generate revenue if our supply of the components of our DosePro drug delivery system is interrupted.

        Our DosePro drug delivery system is sourced, manufactured and assembled by multiple third parties across different geographic locations in Europe. The components of DosePro include the actuator subassembly, aseptic capsule, setting lever and outer shell. The actuator subassembly is comprised of nine individual components which are collectively supplied by six different third-party manufacturers. The aseptic capsule that houses the sterile drug formulation sumatriptan is comprised of six different components also supplied by multiple third-party manufacturers. If any of these third-party manufacturers is unable to supply its respective component for any reason, including due to violations of the FDA's QSR requirements, our ability to manufacture the finished DosePro device will be adversely affected and our ability to meet the distribution requirements for any potential product sales and the resulting revenue therefrom will be negatively affected. While we plan on obtaining from our third-party manufacturers individual components in sufficient quantities to mitigate the risk associated with relying on single source manufacturers, there can be no assurance that any failure in any part of our supply chain will not materially and adversely affect our ability to generate revenue from sumatriptan DosePro, if approved.

Our failure to successfully establish partnerships with pharmaceutical companies or contract sales organizations would impair our ability to effectively market and sell our products.

        Traditional pharmaceutical companies employ groups of sales representatives numbering in the thousands to call on the large number of primary care physicians. In order to expand the market opportunity for our product candidates into the broader primary care physician audiences, we will need to establish partnerships with pharmaceutical companies or contract sales organizations. We do not currently employ any sales force personnel and may not be successful in establishing partnership arrangements on acceptable terms, if at all. Although we have established a commercial partnership for sumatriptan DosePro in the European Union and other select countries, we have not yet established a partnership to market and sell sumatriptan DosePro in the United States. We also face competition in our search for partners. Further, by entering into strategic partnerships or similar arrangements, we may rely in part on third parties for financial and commercialization resources. Even if we are able to identify suitable partners to assist in the commercialization of our product candidates, they may fail to devote the resources necessary to realize the full commercial potential of our product candidates. We cannot assure you that our sales and marketing strategy will work effectively for our company. Even if we are able to successfully establish partnership arrangements, the sales force and marketing teams of those partners may not be successful in commercializing our product candidates, which would adversely affect our ability to generate revenue.

Our commercialization partner for sumatriptan DosePro in the European Union and selected other countries, Desitin, may not successfully develop, obtain approval for or commercialize sumatriptan DosePro in those territories, which may adversely affect our ability to commercialize sumatriptan DosePro in the United States.

        In March 2008, we entered into a licensing and distribution agreement with Desitin pursuant to which we have we granted Desitin the exclusive right under our intellectual property rights related to sumatriptan DosePro to develop, use, distribute, sell, offer for sale, and import sumatriptan DosePro in the European Union, Norway, Switzerland and Turkey. Since we will depend on Desitin to develop, obtain regulatory approval for and, if regulatory approval is granted, sell sumatriptan DosePro in these countries, we will have limited control over the success of Desitin's development, regulatory approval and commercialization efforts. For example, any additional clinical studies Desitin may conduct as part of the regulatory approval process may not corroborate the results of the clinical studies we have conducted or may have adverse results or effects on our ability to obtain regulatory approvals in the United States or other countries. In addition, Desitin may not develop sumatriptan DosePro as fast or generate as large of a market as we would like or as the market may expect and Desitin may not seek to develop or obtain approval for sumatriptan DosePro in countries for which it has exclusive rights, other than in Germany, where Desitin is required to actively develop, seek approval for and commercialize sumatriptan DosePro. Any failure by Desitin to successfully commercialize sumatriptan DosePro or to successfully obtain applicable foreign regulatory approval for sumatriptan DosePro would limit our opportunity to receive revenue from the territories licensed to Desitin. Furthermore, negative developments occurring in those territories controlled by Desitin could have a negative impact on physician and patient impressions of our product in the United States.

Risks Related to Intellectual Property

Our success depends in part on our ability to protect our intellectual property. It is difficult and costly to protect our proprietary rights and technology, and we may not be able to ensure their protection.

        Our commercial success will depend in part on obtaining and maintaining patent, trademark and trade secret protection of our device and pharmaceutical product candidates, sumatriptan DosePro and ZX002, their respective components, formulations, methods used to manufacture them and methods of treatment, as well as successfully defending these patents against third-party challenges. Our ability to stop third parties from making, using, selling, offering to sell or importing our products is dependent upon the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities.

        We license certain intellectual property from third parties related to our product candidates, and we rely on them to file and prosecute patent applications and maintain patents and otherwise protect the licensed intellectual property. We have not had and do not have primary control over these activities for certain of our patents or patent applications and other intellectual property rights. We cannot be certain that such activities by third parties have been or will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents and other intellectual property rights. Enforcement of our licensed patents or defense of any claims asserting the invalidity of these patents would also be subject to the control or cooperation of our licensors.

        Most of our patents were either acquired from another company who acquired those patents from yet another company, or are licensed from a third party. Thus, most of our patents, as well as many of our applications, were not written by us or our attorneys, and we did not have control over the drafting and prosecution of these patents. Further, the former patent owners and our licensor might not have given the same attention to the drafting and prosecution of these patents and applications as we would have if we had been the owners of the patents and applications and had control over the drafting and prosecution. This could possibly result in findings of invalidity or unenforceability of our patents, reduced claim scope, or in pending applications not issuing as patents.

        The patent positions of pharmaceutical, biopharmaceutical and medical device companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in patents in these fields have emerged to date in the United States. There have been recent changes regarding how patent laws are interpreted, and both the PTO and Congress have recently proposed radical changes to the patent system. Those changes proposed by the PTO are currently being litigated in Federal Court. We cannot accurately determine the outcome of that proceeding or predict future changes in the interpretation of patent laws or changes to patent laws which might be enacted into law. Those changes may materially affect our patents, our ability to obtain patents and/or the patents and applications of our collaborators and licensors. The patent situation in these fields outside the United States is even more uncertain. Changes in either the patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or narrow the scope of our patent protection. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in the patents we own or to which we have a license or third-party patents.

        The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

  •
  others may be able to make or use compounds that are similar to the pharmaceutical compounds used in our device and product candidates but that are not covered by the claims of our patents;

  •
  the active pharmaceutical agents in our device and product candidates are, or will soon become, available generically, and no patent protection will be available without regard to formulation or method of use;

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  we might not have been the first to make the inventions covered by our issued patents or pending patent applications;

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  we might not have been the first to file patent applications for these inventions;

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  others may independently develop similar or alternative technologies or duplicate any of our technologies;

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  it is possible that our pending patent applications will not result in issued patents;

  •
  it is possible that there are dominating patents to our product candidates of which we are not aware;

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  it is possible that there are prior public disclosures that could invalidate our inventions or parts of our inventions of which we are not aware;

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  it is possible that others may circumvent our patents;

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  the laws of foreign countries may not protect our proprietary rights to the same extent as the laws of the Untied States;

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  the claims of our issued patents or patent applications when issued may not cover our device or product candidates;

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  our issued patents may not provide us with any competitive advantages, or may be narrowed in scope, be held invalid or unenforceable as a result of legal challenges by third parties;

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  we may not develop additional proprietary technologies that are patentable; or

  •
  the patents of others may have an adverse effect on our business.

        If any of our patents are found to be invalid or unenforceable, or if we are otherwise unable to adequately protect our rights, it could have a material impact on our business and our ability to commercialize or license our technology and products.

If we fail to comply with our obligations in our intellectual property licenses with third parties, we could lose license rights that are important to our business.

        We are a party to a license agreement with Elan, pursuant to which we license key intellectual property for ZX002. This existing license imposes various diligence, milestone payment, royalty, insurance and other obligations on us. If we fail to comply with these obligations, Elan may have the right to terminate the license, in which event we might not be able to develop or market ZX002. If we lose such license rights, our business may be materially adversely affected. We may enter into additional licenses in the future and if we fail to comply with obligations under those agreements, we could suffer similar consequences.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights, and we may be unable to protect our rights to our products and technology.

        If we or our collaborators choose to go to court to stop a third party from using the inventions claimed in our owned or licensed patents, that third party may ask the court to rule that the patents are invalid and/or should not be enforced against that third party. These lawsuits are expensive and would consume time and other resources even if we were successful in stopping the infringement of these patents. In addition, there is a risk that the court will decide that these patents are not valid and that we do not have the right to stop others from using the inventions.

        There is also the risk that, even if the validity of these patents is upheld, the court will refuse to stop the other party on the ground that such other party's activities do not infringe our patents. In addition, the U.S. Supreme Court has recently changed some tests regarding granting patents and assessing the validity of patents. As a consequence, issued patents may be found to contain invalid claims according to the newly revised standards. Some of our own or in-licensed patents may be subject to challenge and subsequent invalidation or significant narrowing of claim scope in a re-examination proceeding before the PTO, or during litigation, under the revised criteria which make it more difficult to obtain patents.

        We may also not be able to detect infringement against our own or in-licensed patents, which may be especially difficult for methods of manufacturing or formulation products. While we intend to take actions reasonably necessary to enforce our patent rights, we depend, in part, on our licensors and collaborators to protect a substantial portion of our proprietary rights. For example, Elan, our licensor, is primarily responsible for the enforcement of the intellectual property rights related to ZX002. Under the agreement, Elan has the first right, but not the obligation, to initiate an infringement proceeding against a third-party infringer. If Elan decides not to commence or continue any action, they are required to notify us and we have the right to initiate proceedings after receiving their notice. We have limited control over the amount or timing of resources Elan devotes on our behalf or the priority they place on enforcing these patent rights to our advantage.

If we are sued for infringing intellectual property rights of third parties, it will be costly and time consuming, and an unfavorable outcome in that litigation would have a material adverse effect on our business.

        Our commercial success depends upon our ability and the ability of our collaborators to develop, manufacture, market and sell our device and product candidates and use our proprietary technologies without infringing the proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we and our collaborators are developing products. As the device, biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that others may assert our device and/or pharmaceutical products infringe the patent rights of others. Moreover, it is not always clear to industry participants, including us, which patents cover various types of medical devices, products or their methods of use. Thus, because of the large number of patents issued and patent applications filed in our fields, there may be a risk that third parties may allege they have patent rights encompassing our products, technology or methods.

        In addition, there may be issued patents of third parties of which we are currently unaware, that are infringed or are alleged to be infringed by our device and/or product candidates or proprietary technologies. Because some patent applications in the United States may be maintained in secrecy until the patents are issued, because patent applications in the United States and many foreign jurisdictions are typically not published until eighteen months after filing, and because publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our issued patents or our pending applications, or that we were the first to invent the technology. Our competitors may have filed, and may in the future file, patent applications covering our products or technology similar to ours. Any such patent application may have priority over our patent applications or patents, which could further require us to obtain rights to issued patents covering such technologies. If another party has filed a U.S. patent application on inventions similar to ours, we may have to participate in an interference proceeding declared by the PTO to determine priority of invention in the United States. If another party has reason to assert a substantial new question or patentability against any of our claims in our U.S. patents, the third party can request that the PTO reexamine the patent claims, which may result in a loss of scope of some claims or a loss of the entire patent. In addition to potential infringement claims, interference and reexamination proceedings, we may become a party to other patent litigation and other proceedings in the European Patent Office. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful if the other party had independently arrived at the same or similar invention prior to our own invention, resulting in a loss of our U.S. patent position with respect to such inventions.

        We may be exposed to, or threatened with, future litigation by third parties having patent or other intellectual property rights alleging that our device and/or product candidates and/or proprietary technologies infringe their intellectual property rights. These lawsuits are costly and could affect our results of operations and divert the attention of managerial and technical personnel. There is a risk that a court would decide that we or our commercialization partners are infringing the third party's patents and would order us or our partners to stop the activities covered by the patents. In addition, there is a risk that a court will order us or our partners to pay the other party damages for having violated the other party's patents.

        If one of these patents was found to cover our device and/or product candidates, proprietary technologies or their uses, we or our collaborators could be enjoined by a court and required to pay damages and could be unable to commercialize our product candidates or use our proprietary technologies unless we or they obtained a license to the patent. A license may not be available to us or our collaborators on acceptable terms, if at all. In addition, during litigation, the patent holder could obtain a preliminary injunction or other equitable relief which could prohibit us from making, using or selling our products, technologies or methods pending a trial on the merits, which could be years away.

        There is a substantial amount of litigation involving patent and other intellectual property rights in the device, biotechnology and pharmaceutical industries generally. If a third party claims that we or our collaborators infringe its intellectual property rights, we may face a number of issues, including, but not limited to:

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  infringement and other intellectual property claims which, regardless of merit, may be expensive and time-consuming to litigate and may divert our management's attention from our core business;

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  substantial damages for infringement, which we may have to pay if a court decides that the product at issue infringes on or violates the third party's rights, and if the court finds that the infringement was willful, we could be ordered to pay treble damages and the patent owner's attorneys' fees;

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  a court prohibiting us from selling or licensing the product unless the third party licenses its product rights to us, which it is not required to do;

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  if a license is available from a third party, we may have to pay substantial royalties, upfront fees and/or grant cross-licenses to intellectual property rights for our products; and

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  redesigning our products or processes so they do not infringe, which may not be possible or may require substantial monetary expenditures and time.

        Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

        Periodic maintenance fees on our owned and licensed patents are due to be paid to the PTO in several stages over the lifetime of the patents. Future maintenance fees will also need to be paid on other patents which may issue. We have systems in place to remind us to pay these fees, and we employ outside firms to remind us or our licensors to pay annuity fees due to foreign patent agencies on our pending foreign patent applications. The PTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. In many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, our competitors might be able to enter the market and this circumstance would have a material adverse effect on our business.

        For the patents and patent applications related to ZX002, Elan is obligated to maintain our licensed patents in the United States under our license agreement. Should Elan fail to pursue maintenance of our licensed patents and patent applications, Elan is obligated to notify us and, at that time, we will be granted an opportunity to maintain the prosecution and avoid withdrawal, cancellation, expiration or abandonment of the licensed U.S. patents and applications.

        We also may rely on trade secrets and confidentiality agreements to protect our technology and know-how, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect, and we have limited control over the protection of trade secrets used by our licensors, collaborators and suppliers. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our information to competitors. Enforcing a claim that a third party illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how. If our confidential or proprietary information is divulged to or acquired by third parties, including our competitors, our competitive position in the marketplace will be harmed and our ability to successfully generate revenues from our products could be adversely affected.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

        As is common in the device, biotechnology and pharmaceutical industries, we employ individuals who were previously employed at other device, biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management, which would adversely affect our financial condition.

Risks Relating to this Offering and an Investment in Our Stock

There may not be a viable public market for our common stock.

        Prior to this offering, there has been no public market for our common stock, and there can be no assurance that a regular trading market will develop and continue after this offering or that the market price of our common stock will not decline below the initial public offering price. The initial public offering price will be determined through negotiations between us and the representatives of the underwriters and may not be indicative of the market price of our common stock following this offering. Among the factors considered in such negotiations are prevailing market conditions, certain of our financial information, market valuations of other companies that we and the representatives of the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. See "Underwriting" for additional information. If you purchase shares of our common stock, you may not be able to resell those shares at or above the initial public offering price. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on the Nasdaq Global Market or otherwise or how liquid that market might become. An active public market for our common stock may not develop or be sustained after the offering. If an active public market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at a price that is attractive to you, or at all.

If you purchase shares of our common stock sold in this offering, you will experience immediate and substantial dilution in the net tangible book value of your shares.

        The initial public offering price of our common stock in this offering is considerably more than the net tangible book value per share of our outstanding common stock. Investors purchasing shares of common stock in this offering will pay a price that substantially exceeds the value of our tangible assets after subtracting liabilities. As a result, investors will:

  •
  incur immediate dilution of $        per share, based on an assumed initial public offering price of $        per share, the mid-point of our expected public offering price range; and

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  contribute        % of the total amount invested to date to fund our company based on an assumed initial offering price to the public of $        per share, the mid-point of our expected public offering price range, but will own only        % of the shares of common stock outstanding after the offering.

        To the extent outstanding stock options are exercised, there will be further dilution to new investors.

        Because we will need to raise additional capital to fund our clinical development programs, among other things, we may conduct substantial additional equity offerings. These future equity issuances, together with the exercise of outstanding options and any additional shares issued in connection with acquisitions, will result in further dilution to investors. See the "Dilution" section in this prospectus.

We may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a significant return.

        The net proceeds from this offering will be used to establish a sales and marketing infrastructure, to fund research and development activities of our product candidates and for working capital and other general corporate purposes. We may also use a portion of the net proceeds to in-license, acquire or invest in complementary businesses or products. We have no present understandings, commitments or agreements with respect to any such in-licenses, acquisitions or investments and no portion of the net proceeds from this offering has been allocated for any specific transaction. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or market value. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value. The failure of our management to apply these funds effectively could result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of our common stock to decline.

We will need additional funding and may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts.

        Our operations have consumed substantial amounts of cash since inception. To date, our operations have been primarily financed through the proceeds from the issuance of our preferred stock and borrowings under our loan and security agreement with General Electric Capital Corporation, or GE Capital. We expect to spend substantial amounts on commercialization activities for sumatriptan

DosePro, development activities for ZX002 and any future product candidates, including significant amounts on conducting clinical trials, manufacturing, clinical supplies and expanding our product development programs. Developing products for the pain-relief market, conducting clinical trials, establishing outsourced manufacturing relationships and successfully manufacturing and marketing drugs that we may develop is expensive and we expect that our monthly cash used by operations will increase substantially for the next several years. We may need to raise additional capital to:

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  commercialize sumatriptan DosePro;

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  scale-up capacity, and qualify secondary sources, for the manufacturing of sumatriptan DosePro;

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  fund our operations and continue to conduct clinical trials of ZX002 and any future product candidate to support potential regulatory approval of marketing applications; and

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  commercialize any other product candidates that we may develop, in-license or acquire, if any of these product candidates receive regulatory approval.

        In addition, our estimates of cash may prove to be wrong, and we could spend our available financial resources much faster than we currently expect. Our future funding requirements will depend on many factors, including, but not limited to:

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  the timing of regulatory approval of sumatriptan DosePro or our other product candidates, if at all;

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  the rate of progress and cost of our clinical trials and other product development programs for ZX002 and any other product candidates that we may develop, in-license or acquire;

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  the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights associated with our product candidates;

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  the costs and timing of completion of outsourced commercial manufacturing supply arrangements for each product candidate;

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  the costs of establishing or outsourcing sales, marketing and distribution capabilities, should we elect to do so;

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  the effect of competing technological and market developments; and

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  the terms and timing of any collaborative, licensing, co-promotion or other arrangements that we may establish.

        Until we can generate a sufficient amount of product revenue and achieve profitability, we expect to finance future cash needs through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements, as well as through interest income earned on cash balances. We cannot be certain that additional funding will be available on acceptable terms, or at all. If adequate funds are not available, we may be required to significantly delay, reduce the scope of or eliminate one or more of our development programs or our commercialization efforts. We also may be required to relinquish, license or otherwise dispose of rights to product candidates or products that we would otherwise seek to develop or commercialize ourselves on terms that are less favorable than might otherwise be available.

Our quarterly operating results may fluctuate significantly.

        We expect our operating results to be subject to quarterly fluctuations. Our net loss and other operating results will be affected by numerous factors, including:

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  variations in the level of expenses related to our two existing product candidates or future development programs;

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  addition or termination of clinical trials or funding support;

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  any intellectual property infringement lawsuit in which we may become involved;

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  regulatory developments affecting our product candidates or those of our competitors;

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  our execution of any collaborative, licensing or similar arrangements, and the timing of payments we may make or receive under these arrangements; and

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  if either of our product candidates receives regulatory approval, the level of underlying demand for our product candidates and wholesalers' buying patterns.

        If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Furthermore, any quarterly fluctuations in our operating results may, in turn, cause the price of our stock to fluctuate substantially. We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

We expect that the price of our common stock will fluctuate substantially.

        The initial public offering price for the shares of our common stock sold in this offering has been determined by negotiation between the representatives of the underwriters and us. This price may not reflect the market price of our common stock following this offering. The price of our common stock may decline. In addition, following this offering the market price of our common stock is likely to be highly volatile and may fluctuate substantially due to many factors, including:

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  FDA or international regulatory actions, including whether and when we receive regulatory approval or drug scheduling for any of our product candidates;

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  the development status of our product candidates, including the results from our clinical trials;

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  variations in the level of expenses related to our product candidates or clinical development programs, including relating to the timing of invoices, from and other billing practices of, our CROs and clinical trial sites;

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  our execution of our manufacturing, sales and marketing, and other aspects of our business plan;

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  failure of any of our product candidates, if approved, to achieve commercial success;

  •
  announcements of the introduction of new products by us or our competitors;

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  market conditions or trends in the pharmaceutical and biotechnology sectors or the economy as a whole;

  •
  changes in operating performance and stock market valuations of other pharmaceutical companies;

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  price and volume fluctuations in the overall stock market;

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  announcements concerning product development results or intellectual property rights of others;

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  the public's response to press releases or other public announcements by us or third parties, including our filings with the SEC and announcements relating to litigation, intellectual property or our business;

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  litigation or public concern about the safety of our potential products;

  •
  actual and anticipated fluctuations in our quarterly operating results;

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  the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

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  deviations in our operating results from the estimates of securities analysts or other analyst comments;

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  ratings downgrades by any securities analysts who follow our common stock;

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  additions or departures of key personnel;

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  third-party coverage and reimbursement policies;

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  developments concerning current or future strategic collaborations including our execution of collaborative, co-promotion, licensing or other arrangements, and the timing of payments we may make or receive under these arrangements;

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  developments affecting our contract manufacturers, component fabricators and secondary service providers;

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  the development and sustainability of an active trading market for our common stock;

  •
  future sales of our common stock by our officers, directors and significant stockholders;

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  other events or factors, including those resulting from war, incidents of terrorism, natural disasters or responses to these events;

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  changes in accounting principles; and

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  discussion of us or our stock price by the financial and scientific press and in online investor communities.

        In addition, the stock markets, and in particular the Nasdaq Global Market, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many pharmaceutical companies. Stock prices of many pharmaceutical companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. The realization of any of the above risks could have a dramatic and material adverse impact on the market price of our common stock.

We may become involved in securities class action litigation that could divert management's attention and adversely affect our business.

        The stock markets have from time to time experienced significant price and volume fluctuations that have affected the market prices for the common stock of pharmaceutical companies. These broad market fluctuations as well as the realization of any of the risks described in these "Risk Factors" may cause the market price of our common stock to decline. In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology and biopharmaceutical companies have experienced significant stock price volatility in recent years. We may become involved in this type of litigation in the future. Litigation often is expensive and diverts management's attention and resources, which could adversely affect our business.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

        The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our stock would be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.

Our executive officers and directors and their affiliates will exercise significant control over stockholder voting matters in a manner that may not be in the best interests of all of our stockholders.

        Immediately following this offering, our executive officers and directors and their affiliates will together control approximately        % of our outstanding common stock. Our five non-employee directors are, or are representatives designated by, significant stockholders and the remaining two directors are executive officers. As a result, these stockholders will collectively be able to significantly influence all matters requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions such as mergers, consolidations or the sale of all or substantially all of our assets. The concentration of ownership may delay, prevent or deter a change in control of our company even when such a change may be in the best interests of some stockholders, impede a merger, consolidation, takeover or other business combination involving us, or could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company or our assets and might affect the prevailing market price of our common stock.

        In addition, sales of shares beneficially owned by executive officers and directors and their affiliates could be viewed negatively by third parties and have a negative impact on our stock price. Moreover, we cannot assure you as to how these shares will may be distributed and subsequently voted.

Raising additional funds by issuing securities may cause dilution to existing stockholders and raising funds through lending and licensing arrangements may restrict our operations or require us to relinquish proprietary rights.

        We may raise additional funds through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements. To the extent that we raise additional capital by issuing equity securities or convertible debt, your ownership will be diluted. Debt financing typically contains covenants that restrict operating activities. Our loan and security agreement with GE Capital is secured by a pledge of specific equipment assets and contains provisions which allow GE Capital to accelerate the debt if a material adverse change in our business occurs. Any future debt financing we enter into may involve more onerous covenants that restrict our operations. Our obligations under this loan and security agreement or any future debt financing will need to be repaid, which creates additional financial risk for our company, particularly if our business or prevailing financial market conditions are not conducive to paying-off or refinancing our outstanding debt obligations.

        If we raise additional funds through collaboration, licensing or other similar arrangements, it may be necessary to relinquish potentially valuable rights to our current product candidates, potential products or proprietary technologies, or grant licenses on terms that are not favorable to us. If adequate funds are not available, our ability to achieve profitability or to respond to competitive pressures would be significantly limited and we may be required to delay, significantly curtail or eliminate the development of one or more of our product candidates.

Future sales of our common stock or securities convertible or exchangeable for our common stock may depress our stock price.

        Sales of a substantial number of shares of our common stock or securities convertible or exchangeable into our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. After this offering, we will have                outstanding shares of common stock based on the number of shares outstanding as of                             and after

giving effect to the conversion of all of the shares of our preferred stock outstanding as of                             into shares of common stock in connection with this offering. This also includes the shares that we are selling in this offering, which may be resold in the public market immediately. Of the remaining shares,                  shares are currently restricted as a result of securities laws or lock-up agreements but will be available for resale in the public market as described in the "Shares Eligible for Future Sale" section of this prospectus. As a result of the lock-up agreements between our underwriters and our security holders and the provisions of Rule 144 and Rule 701 under the Securities Act, the shares of our common stock (excluding the shares sold in this offering) that will be available for sale in the public market are as follows:

  •
              shares will be eligible for sale under Rule 144 or Rule 701 upon the expiration of the lock-up agreements, beginning 180 days after the date of this prospectus;

  •
              shares will be eligible for sale under Rule 144 upon the expiration of the lock-up agreements, subject to volume limitations, manner of sale requirements and other restrictions, beginning 180 days after the date of this prospectus;

  •
              shares will be eligible for sale, upon exercise of vested options, upon the expiration of the lock-up agreements, beginning 180 days after the date of this prospectus; and

  •
              shares will be eligible for sale, upon exercise of outstanding warrants, upon expiration of the lock-up agreements, beginning 180 days after the date of this prospectus.

        Moreover, we also intend to register all shares of common stock that we may issue after this offering under our equity compensation plans. Once we register these shares, they can be freely sold in the public market upon issuance, subject to the lock-up agreements described above and in the "Underwriting" section of this prospectus.

        After this offering, holders of approximately                  shares of common stock will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. These rights will continue following this offering and will terminate five years following the completion of this offering, or for any particular holder with registration rights, at such time following this offering when all securities held by that stockholder subject to registration rights may be sold pursuant to Rule 144 under the Securities Act. All holders of our preferred stock are parties to this agreement. We also intend to register all shares of common stock that we may issue under our equity compensation plans. Once we register these shares, they can be freely sold in the public market upon issuance, subject to the lock-up agreements described in the "Underwriting" section of this prospectus.

        If a large number of shares of our common stock or securities convertible into our common stock are sold in the public market after they become eligible for sale, the sales could reduce the trading price of our common stock and impede our ability to raise future capital.

Anti-takeover provisions under our charter documents and Delaware law could delay or prevent a change of control which could limit the market price of our common stock and may prevent or frustrate attempts by our stockholders to replace or remove our current management.

        Our amended and restated certificate of incorporation and amended and restated bylaws, which are to become effective at the closing of this offering, contain provisions that could delay or prevent a change of control of our company or changes in our board of directors that our stockholders might consider favorable. Some of these provisions include:

  •
  a board of directors divided into three classes serving staggered three-year terms, such that not all members of the board will be elected at one time;

  •
  a prohibition on stockholder action through written consent, which requires that all stockholder actions be taken at a meeting of our stockholders;

  •
  a requirement that special meetings of stockholders be called only by the chairman of the board of directors, the chief executive officer, the president or by a majority of the total number of authorized directors;

  •
  advance notice requirements for stockholder proposals and nominations for election to our board of directors;

  •
  a requirement of approval of not less than 66 2/3% of all outstanding shares of our capital stock entitled to vote to amend any bylaws by stockholder action, or to amend specific provisions of our certificate of incorporation; and

  •
  the authority of the board of directors to issue preferred stock on terms determined by the board of directors without stockholder approval and which preferred stock may include rights superior to the rights of the holders of common stock.

        In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporate Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These anti-takeover provisions and other provisions in our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law could make it more difficult for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by the then-current board of directors, including to delay or impede a merger, tender offer or proxy contest involving our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions you desire. Any delay or prevention of a change of control transaction or changes in our board of directors could cause the market price of our common stock to decline.

We have never paid dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future.

        The continued operation and expansion of our business will require substantial funding. Investors seeking cash dividends in the foreseeable future should not purchase our common stock. We have paid no cash dividends on any of our classes of capital stock to date and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to meet compliance obligations.

        As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will be subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, the Sarbanes-Oxley Act and the Nasdaq Stock Market Rules, or Nasdaq rules. The requirements of these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and may also place undue strain on our personnel, systems and resources. The Exchange Act will require, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. In addition, the Sarbanes-Oxley Act, as well as the Nasdaq rules and rules subsequently implemented by the SEC, has imposed various new requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.

        The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure. Ensuring that we have adequate internal financial and accounting controls and procedures in place is a costly and time-consuming effort that needs to be re-evaluated frequently. In particular, commencing in fiscal 2009, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or identify other areas for further attention or improvement. We expect to incur significant expense and devote substantial management effort toward ensuring compliance with Section 404. We currently do not have an internal audit function, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Implementing any appropriate changes to our internal controls may require specific compliance training for our directors, officers and employees, entail substantial costs to modify our existing accounting systems, and take a significant period of time to complete. Such changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent fraud. If we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal controls that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the Nasdaq Stock Market, the SEC or other regulatory authorities, which would entail expenditure of additional financial and management resources.

        Compliance with these reporting, Sarbanes-Oxley Act and Nasdaq Stock Market requirements will require us to build out our accounting and finance staff. We currently employ a small number of accounting and finance employees. Our failure to adequately build out our accounting and financing staff would harm our ability to comply with the requirements listed above.

Rules established by the Financial Accounting Standards Board, or FASB, require us to expense equity compensation given to our employees and may impact our ability to effectively utilize equity compensation to attract and retain employees.

        The FASB has adopted changes that require companies to record a charge to earnings for employee stock option grants and other equity incentives effective January 1, 2006, which we have adopted. These accounting changes may cause us to reduce the availability and amount of equity incentives provided to employees, which may make it more difficult for us to attract, retain and motivate key personnel. Additionally, it may be difficult for us to estimate the impact of such compensation charges on future operating results because they will be based upon the fair market value of our common stock and other assumptions at future dates.

Future interpretations of existing accounting standards could adversely affect our operating results.

        Generally accepted accounting principles in the United States are subject to interpretation by FASB, the American Institute of Certified Public Accountants, the SEC and various other bodies that promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.

Fluctuations in the value of the Euro or U.K. pound sterling could negatively impact our results of operations and increase our costs.

        Certain payments to our suppliers are denominated in Euro and U.K. pounds sterling. Our reporting currency is the U.S. dollar. As a result, we are exposed to foreign exchange risk, and our results of operations may be negatively impacted by fluctuations in the exchange rate between the U.S. dollar and the Euro or U.K pound sterling. A significant appreciation in the Euro or U.K pound sterling relative to the U.S. dollar will result in higher expenses and cause increases in our net losses. We currently have not entered into any foreign currency hedging contracts to reduce the effect of adverse changes in foreign currencies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve substantial risks and uncertainties, including statements regarding the progress and timing of clinical trials, the safety and efficacy of our product candidates, the goals of our development activities, estimates of the potential markets for our product candidates, our ability to develop sales and marketing capabilities, estimates of the capacity of manufacturing and other facilities to support our products, projected cash needs and our expected future revenues, operations and expenditures. The forward-looking statements are contained principally in the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include, among others:

  •
  our short operating history, our lack of significant revenue and profitability, our significant historical operating losses and our ability to obtain additional funding to continue to operate our business, which funding may not be available on commercially reasonable terms, or at all;

  •
  our dependence on the success of sumatriptan DosePro and ZX002;

  •
  our ability to successfully complete clinical development of our product candidates, including ZX002, on expected timetables, or at all, which includes enrolling sufficient patients in our clinical trials and demonstrating the safety and efficacy of these product candidates in such trials;

  •
  the timing of the FDA's approval, if at all, of our NDA for sumatriptan DosePro;

  •
  the content and timing of submissions to, and decisions made by, the FDA and other regulatory agencies, including foreign regulatory agencies, and demonstrating the safety and efficacy of our product candidates to the satisfaction of the FDA and such other agencies;

  •
  our ability to develop sales, distribution and marketing capabilities or enter into agreements with third parties to sell, distribute and market any of our product candidates that may be approved for sale;

  •
  the intense competition in the pharmaceutical industry and the ability of our competitors, many of whom have greater resources than we do, to offer different or better therapeutic alternatives than our product candidates;

  •
  our ability to grow our business by identifying and acquiring or in-licensing new product candidates, increasing the size of our organization and attracting and retaining key personnel;

  •
  our ability to obtain coverage and reimbursement for any of our product candidates that may be approved for sale from the government or third-party payors, and the extent of such coverage and reimbursement, and the willingness of third-party payors to pay for our product candidates versus less expensive therapies;

  •
  market acceptance of and future development and regulatory difficulties relating to any product candidates for which we receive regulatory approval;

  •
  our reliance on third parties for the manufacture and supply of our product candidates;

  •
  our compliance with the agreements under which we license certain patents and other rights related to our product candidates; and

  •
  our and our licensors' ability to obtain, maintain and successfully enforce adequate patent and other intellectual property protection of our product candidates and the rights relating thereto.

        Forward-looking statements include all statements that are not historical facts. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expect," "intend," "plan," "anticipate," "believe," "estimate," "project," "predict," "potential," or the negative of those terms, and similar expressions and comparable terminology intended to identify forward-looking statements. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may materially differ from what we expect. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. The forward-looking statements contained in this prospectus are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended.

USE OF PROCEEDS

        We estimate that we will receive net proceeds of approximately $         million from the sale of the shares of common stock in this offering, based on an assumed initial public offering price of $        per share (the mid-point of the price range set forth on the cover page of this prospectus) and after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us. Each $1.00 increase or decrease in the assumed initial public offering price of $        per share would increase or decrease, respectively, the net proceeds to us from this offering by approximately $         million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us.

        We currently expect to use our net proceeds from this offering as follows:

  •
  approximately $        million to establish a sales and marketing infrastructure;

  •
  approximately $        million to fund research and development activities of our product candidates; and

  •
  the remainder to fund working capital and other general corporate purposes.

        We may also use a portion of the net proceeds to in-license, acquire or invest in complementary businesses or products. However, we have no current understandings, commitments or agreements to do so.

        The amounts and timing of our actual expenditures will depend on numerous factors, including the FDA's approval decision on our NDA for sumatriptan DosePro and the progress of our clinical trials and other development and commercialization efforts, as well as the amount of cash used in our operations. We therefore cannot estimate the amount of net proceeds to be used for all of the purposes described above. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Pending the uses described above, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our capital stock and we do not currently intend to pay any cash dividends on our common stock. We expect to retain future earnings, if any, to finance ongoing operations and the growth of our business. Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and investment securities, available for sale, and capitalization as of December 31, 2007:

  •
  on an actual basis; and

  •
  on a pro forma as adjusted basis to reflect (a) the conversion upon the consummation of this offering of all outstanding shares of our preferred stock into 77,890,909 shares of common stock and (b) our sale of                  shares of common stock in this offering and our receipt of the estimated net proceeds therefrom, based on an assumed initial public offering price of $      per share (the mid-point of the price range set forth on the cover page of this prospectus) and after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us.

        The information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes appearing elsewhere in this prospectus.

	As of December 31, 2007
	Actual	Pro Forma As Adjusted(1)
	(in thousands)
Cash and cash equivalents and investment securities, available-for-sale	$43,255	$

Long-term debt, less current portion	$2,870
Convertible preferred stock warrant	259
Series A-1, A-2 and A-3 convertible preferred stock, $0.001 par value; 83,000,000 shares authorized, 77,890,909 shares issued and outstanding; pro forma as adjusted—no shares authorized, issued or outstanding	76,955
Stockholders' equity (deficit)
Preferred stock, $0.001 par value; actual—no shares authorized, issued or outstanding; pro forma as adjusted—10,000,000 shares authorized, no shares issued or outstanding	—
Common stock, $0.001 par value; actual—111,000,000 shares authorized, 13,457,188 shares issued and outstanding; pro forma as adjusted—100,000,000 shares authorized, shares issued and outstanding	13
Additional paid-in capital	138
Accumulated other comprehensive income	2
Deficit accumulated during the development stage	(33,079)

Total stockholders' equity (deficit)	(32,926)

Total capitalization	$47,158	$

(1)
Each $1.00 increase or decrease in the assumed initial public offering price of $      per share (the mid-point of the price range set forth on the cover page of this prospectus) would increase or decrease, respectively, the amount of cash and cash equivalents and investment securities, additional paid-in capital and total capitalization by approximately $      million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us.

        The number of shares of common stock shown as issued and outstanding in the table excludes:

  •
  2,940,000 shares of common stock issuable upon the exercise of options outstanding as of December 31, 2007 at a weighted average exercise price of $0.11 per share;

  •
  200,000 shares of common stock issuable upon the exercise of a warrant outstanding as of December 31, 2007 at an exercise price of $1.00 per share;

  •
              shares of our common stock reserved for future issuance under our 2008 equity incentive award plan, which will become effective on the day prior to the day on which we become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (including 1,470,000 shares of common stock reserved for future grant or issuance under our 2006 equity incentive plan, which shares will be added to the shares to be reserved under our 2008 equity incentive award plan upon the effectiveness of the 2008 equity incentive award plan); and

  •
              shares of common stock reserved for issuance under our 2008 employee stock purchase plan, which will become effective upon the completion of this offering.

DILUTION

        If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock after this offering.

        As of December, 31, 2007, our historical net tangible book value was a deficit of $32.9 million, or $2.45 per share of common stock, based on 13,457,188 shares of our common stock outstanding at December, 31, 2007. Our historical net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and convertible preferred stock, divided by the total number of shares of our common stock outstanding as of December, 31, 2007. Dilution in net tangible book value represents the difference between the amount per share that you pay in this offering and the net tangible book value per share immediately after this offering.

        After giving effect to the conversion upon consummation of this offering of all of our outstanding shares of preferred stock into 77,890,909 shares of our common stock, and after giving effect to our sale in this offering of                        shares of our common stock at an assumed initial public offering price of $      per share (the mid-point of the price range set forth on the cover page of this prospectus) and after deducting estimated underwriting discounts and commissions and estimated offering costs payable by us, our as adjusted net tangible book value as of December 31, 2007 would have been $      million, or $      per share of our common stock. This represents an immediate increase of net tangible book value of $      per share to our existing stockholders and an immediate dilution of $      per share to investors purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$
Net tangible book value per share at December 31, 2007, before giving effect to this offering	$(2.45)
Increase per share attributable to conversion of all outstanding shares of convertible preferred stock	2.93
Increase per share attributable to investors purchasing shares in this offering

Net tangible book value per share, as adjusted to give effect to this offering

Dilution to investors in this offering		$

        Each $1.00 increase or decrease in the assumed initial public offering price of $      per share (the mid-point of the price range set forth on the cover page of this prospectus) would increase or decrease our adjusted net tangible book value by approximately $      million, the adjusted net tangible book value per share after this offering by approximately $      per share and the dilution in pro forma net tangible book value per share to investors in this offering by approximately $      per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us.

        If the underwriters fully exercise their option to purchase additional shares, the pro forma net tangible book value per share after giving effect to this offering would be $      per share, and the dilution in pro forma net tangible book value per share to investors in this offering would be $      per share.

        The following table summarizes, as of December, 31, 2007, the differences between the number of shares of common stock purchased from us, after giving effect the conversion of our Series A-1 and Series A-2 convertible preferred stock into common stock, the total effective cash consideration paid and the average price per share paid by our existing stockholders and by investors participating in this offering at an assumed initial public offering price of $      per share (the mid-point of the price range set forth on the cover page of this prospectus) before deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us:

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders before this offering	91,348,097%		$78,940,642%		$0.86

Investors participating in this offering
Total		100.0%		$100.0%

        Each $1.00 increase or decrease in the assumed initial public offering price of $      per share (the mid-point of the price range set forth on the cover page of this prospectus) would increase or decrease total consideration paid by new investors, total consideration paid by all stockholders and the average price per share paid by all stockholders by $      million, $      million and $            , respectively, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us.

        If the underwriters fully exercise their option to purchase additional shares, our existing stockholders would own        % and our new investors would own            % of the total number of shares of our common stock outstanding after this offering.

        The above information assumes no exercise of stock options or warrants outstanding as of December 31, 2007, and excludes:

  •
  2,940,000 shares of common stock issuable upon the exercise of options outstanding as of December 31, 2007 at a weighted average exercise price of $0.11 per share;

  •
  200,000 shares of common stock issuable upon the exercise of a warrant outstanding as of December 31, 2007 at an exercise price of $1.00 per share;

  •
              shares of our common stock reserved for future issuance under our 2008 equity incentive award plan, which will become effective on the day prior to the day on which we become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (including 1,470,000 shares of common stock reserved for future grant or issuance under our 2006 equity incentive plan, which shares will be added to the shares to be reserved under our 2008 equity incentive award plan upon the effectiveness of the 2008 equity incentive award plan); and

  •
              shares of common stock reserved for issuance under our 2008 employee stock purchase plan, which will become effective upon the completion of this offering.

SELECTED FINANCIAL DATA

        The selected statement of operations data for the period from August 25, 2006 (inception) through December 31, 2006, the year ended December 31, 2007 and the period from August 25, 2006 (inception) through December 31, 2007, and the balance sheet data as of December 31, 2006 and 2007 have been derived from our audited financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of future results. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus.

	Period from August 25, 2006 (Inception) through December 31, 2006	Year ended December 31, 2007	Period from August 25, 2006 (Inception) through December 31, 2007
	(in thousands, except per share amounts)
Statement of Operations Data
Operating expenses:
Research and development	$4,902	$24,323	$29,225
Selling, general and administrative	1,474	4,702	6,176

Total operating expenses	6,376	29,025	35,401

Loss from operations	(6,376)	(29,025)	(35,401)
Other income (expense):
Interest income	395	927	1,322
Interest expense	—	(484)	(484)
Other financing income	582	906	1,488
Other expense	—	(4)	(4)

Total other income (expense)	977	1,345	2,322

Net loss	(5,399)	(27,680)	(33,079)
Deemed dividend for the beneficial conversion on Series A-1 and Series A-2 convertible preferred stock	—	(18,360)	(18,360)

Net loss applicable to common stockholders	$(5,399)	$(46,040)	$(51,439)

Basic and diluted net loss applicable to common stockholders(1)	$(1.34)	$(8.85)
Shares used to calculate net loss applicable to common stockholders(1)	4,043	5,205
Pro forma net loss per share, basic and diluted(1)		$(0.65)
Shares used to calculate pro forma net loss per share(1)		42,331

(1)
See Note 2 of Notes to Financial Statements for an explanation of the method used to calculate net loss per share and the number of shares used in the computation of the per share amounts.

	December 31,
	2006	2007
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents and investment securities, available for sale	$22,103	$43,255
Working capital	20,035	38,836
Total assets	26,942	53,007
Long-term debt, less current portion	—	2,870
Convertible preferred stock	27,110	76,955
Deficit accumulated during the development stage	(5,399)	(33,079)
Total stockholders' equity (deficit)	(5,385)	(32,926)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Financial Data" and our financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited, to those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

Background

        We are a specialty pharmaceutical company with two proprietary product candidates in late-stage development for the treatment of central nervous system disorders and pain. Our lead product candidate, sumatriptan DosePro, enables needle-free subcutaneous delivery of sumatriptan for the treatment of acute migraine. We submitted a New Drug Application, or NDA, with the U.S. Food and Drug Administration, or FDA, for sumatriptan DosePro in December 2007, and it was accepted for filing by the FDA in March 2008. If sumatriptan DosePro is approved by the FDA, we intend to build our own focused sales force in the United States and launch the product in the first quarter of 2009. Our second product candidate, ZX002, is a novel controlled release formulation of hydrocodone for the treatment of chronic pain. This product candidate has completed Phase 2 clinical trials, and we anticipate initiating the Phase 3 clinical program in the second half of 2008.

        Until sumatriptan DosePro is approved, we will be considered to be in the development stage. In addition, we have experienced losses since inception, and as of December 31, 2007, had an accumulated deficit of $33.1 million. We expect to continue to incur losses for the next several years, even if we obtain approval of sumatriptan DosePro and commercialize that product. Successful transition to profitability is dependent upon achieving a level of revenues adequate to support our cost structure. Until that time, we will continue to need to raise additional capital through debt or equity financing. We believe that we have sufficient capital to fund operations through at least December 31, 2008.

        Our failure to obtain approval of sumatriptan DosePro by the FDA would have a material adverse effect on our business, results of operations, cash flows and financial condition.

Revenues

        We have not generated any revenues to date, and we do not expect to generate any revenues from product sales, licensing or achievement of milestones until we are able to commercialize our product candidates or execute a collaboration arrangement.

Research and Development Expenses

        The majority of our operating expenses to date have been incurred for research and development activities. Our research and development expenses consist primarily of costs associated with pre-clinical testing, clinical development and the manufacturing development of sumatriptan DosePro. These expenses include payments to vendors such as contract manufacturing organizations, or CMOs, investigators, suppliers of clinical drug materials and related consultants. Salaries and related employee benefits for certain personnel, and costs associated with certain non-clinical activities such as regulatory expenses, are also included in these expenses. We charge all research and development expenses to operations as incurred.

        The following table illustrates, for each period presented, our research and development costs broken down by major categories of the cost:

	Period from August 25, 2006 (Inception) through December 31, 2006	Year ended December 31, 2007	Period from August 25, 2006 (Inception) through December 31, 2007
	(in thousands)
Research and development expenses:
Manufacturing development expenses	$2,747	$13,701	$16,448
Clinical/regulatory expenses	835	10,622	11,457
Purchased in-process research and development	1,320	—	1,320

Total	$4,902	$24,323	$29,225

        While we are currently focused on advancing each of our product development programs, our future research and development expenses will depend on the design of our clinical trials, the results of these trials and ongoing assessments as to each product candidate's commercial potential. In addition, we cannot forecast with any degree of certainty which product candidates will be subject to future partnership arrangements, when such arrangements will be secured, if at all, and to what degree such arrangements would affect our development plans and expenses.

Selling, General and Administrative Expenses

        To date, our selling expenses, which include sales and marketing costs, have consisted primarily of salaries, benefits, consulting fees and market research studies related to preparing strategically for the potential launch of our product candidates. In 2008, we intend to expand our commercial infrastructure, including sales and marketing management, and to hire a portion of our sales representatives. We anticipate increases in selling and marketing expenses as we add these personnel, develop our professional and patient advertising and promotional materials, continue market research, purchase market data and begin our outreach to the wholesale and retail distribution channels, in preparation for the potential launch of sumatriptan DosePro.

        Our general and administrative expenses consist primarily of salaries and related costs for personnel in executive, finance, accounting, business development and internal support functions. In addition, general and administrative expenses include professional fees for legal, consulting and accounting services. We anticipate increases in general and administrative expenses as we add personnel and continue to build our corporate infrastructure to support our continued development, prepare for the potential commercialization of our product candidates and comply with the reporting and other obligations applicable to public companies.

Interest Income

        Interest income consists of interest earned on our cash and cash equivalents and investment securities.

Interest Expense

        Interest expense consists of interest incurred in connection with our $10.0 million loan and security agreement with General Electric Capital Corporation, or GE Capital, and non-cash interest expense associated with the increase in the fair value of the common stock issuable upon the exercise of a warrant issued to GE Capital.

Other Financing Income

        Other financing income represents the changes in the estimated fair value of our obligation resulting from a right granted to the investors of Series A-1 convertible preferred stock. This right obligates us to deliver additional shares of Series A-1 convertible preferred stock at a specified price in the future, prior to the achievement of specified milestones, at the option of the investors holding at least 67% of the then-outstanding Series A-1 convertible preferred shares. At each reporting date, we determine the estimated fair value of this obligation using a valuation model which considers the probability of achieving the specified milestones, our cost of capital, the estimated time period the right will be outstanding, consideration received for the instrument with the right, the number and price of shares to be issued to satisfy the right and any changes in the fair value of the underlying instrument of the right.

Other Expense

        Other expense consists of foreign currency transaction gains and losses and state franchise taxes.

Net Operating Losses and Tax Credit Carryforwards

        As of December 31, 2007, we had federal and state net operating loss carryforwards of approximately $32.2 million. If not utilized, the net operating loss carryforwards will begin expiring in 2026 for federal tax purposes and 2016 for state tax purposes. As of December 31, 2007, we had federal and state research and development tax credit carryforwards of approximately $269,000 and $283,000, respectively. The federal tax credits will begin expiring in 2026 unless previously utilized and the state tax credits carry forward indefinitely. Under Section 382 of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, substantial changes in our ownership may limit the amount of net operating loss carryforwards that could be utilized annually in the future to offset taxable income. Any such annual limitation may significantly reduce the utilization of the net operating losses before they expire. In each period since our inception, we have recorded a valuation allowance for the full amount of our deferred tax asset, as the realization of the deferred tax asset is uncertain. As a result, we have not recorded any federal or state income tax benefit in our statement of operations.

Beneficial Conversion Feature

        During December 2007, we completed the sale of 23,025,000 shares of Series A-1 convertible preferred stock and 9,090,909 shares of Series A-2 convertible preferred stock for net proceeds of approximately $23.0 million and $9.9 million, respectively. The Series A-1 and Series A-2 convertible preferred stock were sold at prices per share below the estimated fair value of our common stock. Accordingly, pursuant to EITF Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features, we recorded a deemed dividend on the Series A-1 and Series A-2 convertible preferred stock of $18.4 million which is equal to the number of shares of Series A-1 and Series A-2 convertible preferred stock sold multiplied by the difference between the estimated fair value of the underlying common stock and the Series A-1 and Series A-2 issuance price per share.

Critical Accounting Policies and Estimates

        Our management's discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in conformity with generally accepted accounting principles in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, expenses and related disclosures. Actual results could differ from those estimates.

        We believe the following accounting policies to be critical to the judgments and estimates used in the preparation of our financial statements.

Stock-Based Compensation

        On January 1, 2006, we adopted Statement of Financial Accounting Standards, or SFAS, No. 123(R), Share-Based Payment, which revises SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board, or APB, Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123(R) requires that share-based payment transactions with employees be recognized in the financial statements based on their fair value and recognized as compensation expense over the requisite service period, which is generally the vesting period. While we adopted SFAS No. 123(R) prospectively for new equity awards issued subsequent to January 1, 2006, we did not issue our first stock based awards until February 2007.

        Under SFAS No. 123(R), we calculate the fair value of stock option grants using the Black-Scholes option-pricing model which requires the use of certain assumptions. The weighted average assumptions used in the Black-Scholes model were 6.0 years for the expected term, 77% for the expected volatility, 4.6% for the risk free rate and 0% for dividend yield for the year ended December 31, 2007. Future expense amounts for any particular quarterly or annual period could be affected by changes in our assumptions.

        The weighted average expected option term for 2007 reflects the application of the simplified method set out in the SEC's Staff Accounting Bulletin, or SAB, No. 107 which was issued in March 2005. The simplified method defines the life as the average of the contractual term of the options and the weighted average vesting period for all option grants.

        Estimated volatility for fiscal year 2007 also reflects the application of SAB No. 107 interpretive guidance and, accordingly, incorporates historical volatility of a peer group of similar public entities.

        At December 31, 2007, total unrecognized share-based compensation costs related to non-vested option awards was $1.1 million and is expected to be recognized over a weighted average period of 3.5 years.

        As of December 31, 2007, there were outstanding options to purchase 2,940,000 shares of common stock. Of these, options to purchase 380,000 shares were vested and exercisable with a weighted-average exercise price of $0.07 per share and options to purchase 2,560,000 shares were unvested with a weighted-average exercise price of $0.11 per share. The intrinsic value of outstanding vested and unvested options based on an estimated initial public offering price of $1.91 per share was $5.3 million.

        We initiated preparation for our initial public offering on January 18, 2008. In connection with the preparation of our financial statements necessary for the initial public offering as contemplated by the filing of this prospectus and based on the preliminary valuation information presented by the underwriters of this offering, we retrospectively reassessed the estimated fair value of our common stock in light of the potential completion of this offering. This reassessment assumed that the completion of this offering would be contingent on the FDA accepting our NDA filing for sumatriptan DosePro and the same agency setting a Prescription Drug User Fee Act, or PDUFA, review date, which occurred in March 2008. The valuation methodology that most significantly impacted our reassessment of fair value at December 31, 2007 was our market-based assessment of the valuation of existing comparable small capitalization, recently public biopharmaceutical companies along with the valuation information presented by the underwriters. In determining the reassessed fair value of our common stock during 2007, we established $1.60 as the reassessed fair value at December 31, 2007, after we applied a 15% discount to the offering price management estimated for our common stock based on its discussion with underwriters and based on comparables. The discount represents our assessment of the market adjustment for the risk involved in not completing our initial public offering due to delays in, or rejection of, the submission of our NDA for sumatriptan DosePro by the FDA. With the acceptance of the filing of the NDA for sumatriptan DosePro by the FDA, the discount will no longer be considered in determining the estimated fair value of our common stock.

        We also then reassessed our estimate of fair value for the period from February 13, 2007, the grant date of our first stock options, to December 31, 2007 based on the nature of our operations, our achievements in executing against our operating plan during 2007 and the impact that achievement of unique milestones had on our valuation during the various points in time before the reassessment, including:

  •
  during September 2007, we raised an additional $15.0 million in a second tranche of our Series A-1 convertible preferred stock, selling 15,000,000 shares at $1.00 per share;

  •
  as of September 30, 2007, management performed a valuation of our common stock following the completion of the financing discussed above;

  •
  during November 2007, we entered into an agreement with Elan to in-license the exclusive U.S. rights to ZX002, a product candidate for which we expect to initiate a Phase 3 clinical program in the second half of 2008;

  •
  during December 2007, we raised an additional $15.0 million in a third tranche of Series A-1 convertible preferred stock, selling 15,000,000 shares at $1.00 per share, and we also raised $18.0 million, selling $8.0 million of our Series A-1 convertible preferred stock to our existing investors at $1.00 per share and $10.0 million of Series A-2 convertible preferred stock to a new investor at $1.10 per share; and

  •
  on December 28, 2007, we submitted our NDA to the FDA for sumatriptan DosePro.

        Stock-based compensation expense for the period from February 1, 2007 to December 31, 2007 includes the difference between the reassessed fair value per share of our common stock on the date of grant and the exercise price per share and is amortized over the vesting period of the underlying option, generally four years, using the straight-line method. There are significant judgments and estimates inherent in the determination of the reassessed fair values. For this and other reasons, the reassessed fair value used to compute the stock-based compensation expense may not be reflective of the fair market value that would result from the application of other valuation methods, including accepted valuation methods for tax purposes.

        During the period from February 1, 2007 to August 31, 2007, we granted options to employees to purchase a total of 3,872,500 shares of common stock at an exercise price of $0.05 per share and in November 2007 we granted options to employees to purchase 1,215,000 shares of common stock at $0.21 per share.

        The exercise prices for stock options granted to employees were originally established by our board of directors based on their determination of the fair value of our common stock. In addition, prior to issuing any stock options, management performed a contemporaneous valuation of our common stock as of December 31, 2006. The valuation was prepared using the guidance in the American Institute of Certified Public Accounting's Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation. This process valued our total equity and then allocated it between our common stock and our preferred stock. To arrive at total equity value, the cost approach, the market approach, and the income approach were evaluated. The cost approach, which establishes value based on the cost of reproducing or replacing property, was deemed the most appropriate methodology because our assets consisted primarily of cash, and our very early stage of development. The market and income approaches were not considered as the uncertainty of the FDA approval process impacts the ability to predict future cash flows.

        Our management then used two approaches for allocating value among our common stock and our preferred stock: the option pricing method and the current value method. Under the option pricing method, the shares were valued by creating a series of call options with exercises based on the liquidation preference of the Series A-1 convertible preferred stock and the conversion behavior under certain scenarios. The Series A-1 convertible preferred stock receives its liquidation preference first and the common stock receives the remainder of the value, if any. Under the current value method, the total equity value determined by the cost approach is reduced by the liquidation preference of the Series A-1 convertible preferred stock to arrive at the value of the common stock. Management applied these methods and then assigned a weight to the resulting values. The per share value determined by the current value method was assigned a 90% weight because of our stage of development and the difficulty at the time in predicting the results of the FDA approval process for sumatriptan DosePro. The per share value determined by the option pricing method was weighted 10%. As a result the weighted value of the common stock at December 31, 2006 was determined to be $0.05 per share.

        The initial investors originally committed to purchase a total of approximately $60.8 million of Series A-1 convertible preferred stock in two tranches: $30.8 million at closing, and the remainder upon receiving a PDUFA date for the NDA for sumatriptan DosePro. Of the initial $30.8 million invested, most of the money was spent by August 31, 2007, leaving us with approximately two months of cash at our then cash burn rate. The rights, preferences and privileges of the preferred stock include a liquidation preference, dividend provisions, antidilution protective provisions and voting preferences, among other rights, while the common stock has none of these features. These preferences were considered significant especially with the Company's weak financial position and because the likelihood of achieving a liquidity event could not be determined, our board of directors concurred with the contemporaneous valuation prepared by management that the common stock only had a nominal fair value of $0.05 until September 6, 2007. On September 6, 2007, we and the investors amended the terms of the Series A-1 convertible preferred stock, purchasing a second tranche of $15.0 million based upon the progress that we had made to date even though the NDA for sumatriptan DosePro had not been submitted.

        In connection with our investors' decision in September 2007 to continue investing in us, management prepared a contemporaneous valuation of the common stock taking into account our financial performance during the first nine months of 2007, the stage of development, the investment of an additional $15.0 million under the Series A-1 preferred stock round, additional equity infusions in 2007, the potential license of the rights to ZX002, changes in market conditions in the form of recent acquisition transactions and revenue multiples of comparable companies with publicly traded shares. In addition, the valuation assumed a liquidity event in the fourth quarter of 2008. The contemporaneous valuation utilized the same methodology as the previous one done as of December 31, 2006, except that in determining the enterprise value, the market approach (market value determined based on the average market values of invested capital of guideline companies) was determined to be the most appropriate versus the cost and income approach. The enterprise value was then allocated to the common and preferred stock using the option pricing method. Our board of directors determined that the fair value of our common stock was $0.21 per share at September 30, 2007. Our board of directors also determined that no event had occurred since September 30, 2007 that might affect significantly that value and used the price of $0.21 per share as the exercise price of stock options granted in November 2007.

        In reassessing the fair values of our common stock in connection with this offering, we concluded that the value of the preferences of our Series A-1 convertible preferred stock should not be given as much weight and that the reassessed fair value of our common stock for financial reporting purposes starting with options granted on November 1, 2007 was $0.91 per share, the price at which we sold our Series A-1 convertible preferred stock in September 2007, less a 10% discount for the preferred preferences. The reassessed fair value of our common stock was increased from $0.91 per share to

$1.60 per share on November 27, 2007 following the execution of the license to ZX002 with Elan. This was considered one of the two key events in making us a candidate for an initial public offering. $1.60 per share represents the estimated fair value in an initial public offering of $1.91, less a 15% discount for the risk of successfully filing the NDA for sumatriptan DosePro with the FDA and successfully having the NDA accepted by the FDA. This is the second key milestone in enabling us to potentially complete an initial public offering.

        Based upon the reassessment discussed above, we determined that the reassessed fair value of the options granted through August 2007 to purchase an aggregate of 3,872,500 shares of common stock was $0.05, or equal to the exercise price; that the options to purchase 985,000 shares of common stock granted to employees on November 1, 2007 was $0.91 per share and that the options granted on November 27, 2007 to purchase 230,000 shares of common stock was $1.60 per share. Prior to September 30, 2007, when we completed the sale of our second tranche of Series A-1 convertible preferred stock, we were thinly capitalized and had not yet achieved any major milestones. Accordingly, we believe that the estimated fair value as determined by our board of directors to price stock options granted to employees through August 2007 was appropriate.

        Equity instruments issued to non-employees are recorded at their fair value as determined in accordance with SFAS No. 123(R) and Emerging Issues Task Force 96-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods and Services, and are periodically revalued as the equity instruments vest and are recognized as expense over the related service period.

Impairment of Long-Lived Assets

        Long-lived assets consist of property and equipment. In accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. We also periodically re-evaluate the original assumptions and rationale utilized in the establishment of the carrying value and estimated lives of all of our long-lived assets. The determinants used for this evaluation include our estimate of the asset's ability to generate positive income from operations and positive cash flow in future periods.

Results of Operations

Comparison of year ended December 31, 2007 to the four month period from August 25, 2006 (inception) through December 31, 2006

        Research and Development Expenses.    Research and development expenses increased to $24.3 million for the year ended December 31, 2007 compared to $4.9 million for the period ended December 31, 2006. This increase of $19.4 million primarily was due to:

  •
  an increase of approximately $10.9 million resulting from manufacturing costs related to services and supplies in the testing and manufacturing development of sumatriptan DosePro, inclusive of related salaries and personnel costs;

  •
  an increase of approximately $9.8 million in expenses associated with consulting services and regulatory filing fees in connection with the clinical trials of sumatriptan DosePro, the filing of the NDA for that product candidate and related salaries and personnel costs; and

  •
  a decrease of $1.3 million related to purchased in-process research and development costs incurred in connection with our purchase of the DosePro technology and assets from Aradigm Corporation in August 2006.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses increased to $4.7 million for the year ended December 31, 2007 compared to $1.5 million for the period ended December 31, 2006. Our sales and marketing expenses increased $1.2 million due primarily to an increase in market research, branding and sales and marketing personnel costs in 2007.

        General and administrative expenses increased to $2.0 million primarily due to an increase in salaries and related costs as we expanded our general and administrative functions to support our operations, as well as legal fees, other professional fees and consulting fees.

        Interest Income.    Interest income increased to $927,000 for the year ended December 31, 2007 compared to $395,000 for the period ended December 31, 2006. This increase of $532,000 was due primarily to the increase in average cash and investment balances as a result of investing the proceeds received from the sale of Series A-1 and Series A-2 convertible preferred stock in September and December 2007 at prevailing interest rates.

        Interest Expense.    Interest expense increased to $484,000 for the year ended December 31, 2007 compared to zero for the period ended December 31, 2006. This increase of $484,000 was primarily due to the amortization of debt issuance and debt discount costs in connection with the $10.0 million loan and security agreement with GE Capital, interest on the $4.4 million borrowed under the loan and security agreement during 2007 and the increase in fair market value of the warrant to purchase Series A-1 convertible preferred stock issued to GE Capital.

        Other Financing Income.    Other financing income increased to $906,000 for the year ended December 31, 2007 compared to $582,000 for the period ended December 31, 2006. This increase of $324,000 was due to the decrease in the estimated fair value of our investors' right to purchase additional shares of Series A-1 convertible preferred stock primarily as a result of a decrease in the time in which the shareholders may exercise this right.

        Other Expense.    Other expense increased to $4,000 for the year ended December 31, 2007 compared to zero for the period ended December 31, 2006. This net increase of $4,000 was due to $29,000 in state franchise taxes offset by foreign currency translation gain of $25,000.

Liquidity and Capital Resources

        Since inception, our operations have been financed primarily through the sale of equity securities. Through December 31, 2007, we received aggregate net cash proceeds of approximately $78.5 million from the sale of shares of our preferred and common stock as follows:

  •
  from August 25, 2006 (inception) to December 31, 2007, we issued and sold a total of 13,457,188 shares of common stock for aggregate net cash proceeds of $141,000;

  •
  in August 2006, we issued and sold a total of 30,775,000 shares of Series A-1 convertible preferred stock for aggregate net cash proceeds of $30.5 million;

  •
  in September 2007 and December 2007, we issued and sold an additional 38,025,000 shares of Series A-1 convertible preferred stock for aggregate net cash proceeds of $38.0 million; and

  •
  in December 2007, we issued and sold a total of 9,090,909 shares of Series A-2 convertible preferred stock for aggregate net cash proceeds of $9.9 million.

        In March 2007, we entered into a $10.0 million loan and security agreement with GE Capital for the purpose of financing our working capital. Under the agreement, we may borrow up to $10.0 million based on purchases of property and equipment at a floating interest rate equal the current Treasury Index plus 5.43%. We borrowed approximately $4.4 million under two promissory notes during the year ended December 31, 2007. Monthly payments pursuant to borrowings advanced for capital additions are generally required to be made over a 47 month period beginning on the date of the advance. The outstanding balance is collateralized by specific manufacturing equipment owned by us. There are no financial covenants in connection with the loan agreement.

        In March 2008, we entered into a non-binding term sheet regarding a loan proposal with Oxford Finance Corporation, or Oxford. Under the term sheet, we expect to be able to borrow $18.0 million upon the execution of a loan and security agreement with Oxford. However, there can be no assurance that we and Oxford will reach a mutually acceptable definitive agreement.

        Cash and Cash Equivalents.    As of December 31, 2007, we had $41.5 million in cash and cash equivalents and an additional $1.7 million in investment securities, available-for-sale. We have invested a substantial portion of our available cash in money market funds placed with reputable financial institutions for which credit loss is not anticipated, and also in corporate debt obligations. In addition, we have established guidelines relating to the diversification and maturities of our investments to preserve principal and maintain liquidity.

        Operating Activities.    Net cash used in operating activities was $4.1 million and $26.8 million for the period ended December 31, 2006 and for the year ended December 31, 2007, respectively. Net cash used in each of these periods primarily reflects expenditures related to external research and product development, clinical trial costs, personnel-related costs, third-party supplier expenses and professional fees.

        Investing Activities.    Net cash used in investing activities was $11.1 million for the period ended December 31, 2006 compared to net cash provided by investing activities of $1.0 million for the year ended December 31, 2007. These amounts are the result of the purchase of property and equipment and the net purchases, sales and maturities of investment securities.

        Financing Activities.    Net cash provided by financing activities was $30.5 million and $52.0 million for the period ended December 31, 2006 and for the year ended December 31, 2007, respectively. Net cash provided in each of these periods were derived from the sale of Series A-1 convertible preferred stock for aggregate net proceeds of $30.5 million for the period ended December 31, 2006, and the sale of Series A-1 and Series A-2 convertible preferred stock for aggregate net proceeds of $47.9 million for the year ended December 31, 2007. In addition, we received $141,000 from the issuance of our common stock and drew down a total of $4.4 million under the loan and security agreement with GE Capital in March and December 2007. During 2007, we made repayments of $483,000 towards this loan.

        We cannot be certain if, when or to what extent we will receive cash inflows from the commercialization of our product candidates. We expect our development and commercialization expenses to be substantial and to increase over the next few years as we continue the advancement of our product candidates.

        To the extent that funds generated by this offering, together with existing cash and cash equivalents, cash from operations and funds available under our loan and security agreement, are insufficient to fund our future activities, we may need to raise additional funds through public or private equity or debt financing. Although we are currently not a party to any agreement or letter of intent with respect to potential investments in, or acquisitions of, businesses, services or technologies, we may enter into these types of arrangements in the future, which could also require us to seek additional equity or debt financing. Additional funds may not be available on terms favorable to us or at all. Although it is difficult to predict future liquidity requirements, we believe that the funds generated by this offering, together with existing cash and cash equivalents, cash from operations and funds available under our loan and security agreement, are sufficient to fund our activities for the next twelve months.

Contractual Obligations and Commitments

        The following table describes our long-term contractual obligations and commitments as of December 31, 2007:

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
	(in thousands)
Debt obligations(1)	$4,063	$1,007	$3,030	$26	$—
Debt interest(2)	772	354	418	—	—
Operating lease obligations(3)	1,529	433	1,096	—	—
Purchase obligations(4)	5,817	5,817	—	—	—

Total	$12,181	$7,611	$4,544	$26	$—

(1)
Represents principal payments due in each period on our loan and security agreement with GE Capital. Principal payments under the agreement are approximately: $1.0 million in 2008, $1.1 million in 2009, $1.3 million in 2010, $648,000 in 2011 and $26,000 million in 2012.

(2)
Includes the interest on regular scheduled debt payments to GE Capital at an annual rate of 10.08% on the first draw down of $3.5 million beginning in March 2007 and at an annual rate of 9.91% on the second draw down of $1.0 million beginning in December 2007.

(3)
Includes the minimum rental payments for our San Diego, California office pursuant to a sublease entered into in March 2007 and expiring in May 2010, which office houses our general and administrative, sales and marketing operations personnel. Also includes the minimum rental payments for our Emeryville, California, office pursuant to a lease entered into in July 2007 and expiring in November 2011, which office houses our research and product development operations personnel. The rent for each of our facilities also includes a 3.0% annual increase for the duration of the lease or sublease.

(4)
This amount represents open purchase orders related to contract manufacturing services and manufacturing equipment construction in progress.

        Under our asset purchase agreement with Aradigm Corporation and our license agreement with Elan Pharma International Ltd., we may be required to pay specified amounts upon the achievement of certain milestones. We also enter into agreements with third parties to manufacture our product candidates, conduct our clinical trials and perform data collection and analysis. Our payment obligations under these agreements depend upon the progress of our development programs. Therefore, we are unable at this time to estimate with certainty the future costs we will incur under these agreements.

Recent Accounting Pronouncements

        In September 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements ("SFAS No. 157"), which defines fair value, establishes a framework for measuring fair value under Generally Accepted Accounting Principles ("GAAP"), and expands disclosures about fair value measurements. SFAS No. 157 will be effective for fiscal years beginning after November 15, 2007, which for us is fiscal year 2008. Because SFAS No. 157 does not require any new fair value measurements or re-measurements of previously computed fair values, we do not believe the impact of adopting SFAS No. 157 on our financial statements will be material.

        In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities ("SFAS No. 159"), which permits entities the option to measure certain financial assets and liabilities at fair value. SFAS No. 159 will be effective for fiscal years beginning after November 15, 2007, which is our fiscal year 2008. We are in the process of evaluating the potential impact of adopting SFAS No. 159 on our financial statements.

Off-Balance Sheet Arrangements

        We have not engaged in any off-balance sheet activities.

Quantitative and Qualitative Disclosures About Market Risk

  Interest Rate Risk

        Our cash and cash equivalents as of December 31, 2007 consisted primarily of cash and money market funds. Our primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of U.S. interest rates. The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive without significantly increasing risk. Instruments that meet this objective include commercial paper, money market funds and government and non-government debt securities. Some of the investment securities available-for-sale that we invest in may be subject to market risk. This means that a change in prevailing interest rates may cause the value of the investment securities available-for-sale to fluctuate. For example, if we purchase a security that was issued with a fixed interest rate and the prevailing interest rate later rises, the value of that security will probably decline. To minimize this risk, we intend to continue to maintain our portfolio of cash and money market funds. In general, money market funds are not subject to market risk because the interest paid on such funds fluctuates with the prevailing interest rate.

  Foreign Exchange Risk

        We are exposed to a number of risks relating to fluctuations in foreign currencies. Certain payments to our suppliers are denominated in the Euro and U.K. pounds sterling. Fluctuations in the exchange ratio of the U.S. dollar and these foreign currencies will have the effect of increasing or decreasing our expenses even if there is a constant amount of expense in such foreign currencies. For example, if the U.S. dollar weakens against a foreign currency, then our expenses will increase given a constant payment amount in such foreign currency. We do not currently hedge our foreign currency exchange rate risk. Because most of our obligations to foreign vendors are denominated in U.S. dollars, we do not believe that a change in the value of the U.S. dollar against foreign currencies would have a material impact on our operating results and financial condition.

BUSINESS

Overview

        We are a specialty pharmaceutical company with two proprietary product candidates in late-stage development for the treatment of central nervous system disorders and pain. Our lead product candidate, sumatriptan DosePro™, enables needle-free subcutaneous delivery of sumatriptan for the treatment of acute migraine. We submitted a New Drug Application, or NDA, with the U.S. Food and Drug Administration, or FDA, for sumatriptan DosePro in December 2007, and it was accepted for filing by the FDA in March 2008. If sumatriptan DosePro is approved by the FDA, we intend to build our own focused sales force in the United States and launch the product in the first quarter of 2009. Our second product candidate, ZX002, is a novel controlled release formulation of hydrocodone for the treatment of chronic pain. This product candidate has completed Phase 2 clinical trials, and we anticipate initiating the Phase 3 clinical program in the second half of 2008.

        Our DosePro technology is a novel drug delivery system that subcutaneously delivers a pre-filled, single dose injection of a drug through an easy-to-use, needle-free device that can be self-administered. Preliminary pre-clinical and clinical studies demonstrate that DosePro can be used with small molecules and biological products, including protein therapeutics and monoclonal antibodies. We plan to build our internal product pipeline by investigating proven drugs that can be paired with DosePro to enhance their benefits and commercial attractiveness. We also plan to seek opportunities to in-license or acquire products and product candidates in the areas of central nervous system, or CNS, disorders and/or pain, with a focus on products and product candidates that utilize novel technologies to improve the profile of existing compounds. In both cases, we plan to focus on marketed compounds whose commercial potential has been limited by safety concerns, relative efficacy or patient adherence. In addition, we may further seek to capitalize on our DosePro technology by out-licensing it to potential partners seeking to enhance, differentiate, or extend the life cycle of their own injectable products.

Sumatriptan DosePro

        Sumatriptan DosePro utilizes our proprietary DosePro needle-free drug delivery system to subcutaneously administer sumatriptan for the treatment of migraine and cluster headache. Sumatriptan DosePro is a fast acting therapy that patients can self-administer in three easy steps. Sumatriptan, the active ingredient in sumatriptan DosePro, is currently marketed under the brand name Imitrex by GlaxoSmithKline. Sumatriptan has been in clinical use for over 15 years for the safe and effective treatment of migraine and cluster headache and is currently available as a tablet, nasal spray and subcutaneous injection. Injectable sumatriptan provides the fastest onset and most complete migraine relief of any form of migraine therapeutic, including all oral and nasal triptans. The currently available injectable form of sumatriptan is delivered by a traditional needle injection primarily as the branded Imitrex STATdose System, or Imitrex STATdose. However, the needle-based forms of injectable sumatriptan have several use-limiting characteristics such as patient fear of needles, needlestick risk and complexity of use.

        Migraine is a syndrome that affects approximately 30 million people in the United States and is characterized by four major symptoms: pain, nausea and abnormal sensitivity to both sound and light. Triptans, the class of drugs most often prescribed for treating migraines, generated 2007 sales of approximately $2.8 billion in the United States, according to average wholesale price data published by Wolters Kluwer Health. Imitrex is the market leading triptan brand, with 2007 sales of approximately $1.6 billion in the United States. Of that amount, the injectable forms of sumatriptan accounted for $274 million, of which Imitrex STATdose accounted for $242 million.

        In clinical bioequivalence studies comparing sumatriptan DosePro to Imitrex STATdose injection, sumatriptan DosePro, when administered to the thigh or abdomen, provided the same rapid peak in sumatriptan blood levels that correlates with speed of migraine relief and overall drug effectiveness.

Due to its ease of use and lack of a needle, we believe that sumatriptan DosePro may address many of the fears and concerns that have limited needle-based administration. Given the unique attributes of sumatriptan DosePro, we believe it has the potential to be used not only as a replacement for other injectable forms of sumatriptan but also as a faster acting, more efficacious alternative to oral and nasal triptans. Based on published clinical research, we believe sumatriptan DosePro also has the potential to be effective for the approximately 30% of patients who fail to respond to an oral or nasal triptan. We submitted our NDA for sumatriptan DosePro in December 2007, and it was accepted for filing by the FDA in March 2008. We anticipate receiving tentative approval from the FDA in late 2008, and expect to receive final approval and launch this product candidate in the United States after the expiration of GlaxoSmithKline's Imitrex sumatriptan succinate patent in February 2009. In Europe and other select countries, we have licensed commercialization rights to Desitin Arzneimittel GmbH, or Desitin, which will be responsible for obtaining regulatory approval and marketing sumatriptan DosePro if approved.

ZX002

        ZX002, our proprietary oral version of the opioid pain reliever hydrocodone, is designed to offer a controlled release profile that combines immediate release and extended release properties, using Elan Pharma International Ltd.'s proprietary Spheroidal Oral Drug Absorption System, or SODAS. We believe these attributes have the potential to provide similar onset, but longer-lasting and more consistent pain relief with fewer daily doses than the commercially available formulations of hydrocodone. Presently, hydrocodone is only available in immediate release product forms that are commonly dosed four to six times per day to provide pain relief. Additionally, existing hydrocodone products, including the branded products Vicodin, Lortab and Vicoprofen, and their generic equivalents, contain analgesic combination ingredients such as acetaminophen or non-steroidal anti-inflammatory drugs, or NSAIDs, which if taken in high quantities over time can lead to serious side effects such as liver toxicity and gastrointestinal damage. ZX002, if successfully developed, may represent the first available "single entity" controlled release version of hydrocodone that is not combined with acetaminophen or an NSAID. By eliminating the combination analgesic ingredient and by using a controlled release profile, ZX002 removes the potential limitations of existing hydrocodone combination formulations and allows for less frequent dosing. We in-licensed exclusive U.S. rights to ZX002 from Elan Pharma International Ltd. in November 2007.

        The American Pain Society estimated in 1999 that 9% of the U.S. adult population suffers from moderate to severe non-cancer related chronic pain. Chronic pain is treated with both immediate release and extended release opioids. We define our target market as prescription non-injectable codeine-based and extended release morphine-based pain products. This market generated 2007 U.S. sales of approximately $9.7 billion, based on average wholesale price, on approximately 185 million prescriptions, according to data published by Wolters Kluwer Health. During the same period, existing hydrocodone products, the most commonly prescribed opioid pain products, generated $2.5 billion in sales representing growth of 18.3% since 2006.

        As a result of its unique controlled release single entity profile, we believe ZX002 will generate sales from both the immediate release and extended release segments of the prescription opioid market. In single and multiple dose pharmacokinetic evaluations, ZX002 demonstrated detectable plasma concentrations of hydrocodone within 15 minutes. ZX002 also demonstrated a sustained release effect significantly longer than currently available hydrocodone combination products such as Vicodin, dose proportional pharmacokinetics and an acceptable safety profile. In a Phase 2 chronic pain study, ZX002 demonstrated a reduction in pain intensity for chronic moderate to severe osteoarthritis pain patients across multiple dosage strengths and a clinically acceptable safety profile. We anticipate having an End of Phase 2 meeting with the FDA in June 2008, and pending the outcome of that meeting, plan to proceed with the Phase 3 clinical program in the United States in the second half of 2008. The program will be designed to evaluate the safety and efficacy of ZX002 for the treatment of moderate to severe chronic pain in patients requiring around-the-clock opioid therapy.

Our Strategy

        Our core strategy is to develop and commercialize differentiated CNS and pain therapeutics that can address significant unmet medical needs or overcome limitations of existing products. Key elements of our strategy include:

  •
  Obtain regulatory approval for our most advanced product candidate, sumatriptan DosePro for the treatment of migraine.    We submitted our NDA for sumatriptan DosePro in December 2007, and we anticipate receiving tentative approval from the FDA in late 2008. We expect to receive final approval and launch this product candidate after the expiration of GlaxoSmithKline's Imitrex sumatriptan succinate patent in February 2009.

  •
  Build a focused sales and marketing infrastructure to commercialize sumatriptan DosePro.    We intend to establish our commercial infrastructure, including marketing and sales management, in 2008. We plan to build a targeted sales force of approximately 100 representatives in the United States to promote sumatriptan DosePro at its commercial launch. Our sales force will target the top triptan prescribers including neurologists, headache specialists and key primary care physicians. We intend to launch this product candidate as soon as possible after receiving final FDA approval.

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  Expand the market opportunity for sumatriptan DosePro through commercial partnerships.    In order to expand the U.S. commercial opportunity of sumatriptan DosePro, we will seek to establish partnerships with pharmaceutical companies or contract sales organizations to market and sell to a broader physician audience than can be reached by our planned sales force alone. Outside the United States, we have established a commercial partnership for sumatriptan DosePro with Desitin for the European Union and other select countries in order to accelerate development and regulatory approvals in those countries and further enhance the commercial potential of this product candidate.

  •
  Develop and commercialize ZX002 for the treatment of moderate to severe chronic pain.    Pending the outcome of our End of Phase 2 meeting with the FDA, we plan to initiate the Phase 3 clinical trial program for ZX002 in the second half of 2008. Our Phase 3 clinical program for ZX002 will focus on establishing safety and efficacy of controlled-release single entity hydrocodone to treat moderate to severe chronic pain in patients requiring around-the-clock opioid therapy. If our clinical program is successful and we receive FDA approval, we intend to expand our sales and marketing infrastructure to support the commercialization of ZX002.

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  Expand our product pipeline in CNS and/or pain.    We intend to expand our pipeline by leveraging our proprietary DosePro technology and by in-licensing or acquiring products and product candidates. We are evaluating compounds that could be paired with DosePro to enhance their benefits and commercial attractiveness. We also continue to evaluate in-licensing or acquisition opportunities in the areas of CNS and/or pain, with a focus on product candidates that utilize novel technologies to improve the profile of existing compounds. In both cases, we plan to focus on marketed compounds whose commercial potential has been limited by safety concerns, relative efficacy or patient adherence.

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  Seek to out-license our proprietary DosePro technology.    We will seek opportunities to out-license the DosePro needle-free drug delivery technology to partners seeking to enhance, differentiate, or extend the life-cycle of their injectable products. These opportunities include both currently marketed products and development stage product candidates. We believe the results of preliminary pre-clinical and clinical studies support the use of DosePro for the delivery of small molecules and biological products including therapeutic proteins, monoclonal antibodies and growth factors. We believe DosePro may have significant market potential across a broad range of therapeutic areas, including those typically treated with injectable products, such as hepatitis, infertility, multiple sclerosis and rheumatoid arthritis.

Our Product Candidates

Sumatriptan DosePro for the Treatment of Migraine

        Sumatriptan DosePro is a new drug-device combination that subcutaneously delivers sumatriptan utilizing our proprietary DosePro needle-free drug delivery system to treat migraine attacks with or without aura and cluster headache episodes. Sumatriptan DosePro is a fast acting, easy-to-use therapy that patients can self-administer. We submitted our NDA for sumatriptan DosePro in December 2007, and it was accepted for filing by the FDA in March 2008. We anticipate receiving FDA tentative approval in late 2008, and expect to receive final approval and launch sumatriptan DosePro after the expiration of GlaxoSmithKline's Imitrex sumatriptan succinate patent in February 2009. Given the unique attributes of sumatriptan DosePro, we believe it has the potential to be used as a replacement for other injectable forms of sumatriptan and also as a faster acting, more efficacious alternative to tablet and nasal triptans.

  Migraine Market

        Migraine is a chronic and common neurovascular disorder characterized by episodic attacks. According to a 2004 report from the National Headache Foundation, approximately 30 million people in the United States suffer from migraines. Both men and women experience migraine, although women are three times more likely to suffer from it. Migraine attacks typically manifest themselves as moderate to severe headache pain, with symptoms that often include nausea and vomiting, abnormal sensitivity to light and sound, and visual disturbances or aura. Migraines limit the normal daily functioning of patients, who often seek dark, quiet surroundings until the episode has passed. According to the International Headache Society criteria for migraine without aura, the duration of untreated or unsuccessfully treated migraine episodes ranges from 4 to 72 hours. Published studies suggest the median duration of an untreated migraine is approximately 24 hours. The median frequency of attack is 1.5 times per month, although approximately 25% of migraine sufferers experience one or more attacks every week. Approximately 60% of migraine patients self-treat with over-the-counter medications and do not seek professional help to treat their migraines, according to the American Migraine Study II.

        Cluster headaches are characterized by groups or clusters of debilitating headaches lasting weeks or months, then disappearing for months or years. This type of headache affects an estimated one million sufferers in the United States, and approximately 90% of these sufferers are male. Due to the severe nature of cluster headache, patients are commonly treated with prescription medication.

        Acute therapies dominate the prescription migraine and cluster headache market and are used during intermittent attacks. The goals of acute therapy are to stop the attack quickly and consistently, to maintain the patient's ability to function, to use the least amount of medication and to limit adverse side effects.

        Triptans, the class of drugs most often prescribed for treating migraine and cluster headaches, generated 2007 sales of approximately $2.8 billion in the United States, according to average wholesale price data published by Wolters Kluwer Health. Approximately 94% of U.S. triptan doses are for oral formulations, with the remaining 6% split between injectable and nasal formulations. Of the approximate $2.8 billion triptan market in the United States, oral, nasal and injectable formulations accounted for approximately $2.5 billion, $114 million and $274 million of sales in 2007, respectively. Imitrex, launched in 1993, was the first triptan approved and remains the market leader of the seven triptan brands, with 2007 sales of approximately $1.6 billion in the United States. Of that amount, the injectable forms of sumatriptan accounted for $274 million, of which Imitrex STATdose accounted for $242 million. In the five major countries of Europe—France, Germany, Italy, Spain and the United Kingdom—triptans generated total sales for the 12 month period ended June 30, 2007 of approximately $550 million, according to average wholesale price data published by IMS Health MIDAS. Of that $550 million, the European equivalent of Imitrex, Imigran, represented sales of approximately $148 million, of which the injectable form accounted for approximately $35 million. Globally, sumatriptan is the only triptan available to patients in the injectable form.

        Injectable sumatriptan, currently marketed as Imitrex single dose vials and Imitrex STATdose, is a traditional needle-based injection for the subcutaneous administration of sumatriptan. It has been in clinical use for over 15 years for the safe and effective treatment of migraine. It is generally used for fast-onset migraine, migraine which has progressed to severe pain, migraine associated with extreme nausea, or early morning migraine.

  Limitations of Current Prescription Migraine Therapies

        The type of migraine treatment pursued depends on the frequency and severity of the headache, speed of onset and previous response to medication. In published studies, migraine sufferers most often cite faster onset of pain relief as the key therapeutic attribute they would like from their medication. The current treatment paradigm typically involves patients self-medicating with over-the-counter drugs when pain is mild and attacks are infrequent. Patients with more frequent or severe migraines or those who do not respond to simple analgesics may seek medical attention with a primary care physician initially and then with a headache clinic or neurology specialist if needed. Once a physician has diagnosed migraine, oral triptans are generally prescribed. Approved in December 1992 and launched in early 1993, Imitrex (injectable sumatriptan) was the first triptan introduced in the United States. Subsequently, a total of seven triptan drugs have been marketed in the United States. If a patient does not respond to one triptan product, the physician may switch to another since the response to various triptans varies from patient to patient.

        The following table includes data from the package inserts for the different formulations of marketed triptans:

Table 1: Triptan Package Insert Data

Form/Triptan	Tmax	Relief at 2 hrs
Injection
Imitrex (sumatriptan)	12 minutes	82%
Nasal
Imitrex (sumatriptan)	Not provided	43-64%
Zomig (zolmitriptan)	3.0 hrs	69-70%
Fastmelt
Zomig (zolmitriptan)	3.0 hrs	63%
Maxalt (rizatriptan)	1.6-2.5 hrs	59-74%
Tablets
Imitrex (sumatriptan)	2.0-2.5 hrs	50-62%
Zomig (zolmitriptan)	1.5 hrs	59-67%
Maxalt (rizatriptan)	1.0-1.5 hrs	60-77%
Amerge (naratriptan)	2.0-3.0 hrs	50-66%*
Axert (almotriptan)	1.0-3.0 hrs	55-65%
Frova (frovatriptan)	2.0-4.0 hrs	37-46%
Relpax (eletriptan)	1.5-2.0 hrs	47-77%

*
Amount represents relief at 4 hours.

        This table compares the Tmax and two-hour pain relief of oral forms, including fastmelt and tablets, and nasal forms of triptans to the injectable form. Tmax is the time to maximum concentration of the triptan in the patient's blood. Tmax is closely correlated to speed of onset of pain relief, and has also been shown to be correlated with completeness of pain relief over time. Relief at two hours is the standard endpoint used in migraine studies and represents the percentage of patients reporting a reduction of migraine symptoms from a classification of severe or moderate down to mild or none within two hours after taking the medication.

        Limitations of oral and nasal triptan formulations include:

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  Slower onset of pain relief.    As shown in Table 1, compared to Imitrex injection, each oral and nasal triptan has a longer Tmax, which studies show is correlated with a slower onset of action.

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  Lower degree of pain relief.    As shown in Table 1, oral and nasal triptans have a lower percentage of patients reporting pain relief at two hours as compared to Imitrex injection.

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  Significant numbers of non-responders.    According to our market research with physicians and patients, approximately 30% of migraine patients fail to respond to an oral or nasal triptan.

  •
  Nasal route unpleasant.    The nasal route is an alternative to oral delivery; however, the nasal spray can be unpleasant in taste and sensation.

        Despite its faster onset and improved pain relief over oral and nasal triptans, Imitrex injection has been limited to less than 10% of the triptan market on a dollar basis and less than 3% on a total dose basis. We believe this is largely due to limitations related to its delivery system which include:

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  Needle-based.    According to multiple market research studies, approximately 50% of patients refuse to use a needle-based injectable product for migraine, specifically citing the issue of needle anxiety or fear, or a lack of confidence in their ability to administer an injection correctly.

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  Needlestick risk.    Needle-based systems may require special handling and needle disposal containers to avoid needlestick injuries.

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  Cumbersome to use.    Imitrex STATdose requires more than 15 steps to prepare, administer and reload for its next use. This multi-step process, which patients have to complete during a migraine episode, is prone to error. Further, market research finds that physicians report that the training required for Imitrex STATdose is a barrier to prescribing.

  Our Solution: sumatriptan DosePro

        Sumatriptan DosePro is a pre-filled, single-use disposable, needle-free drug delivery system designed to deliver 6 mg of sumatriptan in 0.5mL of sterile liquid. Sumatriptan is delivered subcutaneously from DosePro in three easy steps. To use, the patient snaps off a plastic tip, flips back a lever and presses the end of the device to the skin of the abdomen or thigh. Under the pressure of a small amount of compressed nitrogen gas, the liquid form of sumatriptan is expelled out of the device as a thin jet of the medication which pierces the skin and deposits into the subcutaneous tissue. This process occurs in less than 1/10th of a second.

        Due to the unique attributes of sumatriptan DosePro, we believe it has the potential to be used not only as a replacement for other injectable forms of sumatriptan but also as a faster acting, more efficacious alternative to oral and nasal triptans. Sumatriptan DosePro may provide patients with the following benefits when compared to existing oral and nasal triptan formulations:

  •
  Rapid onset of relief.    As shown in Table 1 above, Imitrex injection has the shortest Tmax, which studies show is correlated to the fastest onset of relief. The administration of sumatriptan via our DosePro needle-free subcutaneous delivery system has been shown to have a comparable pharmacokinetic profile as Imitrex injection in a pivotal clinical trial. This pharmacokinetic profile has been correlated with onset of pain relief in as little as 10 minutes, which is substantially faster than onset of pain relief for oral and nasal triptans.

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  Degree of relief.    As shown in Table 1 above, Imitrex injection has the highest percent of patients reporting pain relief at 2 hours. In addition to 82% of patients showing pain relief at 2 hours, according to the approved labeling for Imitrex injection, 70% of Imitrex injection patients have pain relief at 1 hour and 65% report they are completely pain free at 2 hours.

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  Help for triptan tablet non-responders.    Independent published clinical data suggest injectable sumatriptan provides relief in up to 90% of migraine patients who have not previously responded to oral tablet triptans. In this study, 43 patients who had failed to respond to oral triptans in at least 2 of their last 3 migraines were given Imitrex injection for their next migraine. Of these patients, 91% reported pain relief at 2 hours.

  •
  Palatable delivery system.    The unpleasant smell, taste and sensations resulting from the use of oral or nasal triptans may result in the discontinuation of their use. We believe sumatriptan DosePro provides the drug in a delivery system palatable to patients because it does not involve smell, taste or swallowing.

        We believe that sumatriptan DosePro also provides the following benefits when compared to existing injectable sumatriptan products:

  •
  Simplicity, through a new, convenient and easy-to-use option.    Sumatriptan DosePro is based on our unique delivery system. The portable device is pre-filled with a single dose, can be quickly administered in three easy steps and is then disposable. Sumatriptan DosePro is intuitive and easy-to-use, which may result in increased patient acceptance and adherence to the prescribed regimen. We believe healthcare providers will also appreciate the simplicity of DosePro because it will be easy to train patients to use properly. Our usability study showed 98% of patients were able to self-administer sumatriptan DosePro in the home during an acute migraine attack, without clinical supervision and with minimal prior training.

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  Needle-free, eliminating needle-based issues.    Because it is needle-free, we believe sumatriptan DosePro may eliminate the basis for needle phobia and fear. Additionally, it removes the risks of cross-contamination from needle-stick injury, the cost and inconvenience of needle disposal, issues resulting from poor injection technique and costs associated with professionally administered needle-based injections. Studies show when a choice between needle-based and needle-free injection is available, the majority of patients prefer needle-free injection. More specifically, in a head-to-head study versus the European branded version of Imitrex STATdose, a needle-based delivery system, 61% of migraine patients preferred using sumatriptan DosePro while only 18% preferred using the European branded version of Imitrex STATdose over sumatriptan DosePro, with the remaining patients expressing no preference.

  Sumatriptan DosePro Clinical Development Program

        Since sumatriptan is well-characterized and has been previously approved, we have sought FDA marketing approval of sumatriptan DosePro under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act, or the FFDCA, utilizing Imitrex sumatriptan injection as the reference listed product. Section 505(b)(2) of the FFDCA provides an alternate path to FDA approval for modifications to formulations or new dosing of products previously approved by the FDA. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. This has expedited the development program for sumatriptan DosePro by decreasing the overall scope of clinical and pre-clinical work required to be completed by us.

        The clinical efficacy of subcutaneous injectable sumatriptan for migraine and cluster headache has been established by the reference listed product, Imitrex sumatriptan injection, which was approved in 1992. Based on our clinical bioequivalence studies, we have concluded that sumatriptan DosePro is bioequivalent to injectable sumatriptan administered in the thigh or abdomen using Imitrex STATdose and is well tolerated when compared to this reference listed product. We completed all clinical work that we believe was required for NDA submission and submitted our NDA in December 2007. Our NDA was subsequently accepted for filing by the FDA in March 2008.

        DosePro and sumatriptan DosePro Clinical Experience.    The DosePro drug delivery system has been in development for more than ten years. Over this time, multiple clinical studies have been conducted to assure the proper functioning of the system. Approximately 9,000 injections have been delivered in clinical trials in healthy volunteers using the DosePro needle-free drug delivery system. The majority of these were saline injections, but also included are approximately 470 injections containing proteins or small-molecule drugs. Using the final or near-final configuration of the DosePro system, a total of 1,318 injections in 485 subjects were given in eight clinical trials. Approximately 66%, or 866, of these were saline injections and 34%, or 452, were with the liquid formulation of sumatriptan.

        Sumatriptan DosePro Pivotal Clinical Program.    Based on discussions with the FDA, and due to the existing body of data on injectable sumatriptan, our pivotal clinical program evaluated sumatriptan DosePro in studies solely for pharmacokinetics, bioequivalence, safety, local injection site signs and reactions, and clinical injection performance. We conducted a single pivotal pharmacokinetics and bioequivalence clinical trial for the purpose of providing evidence of bioequivalence and safety of sumatriptan DosePro as compared to Imitrex STATdose. This study, completed in April 2007, was a randomized, open-label, cross-over trial comparing safety and pharmacokinetics in 54 subjects. The primary endpoint of bioequivalence was demonstrated in the commonly used abdomen and thigh injection sites. A separate patient usability study was conducted in the second half of 2007 to evaluate the usability of sumatriptan DosePro in patients during acute migraine attacks in an outpatient setting. In this study of 52 patients, 98% were able to use sumatriptan DosePro correctly during a migraine attack on their first attempt, thus confirming the product candidate's ease of use. Further use of sumatriptan DosePro by the same patients in their treatment of subsequent migraine attacks provided consistent evidence of usability in the outpatient setting. In addition, we conducted a safety trial with sumatriptan DosePro in December 2007 to study the effect of repeat dosing and multiple injections. Adverse events seen in our pivotal clinical studies are consistent with previously reported adverse events for injectable sumatriptan and include injection site reactions, unusual sensations, such as tingling and warm/hot sensations, dizziness and flushing. Our commercialization partner in the European Union and other selected countries, Desitin, expects to use these clinical trial results in seeking regulatory approval in Europe in addition to any other clinical studies which may be required to support such approval.

ZX002 for the Treatment of Moderate to Severe Chronic Pain

        ZX002 is our proprietary oral version of the opioid pain reliever hydrocodone, designed to offer a controlled release profile that combines immediate release and extended release properties, using Elan's proprietary SODAS System. We believe these attributes have the potential to provide similar onset, but longer-lasting and more consistent pain relief with fewer daily doses than the commercially available formulations of hydrocodone. We believe ZX002 will generate sales from both the immediate release and extended release segments of the prescription opioid market. We anticipate having an End of Phase 2 meeting with the FDA in June 2008, and pending the outcome of that meeting, plan to initiate the Phase 3 clinical program in the second half of 2008. The program will evaluate the safety and efficacy of ZX002 for the treatment of moderate to severe chronic pain in patients requiring around-the-clock opioid therapy.

  The Chronic Pain Market

        Pain is a worldwide problem with serious health and economic consequences. The American Pain Society estimated in 1999 that 9% of the U.S. adult population suffers from moderate to severe non-cancer related chronic pain. Chronic pain may be defined as pain that lasts beyond the healing of an injury or that persists beyond three months. The most common causes of chronic pain include lower back pain, arthritis, headache, and face and jaw pain. While mild pain does not typically stop an individual from their daily activities, moderate pain may stop an individual from participating in their daily activities and severe pain stops an individual from participating in their daily activities and induces a patient to pain avoidance behaviors.

        Chronic pain treatment depends on the individual patient, their diagnosis, and their pain severity. Chronic pain patients typically first attempt self-medication with over-the-counter drugs such as acetaminophen, aspirin or another NSAID. Patients with more constant and/or moderate to severe pain typically seek medical attention and prescription pain medication from a primary care physician and then, if necessary, are referred to a neurologist, physical medicine, or pain specialist. At this point, physicians commonly prescribe opioids, including products from the codeine and morphine classes. The general objective of the physician is to safely achieve adequate control of pain.

        Physicians generally assess the patient and, if appropriate, start treatment with a trial of opioid therapy to determine the optimal opioid regimen. A trial of opioid therapy usually begins with short-acting doses taken on an as-needed basis. This allows the clinician and patient to assess the total opioid requirement. Patients taking substantial doses of short-acting opioids multiple times per day may find substitution of an extended release agent taken one to two times per day extremely helpful to provide more consistent pain relief. In theory, the more consistent opioid blood levels of extended release products may provide more consistent pain relief and better sleep quality. Dosing intervals less frequent than every four to six hours may also provide improved patient adherence to the prescribed regimen and improved patient convenience. Finally, individual patients may do poorly on one opioid, but better after switching to another. This practice is called opioid rotation and is regularly employed in chronic pain management. Opioids, while very effective for pain treatment, are associated with numerous adverse effects, including opioid induced bowel dysfunction, sedation, nausea, vomiting, decreased respiratory function, addiction and, in some instances, death.

        Hydrocodone is often used as a "starter" opioid to initiate an opioid trial because it is viewed by many physicians as a less strong opioid. Historically, hydrocodone preparations in the United States have been utilized for treatment of acute pain following surgery or injury. For this purpose, they were combined with analgesics, including acetaminophen or an NSAID, which treat the acute inflammatory component of the pain. These analgesics are fairly innocuous when used at lower doses or for short periods of time. However, at higher doses or over extended periods of time, they significantly increase patient risk for gastrointestinal, liver and kidney damage.

        As the practice of pain management has broadened to include chronic therapy for more moderate to severe pain, physicians continue their practice of using hydrocodone/analgesic combinations for their opioid trial, and this use sometimes extends to chronic therapy. In the United States, market research indicates that approximately 50% of the use of immediate release combination products that include hydrocodone, codeine or oxycodone is for the treatment of chronic pain. However, physicians have found the analgesic component in combination hydrocodone products creates a ceiling effect when they wish to escalate doses. For example, the most commonly prescribed dose of Vicodin (5mg hydrocodone/500mg acetaminophen) given at a maximum dose of eight tablets per day delivers 4g of acetaminophen, which approaches or exceeds recommended dosing, while only delivering 40mg of hydrocodone. If a physician wishes to further increase the opioid dose, the physician is compelled to transition to an opioid not in combination, such as oxycodone, or stronger opioids such as fentanyl or oxymorphone.

        In 2007, our target market, which we define as prescription non-injectable codeine-based and extended release morphine-based pain products, generated sales of approximately $9.7 billion in the United States on approximately 185 million prescriptions, according to data published by Wolters Kluwer Health. Of the $9.7 billion, hydrocodone products, part of the codeine class and the most commonly prescribed opioid pain products, generated $2.5 billion in sales on approximately 117 million prescriptions representing growth of 18.3% and 5.6%, respectively, since 2006.

        The United States Drug Enforcement Administration, or DEA, regulates controlled substances, such as opioid analgesics, under the Controlled Substances Act of 1970, or CSA. Single entity hydrocodone, the active ingredient of ZX002, is listed by the DEA as a Schedule II controlled substance under the CSA. Consequently, its manufacture, shipment, storage, sale and use, among other things, are subject to a high degree of regulation. For example, all Schedule II drug prescriptions must be in writing and signed by a physician, physically presented to a pharmacist and may not be refilled without a new prescription.

  Limitations of Current Opioid Pain Therapies

        Physicians generally prefer to start patients on less strong opioids where possible. While hydrocodone in combination products remains the most commonly prescribed opioid, currently available hydrocodone formulations have several major limitations, including:

  •
  Short-acting/immediate-release only.    There are currently no extended release hydrocodone formulations on the market.

  •
  Adherence dependent.    Because hydrocodone is available only in immediate release formulations that are dosed every four to six hours, its around-the-clock efficacy is dependent on diligent adherence by the patient. Published studies across therapeutic categories, including the treatment of diabetes, hypertension and infectious disease, demonstrate that patient adherence to drug regimens declines as the number of daily drug doses increases.

  •
  Inconsistent pain relief.    Because of the dosing issues noted above, many patients experience inconsistent pain relief due to variable opioid blood levels, particularly at the end of dosing intervals.

  •
  Dose is limited by combination analgesics.    The overwhelming majority of current hydrocodone use includes acetaminophen in the formulation. Because of the potential side effects of constant and increasing acetaminophen doses, the acetaminophen component of these combination products can become a dose limiting factor. In these cases, patients must limit their total hydrocodone dose to avoid potential liver and other side effects of acetaminophen and thus may receive a sub-optimal daily dose of hydrocodone, or they must switch to other pure opioids, such as oxycodone. Hydrocodone combinations with NSAIDs have similar dose limitations due to the gastrointestinal side effects associated with NSAIDs.

        While other extended release, single entity opioids exist, published study reports indicate that patients are regularly taking more daily doses of extended release opioids than the recommended labeled dose, suggesting that not all of them provide true 12- or 24-hour dosing. For example, results from a published study of 437 patients indicated that patients taking extended release oxycodone on average took 4.6 tablets per day, at an average dosing interval of 7.8 hours. In the same study, among extended release oxycodone patients, only 1.9% reported the duration of pain relief as 12 or more hours. A separate published study indicated that the prescribed frequency of dosing extended release oxycodone determined through clinical practice was twice daily for 33% of patients, with 67% of patients requiring greater than twice daily dosing.

  Our Solution: ZX002

        We believe that ZX002, if approved, may provide patients with the following benefits when compared to existing opioid pain medications:

  •
  True around-the-clock relief.    ZX002, via its SODAS controlled release profile, is designed to provide consistent, around-the-clock relief of moderate to severe chronic pain. Clinical studies have shown a pharmacokinetic profile that supports the expected extended relief profile of ZX002.

  •
  Easier adherence/greater patient convenience.    ZX002 is designed to work with fewer daily doses than currently available hydrocodone formulations, thereby increasing the likelihood of patient adherence and convenience.

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  Single entity hydrocodone.    ZX002, if successfully developed and approved by the FDA, is expected to be the first non-combination, controlled release hydrocodone product to be commercialized in the United States, giving physicians and patients a hydrocodone option unencumbered with acetaminophen or NSAIDs and their potential side effects.

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  Proven drug and drug delivery technology.    ZX002 incorporates both a known, efficacious opioid, hydrocodone, and a proven controlled release technology, SODAS. The SODAS technology is currently used in other marketed products including Avinza, Focalin XR and Ritalin LA. We believe patients and physicians who are familiar with this compound and/or technology may more readily adopt our product candidate.

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  Another opioid option for chronic medication rotation.    The unique profile of ZX002 provides another option for physicians looking for new alternatives to offer patients who require medication rotation due to tolerance, side effects, or poor pain control.

  ZX002 Development Status

        Our licensor for ZX002, Elan, conducted pre-clinical and clinical studies of ZX002 under an Investigational New Drug Application, or IND, initiated in 2002. Based on this prior development, we believe the current pre-clinical and clinical data package for ZX002 is adequate to support initiation of a Phase 3 clinical program. We anticipate having an End of Phase 2 meeting with the FDA in June 2008, and pending the outcome of that meeting, we plan to initiate Phase 3 clinical trials in the second half of 2008. The purpose of our Phase 3 clinical trials is to provide evidence of safety and efficacy of ZX002 for the treatment of moderate to severe chronic pain in patients requiring around-the-clock opioid therapy.

        Phase 1 and Phase 2 Clinical Development.    In both single and multiple dose pharmacokinetic evaluations, ZX002 demonstrated detectable plasma concentrations of hydrocodone within 15 minutes of administration. ZX002 also demonstrated a sustained release effect significantly longer than currently available hydrocodone combination products such as Vicodin, as well as dose proportional pharmacokinetics. Consistent, steady-state plasma levels, which are believed to be desirable for chronic pain patients who require around-the-clock opioid therapy, were achieved within one week of the initiation of dosing. In addition, ZX002 has been tested under both fed and fasted conditions and the amount of drug exposure was not affected by food, which we believe provides the basis for a flexible administration regimen in chronic pain. We believe that these prior pharmacokinetic studies demonstrate that ZX002 displays a consistent, controlled release profile, dose-proportional pharmacokinetics and an acceptable safety profile.

        ZX002 has also been evaluated in two distinct Phase 2 pain studies. The first study was a randomized, single-dose, parallel group, placebo-controlled, active-comparator study to evaluate the safety, efficacy and pharmacokinetics of ZX002 in opioid-naive adults immediately following bunion removal surgery. This study was designed to evaluate pain prevention rather than pain treatment. In this 241-patient study, patients were treated with either one of four doses ZX002, an active comparator Vicodin consisting of 10 mg hydrocodone plus 325 mg acetaminophen, or placebo. The primary efficacy measurement was the visual analog scale of pain intensity from 0 to 12 hours after dosing. Results demonstrated that the highest dose of ZX002 was comparable to Vicodin in the primary analgesic efficacy analysis, and both were statistically significant compared to placebo. Although this trial was conducted in a model of acute pain, we believe the preliminary efficacy and safety information is useful in establishing proof of concept for ZX002.

        The second Phase 2 study was a 4-week, multiple-dose, safety, tolerability, and pharmacokinetic dose-escalation study of ZX002 in opioid-experienced adults with chronic, moderate-to-severe osteoarthritis pain. The primary objective was to assess the safety, tolerability, and pharmacokinetics of ZX002 at steady state over a range of escalating daily doses. Thirty-seven patients in two dosing cohorts received escalating doses of ZX002 over four weeks. This study demonstrated a clinically acceptable safety profile and a reduction in pain intensity for chronic moderate to severe osteoarthritis pain patients across multiple dosage strengths. We believe that the study also demonstrated a steady-state pharmacokinetic profile that is appropriate for the management of chronic pain. In both Phase 2 studies, patients experienced mild to moderate adverse events, such as dizziness, sedation, nausea, vomiting and constipation, which are similar to the reported effects of currently prescribed chronic opioids.

        Planned Phase 3 Clinical Program.    We intend to initiate a pivotal Phase 3 trial in the second half of 2008 that will compare the safety and efficacy of ZX002 to placebo in the treatment of chronic lower back pain. Our trial will be based on a protocol design that has been used to demonstrate the efficacy of other opioid therapies for chronic pain. The study will be a randomized, 12-week double-blind, placebo-controlled trial in at least 300 opioid-experienced adults with moderate to severe chronic low back pain. The primary efficacy endpoint will be the mean change in average daily pain intensity scores between ZX002 and placebo. We plan to seek the FDA's agreement on our trial design at our End of Phase 2 meeting with the FDA.

        To further assess the safety and tolerability of ZX002 in chronic pain therapy, we also plan to perform an open-label Phase 3 trial in opioid-experienced adults with any indication appropriate for chronic opioid treatment. The goal of this study will be to evaluate the safety and tolerability of ZX002 through six and 12 months. Additional Phase 3 safety and efficacy trials in one or more additional chronic pain conditions, such as osteoarthritis, may be required to support our proposed label. Concurrent with the Phase 3 program, we also plan to conduct several pharmacokinetic and clinical pharmacology trials, as well as any remaining pre-clinical studies required to file an NDA and support the approval of this product candidate. Determinations about additional clinical trials and pre-clinical studies will be made based on the outcome of our End of Phase 2 meeting with the FDA.

Our Commercialization Strategy

        We intend to build a commercial organization in the United States focused on promoting our products to physicians, nurses and other healthcare professionals. We believe that we can achieve our strategic goals by deploying an experienced sales organization supported by an internal marketing infrastructure.

        For the launch of sumatriptan DosePro in the United States, we intend to build our own commercial organization, including a sales force of approximately 100 people to target top prescribers. We plan to support this field sales force with an internal commercial team which will include product management, commercial analytics, sales operations, managed care and key account management staff. We will also seek to establish partnerships with pharmaceutical companies or contract sales organizations to market and sell to a broader physician audience than can be reached by our planned sales force alone. Sales calls will primarily target neurologists, headache specialists and key primary care physicians. Other targets will include targeted pain specialists, obstetrician/gynecologists providing primary care to female patients and nurse educators. Key factors in the successful adoption of sumatriptan DosePro will include expanding its use as an alternative to nasal and oral triptan therapy, switching current injectable users to DosePro and building patient awareness and trial. We will also target dissatisfied triptan oral tablet patients and triptan oral tablet non-responders.

        In March 2008, we entered into a licensing and distribution agreement with Desitin, a private German pharmaceutical company focused on the development, manufacturing and distribution of products for the treatment of CNS disorders. Under the terms of the agreement, we licensed to Desitin the exclusive development and commercialization rights to sumatriptan DosePro for the European Union, Norway, Switzerland and Turkey. Desitin will oversee, and be responsible for the expenses related to, all clinical development, regulatory approval and commercialization efforts required to market sumatriptan DosePro in the territories in which Desitin elects to develop and market sumatriptan DosePro. We will manufacture and supply the product to Desitin for commercial sale. Desitin will pay us a specified transfer price for commercial product and a specified royalty on annual net sales. We retain full commercial rights to sumatriptan DosePro in all other countries not licensed under the Desitin agreement, including the United States, Canada, the countries in Asia and certain other countries.

        For the launch of ZX002, if approved, we intend to expand our sales force to approximately 250 people to allow us to reach the top opioid prescribers in our target market. Our primary target audiences will include anesthesiologists, pain specialists, physical medicine specialists and targeted primary care physicians.

Our Technology

        Our proprietary DosePro technology is an easy-to-use drug delivery system designed to enable self-administration of pre-filled, single doses of liquid drug formulations, subcutaneously, without a needle. The DosePro technology (formerly known as Intraject) has undergone more than ten years of design, process engineering, clinical evaluation and development work, including significant capital investment by the predecessor owners of the technology, Weston Medical Group, plc and Aradigm Corporation, or Aradigm. We believe the approval and launch of sumatriptan DosePro will validate this technology's commercial viability and readiness for other potential drug applications.

        We believe that DosePro offers several benefits to patients compared to other subcutaneous delivery methods, and that it will become a preferred delivery option for patients and physicians for many injected medicines beyond sumatriptan, particularly those that are self-administered. These benefits include less anxiety or fear due to the lack of a needle, easier disposal without the need for a needle disposal container, no risk of needle-stick injury or contamination, an easy-to-use three step process, no need to fill or manipulate the device, reliable performance, and discreet portability. In several clinical trials and market research studies, DosePro has been shown to be preferred by patients over conventional needle-based systems. In addition, patient ease of use means that DosePro requires less time from physicians and other caregivers to train patients to use the device. Physician preference for DosePro as a needle-free alternative to conventional needle-based injections has also been demonstrated in market research studies.

        In addition to its multiple potential benefits to both patients and physicians, DosePro shows significant versatility in its ability to deliver various types of therapeutic compounds, including both small molecules and biologic products where the dose volume is 0.5 mL or less. While DosePro has already shown positive results in clinical studies performed with saline and sumatriptan, there have been three positive single-dose human pilot studies conducted with a combination of a protein pharmaceutical and DosePro. These studies include pharmacokinetic bioequivalence studies comparing DosePro to a conventional needle injection for human growth hormone and erythropoietin, or EPO, and pharmacodynamic equivalence study using granulocyte colony-stimulating factor, or G-CSF. Pre-clinical work with monoclonal antibodies evaluating bioavailability, pharmacokinetics and a lack of immunogenicity has also been conducted. In vitro studies with DosePro technology have demonstrated the potential to allow the subcutaneous delivery of highly viscous formulations, which can be a limiting factor for use of traditional needle-based delivery systems. As a result of the versatility of DosePro to deliver various types of drug products, this technology may have significant market potential across a broad range of therapeutic areas, including those typically treated with small volume injectable products, such as hepatitis, infertility, multiple sclerosis and rheumatoid arthritis.

        Given its multiple benefits and therapeutic versatility, we believe the DosePro technology provides us with an opportunity to develop our own product candidates beyond sumatriptan DosePro by pairing DosePro with proven drugs to enhance their commercial attractiveness. We also believe DosePro provides an attractive licensing option for other pharmaceutical and biotech companies seeking to enhance, differentiate, or extend the life-cycle of their own injectable products. These opportunities include both currently marketed products as well as development stage product candidates.

Manufacturing

        Our DosePro technology and sumatriptan DosePro are manufactured by contract manufacturers, component fabricators and secondary service providers. Final aseptic fill, finish, assembly and packaging are performed at Patheon, Swindon, United Kingdom, a specialist in aseptic fill/finish of injectables and other sterile pharmaceutical products. Suppliers of components, subassemblies and other materials are located in the United Kingdom, Germany, France and the United States. All contract manufacturers and component suppliers have been selected for their specific competencies in the manufacturing processes and materials that make up the DosePro system. FDA regulations require that materials be produced under cGMP or Quality System regulations, or QSR, as required for the respective unit operation within the manufacturing process. Throughout the supply chain, manufacturing equipment specific to the production of DosePro components or assemblies were developed and purchased by us or our predecessors and are currently owned by us.

        The supplier of the sumatriptan active pharmaceutical ingredient, or API, for sumatriptan DosePro is a well-established, global pharmaceutical company and supplier of bulk pharmaceutical ingredients located in India. We manage the supply chain for sumatriptan DosePro, consisting of the DosePro system and the API, internally with experienced operations professionals, including employees residing in the United Kingdom who oversee European contract operations.

        All DosePro manufacturing processes through aseptic filling have produced supplies for clinical trials and stability testing, and are designed to produce at commercial levels. In 2007, the aseptic assembly and filling processes were successfully validated in media fill simulations. We expect that the remaining non-critical, post-aseptic operations, such as final device assembly and final packaging, will be fully automated during 2008 upon completion of automation projects currently underway. We currently have no long-term supply agreements relating to sumatriptan DosePro. However, by the end of 2008, we plan to enter into agreements with our contract manufacturers, component fabricators and secondary service providers to secure long-term commercial supply for sumatriptan DosePro and expect manufacturing capacity to adequately support our projected sumatriptan DosePro demand through 2010.

        DosePro systems intended for clinical trials of DosePro-based products other than sumatriptan DosePro are provided for by using the existing manufacturing infrastructure, supplemented with clinical scale aseptic fill/finish as appropriate for the stage and scale of the product under clinical development.

        Clinical materials for our planned ZX002 clinical program will be manufactured by Elan Drug Delivery, Inc.

Competition

        The pharmaceutical industry is highly competitive, with a number of established, large pharmaceutical companies, as well as many smaller companies. Many of these companies have greater financial resources, sales and marketing capabilities and experience in obtaining regulatory approvals for product candidates than us. There are many pharmaceutical companies, biotechnology companies, public and private universities, government agencies and research organizations actively engaged in research and development of products which may target the same indications as our product candidates. We face competition not only in the commercialization of our most advanced product candidates, but also for the in-licensing or acquisition of additional product candidates, and the out-licensing of our DosePro drug delivery technology.

Sumatriptan DosePro

        If approved for the treatment of acute migraine, sumatriptan DosePro will compete against other marketed migraine therapeutics. The largest class of marketed prescription products for treatment of migraine is the triptan class. The largest selling triptan is Imitrex from GlaxoSmithKline, and there are six other branded triptan therapies being sold by pharmaceutical companies including AstraZeneca PLC, Endo Pharmaceuticals Holdings Inc., Johnson & Johnson, Merck & Co., Inc., and Pfizer Inc. In addition to marketed migraine therapeutics, there are several product candidates under development that could potentially be used to treat migraines and compete with sumatriptan DosePro, including several products under development by large pharmaceutical companies such as GlaxoSmithKline plc and Merck & Co., Inc., and other smaller companies such as Alexza Pharmaceuticals, Inc. and MAP Pharmaceuticals, Inc.

        In addition, we may face competition from generic sumatriptan, the active ingredient in Imitrex, including generic injectable sumatriptan in the form of vials and syringes, pre-filled syringes, and/or auto-injector systems. Although these products may not be directly substituted for sumatriptan DosePro, generic versions of injectable sumatriptan may reduce the adoption of our product candidate by health insurers and consumers, as financial pressure to use generic products may encourage the use of a generic product over sumatriptan DosePro.

ZX002

        If approved for the treatment of moderate to severe chronic pain, ZX002 will compete against other marketed branded and generic pain therapeutics and may compete with additional product candidates currently under development. Current competitors in the opioid pain therapeutics space include, but are not limited to, Abbott Laboratories, Alpharma Inc., Endo Pharmaceuticals Holdings Inc., Johnson & Johnson, King Pharmaceuticals, Inc., Mallinckrodt Inc., Purdue Pharma L.P., Teva Pharmaceutical Industries Limited and Watson Pharmaceuticals, Inc. There are at least fifteen opioid product candidates, including abuse and diversion resistant formulations of currently available opioids, novel opioids and alternative delivery forms of various opioids under development at other pharmaceutical companies, including an extended release version of Vicodin being developed by Abbott Laboratories and an extended-release hydrocodone product candidate being developed by Alpharma, Inc. ZX002 may also face competition from non-opioid product candidates including new chemical entities, as well as alternative delivery forms of NSAIDs. In addition to most of the previously named companies, a number of pharmaceutical companies are developing these new product candidates including, but not limited to, Acura Pharmaceuticals, Inc., Altea Therapeutics Corporation, Elite Pharmaceuticals, Inc., Javelin Pharmaceuticals, Inc., Neuromed Pharmaceuticals, Ltd., Pfizer Inc., QRxPharma Ltd., and Shire, plc.

DosePro Technology

        Traditional needle and syringe remain the primary method for administering intramuscular and subcutaneous injections. The injectable drug market is increasingly adopting new injection systems including pre-filled syringes, pen injectors and auto injector devices. The majority of these devices, however, still employ a needle. We will compete with companies operating in the needle-based drug delivery market. These companies include, but are not limited to, Becton, Dickinson and Company, Owen Mumford Ltd. and Ypsomed. Additional competition may come from companies focused on out-licensing needle-free technology including Bioject Inc. and Antares Pharma Inc., which have both commercialized spring-driven, multiple-use, patient-filled, needle-free injectors, primarily for injecting insulin for diabetes. We believe that market acceptance of these devices has been limited due to a combination of the cost of the devices, the large size and the complexities of their use. Other companies may also be developing single-use, pre-filled, needle-free delivery systems. We also may experience future competition from alternative delivery systems which bypass the need for an injection, including inhaled, nasal, sublingual, or transdermal technologies.

Intellectual Property

        Our success will depend to a significant extent on our ability to obtain, expand and protect our intellectual property estate, enforce patents, maintain trade secret protection and operate without infringing the proprietary rights of other parties.

Needle-free Drug Delivery Technologies

        Sumatriptan DosePro is a new drug-device combination that subcutaneously delivers sumatriptan utilizing our proprietary needle-free drug delivery system to treat migraine and cluster headache. Our needle-free drug delivery patent portfolio covers various aspects of our sumatriptan DosePro product. As of March 6, 2008, we had 15 issued United States patents, with 8 additional United States patent applications pending. In addition, we had 46 issued foreign patents and 23 additional foreign patent applications pending. The bulk of our patents and patent applications contain claims directed toward our proprietary needle-free drug delivery technologies, including:

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  methods for filling needle-free drug delivery capsules;

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  devices used for needle-free drug delivery;

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  drug formulations;

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  injector components such as cartridges and actuators;

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  component combinations;

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  method of injection formulations;

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  method of making components;

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  method of testing drug containers;

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  devices for filling containers; and

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  methods of preparing drug formulations.

        The bulk of our patents, including fundamental patents directed toward our proprietary needle-free drug delivery technology, expire between 2014 and 2023.

ZX002

        ZX002 is an oral version of an opioid pain reliever, which is designed to offer a controlled release profile using Elan's proprietary SODAS system. Our in-licensed intellectual property from Elan relating to ZX002 includes an issued U.S. patent and a pending U.S. application. The license agreement is described below in further detail. The issued U.S. patent contains claims directed towards the proprietary ZX002 formulation, including controlled release opiate compositions. The issued patent is expected to expire in November 2019. The pending U.S. patent application also contains claims directed towards the proprietary ZX002 formulation, including controlled release opiate compositions. The U.S. patent, if it issues from our licensed U.S. application, will also expire in 2019, but may be eligible for patent term adjustment or patent term restoration.

Collaborations, Commercial and License Agreements

Aradigm Corporation Asset Purchase Agreement

        In August 2006, we entered into an asset purchase agreement with Aradigm. Under the terms of the agreement, Aradigm assigned and transferred to us all of its right, title and interest to tangible assets and intellectual property related to the DosePro (formerly known as Intraject) needle-free drug delivery system. Aradigm also granted to us a non-exclusive, fully paid, worldwide, perpetual, irrevocable, transferable, sublicensable license under all other intellectual property of Aradigm that is necessary or useful to the development, manufacture or commercialization of the DosePro delivery system. Aradigm also retained a worldwide, royalty-free, non-exclusive license, with a right to sublicense, under all transferred intellectual property rights solely for purposes of the pulmonary field, and we granted Aradigm a license under other intellectual property rights solely for use in the pulmonary field.

        At the time of the closing of the asset purchase, we paid to Aradigm a sum of $4.0 million as consideration. Under the agreement, we are required to make a milestone payment to Aradigm upon the U.S. commercialization of sumatriptan DosePro. We are also required to pay a specified royalty based on global net sales of sumatriptan DosePro, by us or one of our future licensees, if any, for the longer of the ten year anniversary of first commercial sale of the product in the United States, but no more than 20 years after the closing date of the asset purchase, or the expiration of the last valid claim of the transferred patents covering the manufacture, use, or sale of the product.

        In addition, in the event we or one of our future licensees, if any, commercializes a non-sumatriptan product in the DosePro delivery system, we will be required to pay Aradigm, at our election, either a specified royalty on net sales of each non-sumatriptan product commercialized, or a fixed percentage of the royalty revenues received by us from the licensee. Royalty revenues under this agreement include, if applicable, running royalties on the net sales of non-sumatriptan products, license or milestone fees not allocable to development or other related costs incurred by us, payments in consideration of goods or products in excess of their cost, or payments in consideration for equity in excess of the then fair market value of the equity.

Elan Pharma International Limited License Agreement

        In November 2007, we entered into a license agreement with Elan. Under the terms of this license agreement, Elan granted to us an exclusive license in the United States and its possessions and territories, with defined sub-license rights to third parties other than certain technological competitors of Elan, to certain Elan intellectual property rights. The Agreement grants us the exclusive right under certain Elan intellectual property to import, use, offer for sale and sell oral controlled release capsule or tablet formulations of a specific opiate, where the specific opiate is the sole active ingredient, for oral prescriptions in the treatment or relief of pain, pain syndromes or pain associated with medical conditions or procedures in the United States. Elan has retained the exclusive right to take action in the event of infringement or threatened infringement by a third party of Elan's intellectual property under the license agreement. We have the right to pursue an infringement claim against the alleged infringer should Elan decline to take or continue an action.

        Under the terms of the agreement, the parties agreed that, subject to the future negotiation of a commercial manufacture and supply agreement, Elan, or an affiliate of Elan, will have the sole and exclusive right to manufacture and supply finished commercial product to us under agreed upon financial terms.

        Elan also granted to us, in the event that Elan is unwilling or unable to manufacture or supply commercial product to us, a non-exclusive license to make product under Elan's intellectual property rights. This non-exclusive license also includes the right to sublicense product manufacturing to a third party, other than certain technology competitors of Elan.

        Under the license agreement, we are required to make payments to Elan based upon achievement of certain development and sales milestones. As of December 31, 2007, we may be obligated to pay Elan up to $4.5 million in total future milestone payments with respect to ZX002 depending upon the achievement of various development and commercial events. We are also required to pay specified royalties based on net sales of the product for an initial royalty term equal to the longer of the expiration of Elan's patents covering the product in the United States, or 15 years after commercial launch, if Elan does not have patents covering the product in such country. After the initial royalty term, the license agreement will continue automatically for three-year rolling periods where we will continue to pay royalties on product sales to Elan at reduced rates.

        Either party may terminate the agreement upon a material, uncured default of the other party or upon 12 months' written notice prior to the end of the initial royalty term or any additional three-year rolling period. Elan may terminate the agreement in the event that we fail to meet specified development and commercialization milestones within specified time periods. We may terminate the agreement, with or without cause, at any time upon six months' written notice prior to NDA approval for ZX002 and at any time upon 12 months' prior written notice after NDA approval for ZX002.

Desitin License and Distribution Agreement

        In March 2008, we entered into a licensing and distribution agreement with Desitin. Under the terms of the agreement, we granted Desitin the exclusive right under our intellectual property rights related to sumatriptan DosePro to develop, use, distribute, sell, offer for sale, and import sumatriptan DosePro and any potential modified versions of sumatriptan DosePro in the European Union, Norway, Switzerland and Turkey. Under the agreement, Desitin has the right, but with the exception of Germany not the obligation, at its own expense, to develop, obtain marketing approval and commercialize sumatriptan DosePro in these territories. In addition, Desitin has a right of first refusal on the commercialization of any potential line extensions of sumatriptan DosePro. We will manufacture and supply the product to Desitin for commercial sale in the licensed territories. Desitin will pay us a specified transfer price for commercial product and a specified royalty on annual net sales for an initial term, on a country to country basis until the greater of ten years after the first commercial sale in that country or the expiration, in such country, of the last patent right to expire under the licensed technology. After the initial term, in countries where the product has had commercial sales, the agreement will be automatically renewed on a country-by-country basis by additional successive specified periods unless it is terminated by either party giving a specified prior written notice.

        Either party may terminate the agreement upon a material uncured breach, insolvency or bankruptcy, adverse event which affects the other party's ability to perform its obligations under the agreement or upon the enactment of any law, decree or regulation which would impair or restrict either our right, title or interest in the intellectual property, or Desitin's right to market or distribute the product in accordance with the agreement. Desitin may terminate the agreement upon a competent regulatory authority in the territories either imposing therapeutic indications not acceptable to Desitin or requiring the product to be marketed as a generic drug. Desitin also may terminate the agreement if more than one study regarding bioequivalence is required to obtain marketing authorization. We may terminate the agreement upon a specified prior written notice if in each of a specified number of consecutive calendar years Desitin fails to meet a specified percentage of sales forecasts to be mutually agreed upon under the agreement, if Desitin takes any act impairing our intellectual property rights or if Desitin ceases to carry on business in the marketing of pharmaceutical products in the territories. Desitin may also terminate the agreement, upon written notice, if the price at which we supply our product to Desitin exceeds a specified threshold.

Government Regulation

FDA Approval Process

        In the United States, pharmaceutical products are subject to extensive regulation by the FDA. The FFDCA and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. Failure to comply with applicable FDA or other requirements may subject a company to a variety of administrative or judicial sanctions, such as the FDA's refusal to approve pending applications, a clinical hold, warning letters, recall or seizure of products, partial or total suspension of production, withdrawal of the product from the market, injunctions, fines, civil penalties or criminal prosecution.

        FDA approval is required before any new unapproved drug or dosage form, including a new use of a previously approved drug, can be marketed in the United States. The process required by the FDA before a drug may be marketed in the United States generally involves:

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  completion of pre-clinical laboratory and animal testing and formulation studies in compliance with the FDA's good laboratory practice, or GLP, regulations;

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  submission to the FDA of an IND for human clinical testing which must become effective before human clinical trials may begin in the United States;

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  approval by an independent institutional review board, or IRB, at each clinical trial site before each trial may be initiated;

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  performance of adequate and well-controlled human clinical trials in accordance with good clinical practices, or GCP, to establish the safety and efficacy of the proposed drug product for each intended use;

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  satisfactory completion of an FDA pre-approval inspection of the facility or facilities at which the product is manufactured to assess compliance with the FDA's cGMP regulations, and for devices and device components, the QSR, and to assure that the facilities, methods and controls are adequate to preserve the drug's identity, strength, quality and purity;

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  submission to the FDA of a new drug application, or NDA;

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  satisfactory completion of an FDA advisory committee review, if applicable; and

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  FDA review and approval of the NDA.

        The pre-clinical and clinical testing and approval process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for our product candidates will be granted on a timely basis, if at all. Pre-clinical tests include laboratory evaluation of product chemistry, formulation, stability and toxicity, as well as animal studies to assess the characteristics and potential safety and efficacy of the product. The results of pre-clinical tests, together with manufacturing information, analytical data and a proposed clinical trial protocol and other information, are submitted as part of an IND to the FDA. Some pre-clinical testing may continue even after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions relating to one or more proposed clinical trials and places the clinical trial on a clinical hold, including concerns that human research subjects will be exposed to unreasonable health risks. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, our submission of an IND may not result in FDA authorization to commence a clinical trial. A separate submission to an existing IND must also be made for each successive clinical trial conducted during product development.

        Further, an independent IRB, covering each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial and informed consent information for subjects before the trial commences at that site and it must monitor the study until completed. The FDA, the IRB, or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk or for failure to comply with the IRB's requirements, or may impose other conditions.

        As a separate amendment to an IND, a sponsor may submit a request for a Special Protocol Assessment, or SPA, from the FDA. Under the SPA procedure, a sponsor may seek the FDA's agreement on the proposed design and size of a clinical trial intended to form the primary basis for determining a product's efficacy. Upon specific request by a sponsor, the FDA will evaluate the protocol and respond to a sponsor's questions regarding, among other things, primary efficacy endpoints, trial conduct and data analysis within 45 days of receipt of the request. The FDA ultimately assesses whether the protocol design and planned analysis of the trial adequately address objectives in support of a regulatory submission. Agreements and disagreements between the FDA and the sponsor regarding an SPA are documented by the FDA in an SPA letter to the sponsor or in the minutes of a meeting between the sponsor and the FDA. Even if the FDA agrees to the design, execution and analyses proposed in protocols reviewed under an SPA, the FDA may revoke or alter its agreement under certain circumstances, including:

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  public health concerns emerge that were unrecognized at the time of the protocol assessment;

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  a sponsor fails to follow a protocol that was agreed upon with the FDA;

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  the relevant data, assumptions, or information provided by the sponsor in a request for an SPA change are found to be false or to omit relevant facts; or

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  the FDA and the sponsor agree in writing to modify the protocol and such modification is intended to improve the study.

        Clinical trials involve the administration of the investigational new drug to human subjects under the supervision of qualified investigators in accordance with GCP requirements, which include the requirement that all research subjects provide their informed consent in writing for their participation in any clinical trial. For purposes of an NDA submission and approval, human clinical trials are typically conducted in the following three sequential phases, which may overlap or be combined:

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  Phase 1:    The drug is initially introduced into healthy human subjects or patients and tested for safety, dose tolerance, absorption, metabolism, distribution and excretion and, if possible, to gain an early indication of its effectiveness.

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  Phase 2:    The drug is administered to a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted indications and to determine dose tolerance and optimal dosage. Multiple Phase 2 clinical trials may be conducted by the sponsor to obtain information prior to beginning larger and more extensive Phase 3 clinical trials.

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  Phase 3:    These are commonly referred to as pivotal studies. When Phase 2 evaluations demonstrate that a dose range of the product appears to be effective and has an acceptable safety profile, Phase 3 trials are undertaken in large patient populations to further evaluate dosage, to obtain additional evidence of clinical efficacy and safety in an expanded patient population at multiple, geographically-dispersed clinical trial sites, to establish the overall risk-benefit relationship of the drug and to provide adequate information for the labeling of the drug.

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  Phase 4:    In some cases, the FDA may condition approval of an NDA for a product candidate on the sponsor's agreement to conduct additional clinical trials to further assess the drug's safety and effectiveness after NDA approval. Such post approval trials are typically referred to as Phase 4 studies.

        The results of product development, pre-clinical studies and clinical trials are submitted to the FDA as part of an NDA. NDAs must also contain extensive information relating to the product's pharmacology, chemistry, manufacture, controls and proposed labeling, among other things. For some drugs, especially controlled substances, the FDA may require a risk evaluation and mitigation strategies, or REMS, which could include measures imposed by the FDA such as prescribing restrictions, requirements for post-marketing studies or certain restrictions on distribution and use. Under federal law, the submission of most NDAs is additionally subject to a substantial application user fee, and the manufacturer and/or sponsor under an approved NDA are also subject to annual product and establishment user fees. The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency's threshold determination that it is sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an NDA for filing. In this event, the NDA must be resubmitted with the additional information and is subject to payment of additional user fees. The resubmitted application is also subject to review before the FDA accepts it for filing.

        Once the submission has been accepted for filing, the FDA begins an in-depth substantive review. Under the Prescription Drug User Fee Act, or PDUFA, the FDA agrees to specific performance goals for NDA review time through a two-tiered classification system, Standard Review and Priority Review. Standard Review NDAs have a goal of being completed within a ten-month timeframe. A Priority Review designation is given to drugs that offer major advances in treatment, or provide a treatment where no adequate therapy exists. The goal for completing a Priority Review is six months. It is likely that our product candidates will be granted a Standard Review. The review process may be extended by the FDA for three additional months to consider certain information or obtain clarification regarding information already provided in the submission. The FDA may refer applications for novel drug products or drug products which present difficult questions of safety or efficacy to an advisory committee for review, evaluation and recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendation of an advisory committee, but it considers such recommendations carefully when making decisions. In addition, for combination products like sumatriptan DosePro, the FDA's review may include the participation of both the FDA's Center for Drug Evaluation and Research and the FDA's Center for Devices and Radiological Health, which may complicate or prolong the review.

        Before approving an NDA, the FDA will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP, and if applicable, QSR, requirements and adequate to assure consistent production of the product within required specifications. Additionally, the FDA will typically inspect one or more clinical sites to assure compliance with GCP before approving an NDA.

        After the FDA evaluates the NDA and the manufacturing facilities, it may issue an approval letter, an approvable letter or a not-approvable letter. Both approvable and not-approvable letters generally outline the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If and when the deficiencies have been addressed to the FDA's satisfaction, the FDA will typically issue an approval letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications.

        Once issued, the FDA may withdraw product approval if ongoing regulatory requirements are not met or if safety problems are identified after the product reaches the market. In addition, the FDA may require post-approval testing, including Phase 4 studies, and surveillance programs to monitor the effect of approved products which have been commercialized, and the FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs. Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved label, and, even if the FDA approves a product, it may limit the approved indications for use for the product or impose other conditions, including labeling or distribution restrictions or other risk-management mechanisms. Further, if there are any modifications to the drug, including changes in indications, labeling, or manufacturing processes or facilities, we may be required to submit and obtain FDA approval of a new or supplemental NDA, which may require us to develop additional data or conduct additional pre-clinical studies and clinical trials.

Post-Approval Requirements

        Once an NDA is approved, a product will be subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, advertising and promotion and reporting of adverse experiences with the product. There also are extensive DEA regulations applicable to marketed controlled substances.

        In addition, drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and state agencies, and are subject to periodic unannounced inspections by the FDA and these state agencies for compliance with cGMP requirements. Changes to the manufacturing process are strictly regulated and generally require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting and documentation requirements upon us and any third-party manufacturers that we may decide to use. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance.

        Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

  •
  restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

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  fines, warning letters or holds on post-approval clinical trials;

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  refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of product license approvals;

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  product seizure or detention, or refusal to permit the import or export of products; or

  •
  injunctions or the imposition of civil or criminal penalties.

        The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off label uses, and a company that is found to have improperly promoted off label uses may be subject to significant liability.

        In addition, the distribution of prescription pharmaceutical products is subject to the Prescription Drug Marketing Act, or PDMA, which regulates the distribution of drugs and drug samples at the federal level, and sets minimum standards for the registration and regulation of drug distributors by the states. Both the PDMA and state laws limit the distribution of prescription pharmaceutical product samples and impose requirements to ensure accountability in distribution.

Section 505(b)(2) New Drug Applications

        As an alternate path to FDA approval for modifications to formulations or uses of products previously approved by the FDA, an applicant may file an NDA under Section 505(b)(2) of the FFDCA. Section 505(b)(2) was enacted as part of the Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Hatch-Waxman Amendments, and permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. The applicant may rely upon the FDA's findings of safety and effectiveness based on certain pre-clinical or clinical studies conducted for an approved product. The FDA may also require companies to perform additional studies or measurements to support the change from the approved product. The FDA may then approve the new product candidate for all or some of the label indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant.

        To the extent that a Section 505(b)(2) NDA relies on studies conducted for a previously approved drug product, the applicant is required to certify to the FDA concerning any patents listed for the approved product in the Orange Book. Specifically, the applicant must certify for each listed patent that (1) the required patent information has not been filed; (2) the listed patent has expired; (3) the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or (4) the listed patent is invalid, unenforceable or will not be infringed by the new product. A certification that the new product will not infringe the already approved product's listed patent or that such patent is invalid is known as a Paragraph IV certification. If the applicant does not challenge the listed patents through a Paragraph IV certification, the Section 505(b)(2) NDA application will not be approved until all the listed patents claiming the referenced product have expired. The Section 505(b)(2) NDA application also will not be accepted or approved until any non-patent exclusivity, such as exclusivity for obtaining approval of a New Chemical Entity, listed in the Orange Book for the referenced product, has expired.

        If the 505(b)(2) NDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the referenced NDA and patent holders once the 505(b)(2) NDA has been accepted for filing by the FDA. The NDA and patent holders may then initiate a legal challenge to the Paragraph IV certification. Under the FFDCA, the filing of a patent infringement lawsuit within 45 days of their receipt of a Paragraph IV certification in most cases automatically prevents the FDA from approving the Section 505(b)(2) NDA for 30 months, or until a court decision or settlement finding that the patent is invalid, unenforceable or not infringed, whichever is earlier. The court also has the ability to shorten or lengthen the 30 month stay if either party is found not to be reasonably cooperating in expediting the litigation. Thus, the Section 505(b)(2) applicant may invest a significant amount of time and expense in the development of its product only to be subject to significant delay and patent litigation before its product may be commercialized.

DEA Regulation

        One of our product candidates, ZX-002, will be regulated as a "controlled substance" as defined in the Controlled Substances Act of 1970, or CSA, which establishes registration, security, recordkeeping, reporting, storage, distribution and other requirements administered by the U.S. Drug Enforcement Administration, or DEA. The DEA is concerned with the control of handlers of controlled substances, and with the equipment and raw materials used in their manufacture and packaging, in order to prevent loss and diversion into illicit channels of commerce.

        The DEA regulates controlled substances as Schedule I, II, III, IV or V substances. Schedule I substances by definition have no established medicinal use, and may not be marketed or sold in the United States. A pharmaceutical product may be listed as Schedule II, III, IV or V, with Schedule II substances considered to present the highest risk of abuse and Schedule V substances the lowest relative risk of abuse among such substances. ZX002, our proprietary oral, controlled release version of hydrocodone, will be listed by the DEA as a Schedule II controlled substance under the CSA. Consequently, its manufacture, shipment, storage, sale and use will be subject to a high degree of regulation. For example, all Schedule II drug prescriptions must be signed by a physician, physically presented to a pharmacist and may not be refilled without a new prescription.

        Annual registration is required for any facility that manufactures, distributes, dispenses, imports or exports any controlled substance. The registration is specific to the particular location, activity and controlled substance schedule. For example, separate registrations are needed for import and manufacturing, and each registration will specify which schedules of controlled substances are authorized.

        The DEA typically inspects a facility to review its security measures prior to issuing a registration. Security requirements vary by controlled substance schedule, with the most stringent requirements applying to Schedule I and Schedule II substances. Required security measures include background checks on employees and physical control of inventory through measures such as cages, surveillance cameras and inventory reconciliations. Records must be maintained for the handling of all controlled substances, and periodic reports made to the DEA, for example distribution reports for Schedule I and II controlled substances, Schedule III substances that are narcotics, and other designated substances. Reports must also be made for thefts or losses of any controlled substance, and to obtain authorization to destroy any controlled substance. In addition, special authorization and notification requirements apply to imports and exports.

        In addition, a DEA quota system controls and limits the availability and production of controlled substances in Schedule I or II. Distributions of any Schedule I or II controlled substance must also be accompanied by special order forms, with copies provided to the DEA. Because ZX-002, an oral, controlled release version of hydrocodone, will be regulated as a Schedule II controlled substance, it will be subject to the DEA's production and procurement quota scheme. The DEA establishes annually an aggregate quota for how much hydrocodone may be produced in total in the United States based on the DEA's estimate of the quantity needed to meet legitimate scientific and medicinal needs. This limited aggregate amount of hydrocodone that the DEA allows to be produced in the United States each year is allocated among individual companies, who must submit applications annually to the DEA for individual production and procurement quotas. We and our contract manufacturers must receive an annual quota from the DEA in order to produce or procure any Schedule I or Schedule II substance, including hydrocodone for use in manufacturing ZX002. The DEA may adjust aggregate production quotas and individual production and procurement quotas from time to time during the year, although the DEA has substantial discretion in whether or not to make such adjustments. Our, or our contract manufacturers', quota of an active ingredient may not be sufficient to meet commercial demand or complete clinical trials. Any delay or refusal by the DEA in establishing our, or our contract manufacturers', quota for controlled substances could delay or stop our clinical trials or product launches, which could have a material adverse effect on our business, financial position and results of operations.

        To meet its responsibilities, the DEA conducts periodic inspections of registered establishments that handle controlled substances. Failure to maintain compliance with applicable requirements, particularly as manifested in loss or diversion, can result in enforcement action that could have a material adverse effect on our business, results of operations and financial condition. The DEA may seek civil penalties, refuse to renew necessary registrations, or initiate proceedings to revoke those registrations. In certain circumstances, violations could eventuate in criminal proceedings.

        Individual states also regulate controlled substances, and we and our contract manufacturers will be subject to state regulation on distribution of these products.

New Legislation

        On September 27, 2007, the President signed the Food and Drug Administration Amendments Act of 2007, or FDAAA. This law grants significant expanded authority to the FDA, much of which is aimed at improving the safety of drug products before and after approval. In particular, it authorizes the FDA to, among other things, require post-approval studies and clinical trials, mandate changes to drug labeling to reflect new safety information, and require REMS for certain drugs, including certain currently approved drugs. In addition, it significantly expands the federal government's clinical trial registry and results databank and creates new restrictions on the advertising and promotion of drug products. Under the FDAAA, companies that violate these and other provisions of the new law are subject to substantial civil monetary penalties, among other regulatory, civil and criminal penalties.

        While we expect these provisions of the FDAAA, among others, to have a substantial effect on the pharmaceutical industry, the extent of that effect is not yet known. As the FDA issues regulations, guidance and interpretations relating to the new legislation, the impact on the industry, as well as our business, will become clearer. The new requirements and other changes that the FDAAA imposes may make it more difficult, and likely more costly, to obtain approval of new pharmaceutical products and to produce, market and distribute existing products.

International Regulation

        In addition to regulations in the United States, we will be subject to a variety of foreign regulations regarding safety and efficacy and governing, among other things, clinical trials and commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we must obtain the necessary approvals by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country and can involve additional product testing and additional review periods, and the time may be longer or shorter than that required to obtain FDA approval and, if applicable, DEA classification. The requirements governing, among other things, the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory process in others.

        Under European Union regulatory systems, marketing authorizations may be submitted either under a centralized or decentralized procedure. The centralized procedure provides for the grant of a single marketing authorization that is valid for all European Union member states. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval.

        In addition to regulations in Europe and the United States, we will be subject to a variety of other foreign regulations governing, among other things, the conduct of clinical trials, pricing and reimbursement and commercial distribution of our products. If we fail to comply with applicable foreign regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

        To date, we have not initiated any discussions with the European Medicines Agency, or EMEA, or any other foreign regulatory authorities with respect to seeking regulatory approval for any of our product candidates in Europe or in any other country outside the United States.

Third-Party Payor Coverage and Reimbursement

        Although none of our product candidates has been commercialized for any indication, once they are approved for marketing, commercial success of our product candidates will depend, in part, upon the availability of coverage and reimbursement from third-party payors at the federal, state and private levels. Government payor programs, including Medicare and Medicaid, private health care insurance companies, and managed-care plans have attempted to control costs by limiting coverage and the amount of reimbursement for particular procedures or drug treatments. The United States Congress and state legislatures from time to time propose and adopt initiatives aimed at cost-containment. Ongoing federal and state government initiatives directed at lowering the total cost of health care will likely continue to focus on health care reform, the cost of prescription pharmaceuticals and on the reform of the Medicare and Medicaid payment systems. Examples of how limits on drug coverage and reimbursement in the United States may cause reduced payments for drugs in the future include:

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  changing Medicare reimbursement methodologies;

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  fluctuating decisions on which drugs to include in formularies;

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  revising drug rebate calculations under the Medicaid program; and

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  reforming drug importation laws that restrict imports of drugs available at lower prices outside of the United States.

        Some third-party payors also require pre-approval of coverage for new or innovative devices or drug therapies before they will reimburse health care providers who use such therapies. While we cannot predict whether any proposed cost-containment measures will be adopted or otherwise implemented in the future, these requirements or any announcement or adoption of such proposals could have a material adverse effect on our ability to obtain adequate prices for our product candidates and to operate profitably.

Manufacturing Requirements

        We and our third-party manufacturers must comply with applicable FDA regulations relating to FDA's cGMP regulations and, if applicable, QSR requirements. The cGMP regulations include requirements relating to, among other things, organization of personnel, buildings and facilities, equipment, control of components and drug product containers and closures, production and process controls, packaging and labeling controls, holding and distribution, laboratory controls, records and reports, and returned or salvaged products. The manufacturing facilities for our products must meet cGMP requirements to the satisfaction of the FDA pursuant to a pre-approval inspection before we can use them to manufacture our products. We and our third-party manufacturers are also subject to periodic unannounced inspections of facilities by the FDA and other authorities, including procedures and operations used in the testing and manufacture of our products to assess our compliance with applicable regulations. Failure to comply with statutory and regulatory requirements subjects a manufacturer to possible legal or regulatory action, including, among other things, warning letters, the seizure or recall of products, injunctions, consent decrees placing significant restrictions on or suspending manufacturing operations and civil and criminal penalties.

Other Regulatory Requirements

        With respect to post-market product advertising and promotion, the FDA imposes a number of complex regulations on entities that advertise and promote pharmaceuticals, which include, among others, standards for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities, and promotional activities involving the internet. The FDA has very broad enforcement authority under the FFDCA, and failure to abide by these regulations can result in penalties, including the issuance of a warning letter directing entities to correct deviations from FDA standards, a requirement that future advertising and promotional materials be pre-cleared by the FDA, and state and federal civil and criminal investigations and prosecutions.

        We are also subject to various laws and regulations regarding laboratory practices, the experimental use of animals, and the use and disposal of hazardous or potentially hazardous substances in connection with our research. In each of these areas, as above, the FDA has broad regulatory and enforcement powers, including, among other things, the ability to levy fines and civil penalties, suspend or delay issuance of approvals, seize or recall products, and withdraw approvals, any one or more of which could have a material adverse effect on us.

Legal Proceedings

        We are not currently a party to any legal proceeding.

Employees

        As of February 29, 2008, we employed 27 full-time employees. Of the full-time employees, two were engaged in sales and marketing, eight were engaged in manufacturing operations, ten were engaged in product development, quality assurance and clinical and regulatory activities and seven were engaged in general and administrative activities (including business and corporate development). We plan to continue to expand our product development programs. To support this growth, we will need to expand managerial, operations, development, regulatory, sales, marketing, finance and other functions. None of our employees are represented by a labor union, and we consider our employee relations to be good.

Facilities

        Our facilities are located in San Diego and Emeryville, California. Our general and administrative and sales and marketing personnel are located at our San Diego facility. Our manufacturing operations, product development, quality assurance and clinical and regulatory personnel are located in our Emeryville facility.

        We occupy 7,416 square feet of office space in Emeryville under a lease which expires in 2011. The lease gives us an option to expand into an additional 1,602 square feet of office space, provided the option is exercised by April 2008. We believe that the office space in Emeryville is adequate to meet our needs there, and that, if necessary, additional space can be leased to accommodate any future growth.

        We occupy 4,193 square feet of office space in San Diego under a lease which expires in 2010. We can extend the lease on the San Diego office for an additional 17 months upon six months' prior written notice. The lease gives us an option to expand into an adjacent 3,794 square feet of office space should our landlord decide to vacate it. Given the anticipated growth of our sales and marketing department, we may need additional office space in San Diego. We believe additional space can be leased to accommodate our potential growth.

        The manufacturing equipment used to produce our DosePro technology is currently located at our contract manufacturers' and component suppliers' facilities in Europe where we occupy an aggregate of approximately 21,665 square feet of space that is used to manufacture sumatriptan DosePro.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth certain information about our executive officers and directors:

Name	Age	Position
Roger L. Hawley	55	Chief Executive Officer and Director
Stephen J. Farr, Ph.D.	49	President, Chief Operating Officer and Director
David W. Nassif	53	Executive Vice President, Chief Financial Officer, Secretary and Treasurer
Stephen J. Peroutka, M.D., Ph.D.	54	Chief Medical Officer
Jennifer D. ("J.D.") Haldeman	43	Vice President, Commercial Strategy and Corporate Communications
Bret E. Megargel	39	Vice President, Corporate Development
Jonathan M. Rigby	40	Vice President, Business Development
John J. Turanin	50	Vice President, Operations
Cam L. Garner(1)	59	Chairman of the Board of Directors
James C. Blair, Ph.D.(1)	68	Director
Louis C. Bock(2)	43	Director
Kurt C. Wheeler(1)	55	Director
Alex Zisson(2)	38	Director

(1)
Member of the Compensation Committee.

(2)
Member of the Audit Committee.

(3)
Member of the Nominating/Corporate Governance Committee.

Executive Officers

        Roger L. Hawley is one of our co-founders and has served as our Chief Executive Officer and as a member of our board of directors since August 2006. From January 2006 to August 2006, Mr. Hawley served as a consultant to us and to our predecessor company, which was originally known as CG Pharma, Inc. From August 2003 to January 2006 he served as Executive Vice President, Commercial and Technical Operations for InterMune, Inc., a biopharmaceutical company focused on therapies in hepatology and pulmonology. From October 2002 to July 2003, Mr. Hawley was the Chief Commercial Officer at Prometheus Laboratories Inc., a specialty pharmaceutical and diagnostics company. From 2001 to 2002, Mr. Hawley served as General Manager & Vice President of Sales and Marketing at Elan Pharmaceuticals, Inc. From 1987 to 2001, Mr. Hawley held a broad range of management positions in commercial operations, alliance/partnership management, and regional sales and corporate finance at GlaxoSmithKline, or GSK. His last position at GSK was Vice President of Sales-CNS/GI Division. From 1976 to 1987, he held various financial management positions with Marathon Oil Company, including serving four years in London, England. While at Marathon, he was a certified treasury manager and a certified public accountant. Mr. Hawley is a member of the board of directors of Cypress Bioscience, Inc., a publicly-traded pharmaceutical company, Targeted Genetics Corporation, a publicly-traded clinical-stage biotechnology company, and Alios BioPharma Inc., a privately-held biotechnology company. Mr. Hawley holds a B.Sc. in Accounting from Eastern Illinois University.

        Stephen J. Farr, Ph.D. is one of our co-founders and has served as our President and as a member of our board of directors since our formation in May 2006. From May 2006 to October 2006, Dr. Farr

also served as our Chief Executive Officer and since October 2006, Dr. Farr has served as our Chief Operating Officer. From 1995 to June 2006, Dr. Farr held positions of increasing responsibility within pharmaceutical sciences and research and development at Aradigm Corporation, and serving most recently as Senior Vice President and Chief Scientific Officer. In 2003, he played a key role in identifying and acquiring the DosePro technology and became technical director and executive sponsor for the development of sumatriptan DosePro at Aradigm Corporation. From 1986 to 1994, Dr. Farr was a tenured professor at the Welsh School of Pharmacy, Cardiff University, United Kingdom, concentrating in the areas of physical pharmacy and biopharmaceutics. He is a fellow of the American Association of Pharmaceutical Scientists and visiting Associate Professor in the Department of Pharmaceutics, School of Pharmacy, Virginia Commonwealth University. Dr. Farr is a registered pharmacist in the United Kingdom and obtained his Ph.D. degree in Pharmaceutics from the University of Wales.

        David W. Nassif, J.D. has served as our Executive Vice President, Chief Financial Officer, Secretary and Treasurer since May 2007 after consulting for us from October 2006 to May 2007. From May 2006 to October 2006, as well as earlier from 2001 to 2002, Mr. Nassif served as a principal at Strategic Consulting Services providing capital raising, mergers and acquisitions, licensing and investor relations services to various public and private life science and technology companies, including Amphastar. From 2002 to May 2006, Mr. Nassif was the Chief Financial Officer and Senior Vice President of Global Licensing at Amphastar Pharmaceuticals, Inc., a privately-held, generic and specialty pharmaceutical company. From 2000 to 2001, he was the Senior Vice President and Chief Financial Officer of RealAge, Inc., a privately-held health care database information marketing company. From 1993 to 1999, Mr. Nassif held various positions with Cypros Pharmaceutical Corporation, an American Stock Exchange listed specialty pharmaceutical company, culminating in the position of Senior Vice President and Chief Financial Officer. Mr. Nassif received a B.Sc. in Finance and Management Information Systems from the University of Virginia and a J.D. from the University of Virginia School of Law.

        Stephen J. Peroutka, M.D., Ph.D. has served as our Chief Medical Officer since November 2007. From August 2005 to October 2007, Dr. Peroutka held positions of increasing responsibility at Johnson & Johnson, serving most recently as a Medical and Business Strategy Leader. From January 2003 to August 2005, he was the President and Chief Executive Officer of Synergia Pharma, Inc., a private biopharmaceutical company focusing on neurological disorders. From 2001 to 2002, Dr. Peroutka was the Vice President of Clinical Research at Deltagen. From 2000 to 2001, Dr. Peroutka was the Chief Medical Officer at Collabra Pharma. From 1993 to 1997, Dr. Peroutka was the President and Chief Executive Officer of Spectra Biomedical, Inc., an association genetics company focused on migraine, which he founded. In 1997, Spectra Biomedical, Inc. was acquired by Glaxo Wellcome Inc. after which time he continued to serve as President to the company until 1999. From 1990 to 1993, Dr. Peroutka worked at Genentech, Inc. where he established the Department of Neuroscience and became its first Director in 1991. From 1988 to 1990, Dr. Peroutka was Chief, Neurology Service, at the Palo Alto Veterans Administration Hospital. From 1984 to 1990, he was an Assistant Professor of Neurology and Pharmacology at Stanford University. Dr. Peroutka received his M.D. and Ph.D. degrees from the Johns Hopkins University School of Medicine. Dr. Peroutka earned his A.B. degree from Cornell University.

        J.D. Haldeman has served as our Vice President, Commercial Strategy and Corporate Communications since October 2006. From March 2006 to October 2006, Ms. Haldeman served as a consultant to us and to our predecessor company, which was originally known as CG Pharma, Inc. From January 2006 to March 2006, Ms. Haldeman served as a consultant to Valeant Pharmaceuticals International. From June 2004 to December 2005, Ms. Haldeman was Vice President, Marketing at InterMune, Inc. where she managed the full scope of marketing activities for its hepatology, pulmonology, and oncology businesses. From 2003 to March 2004, Ms. Haldeman served as Vice

President, Marketing & Commercial Analytics at Prometheus Laboratories Inc., a specialty pharmaceutical and diagnostics company. From 2000 to 2003, Ms. Haldeman led commercial operations and business development as a Vice President at Tandem Medical, a private drug delivery company. From 1997 to 1999, Ms. Haldeman served as Vice President, Commercial Development & Corporate Communications at Shaman Pharmaceuticals, Inc. From 1988 to 1997, Ms. Haldeman served in a broad range of positions in commercial operations including product management, global product planning, and sales at Parke-Davis, a division of Warner-Lambert (now Pfizer). She co-led the launch of Neurontin, a CNS product, and rose to the level of Senior Director, Cardiovascular Disease Team. Ms. Haldeman holds an M.B.A. from Northwestern University and a B.A. of Philosophy from Brigham Young University.

        Bret E. Megargel is one of our co-founders and has served as our Vice President of Corporate Development since August 2006. From December 2005 to August 2006, Mr. Megargel served as a consultant to our predecessor company, which was originally known as CG Pharma, Inc. From January 2005 to August 2007, Mr. Megargel served as Vice President of Planet Technologies, Inc. From 2002 to December 2004, Mr. Megargel served as Vice President of Business Development for Avera Pharmaceuticals, Inc., a private, CNS focused development company. From 1999 to 2002, Mr. Megargel served as a Venture Partner for Windamere Venture Partners, LLC. During his tenure at Windamere, Mr. Megargel served as Vice President of Business Development for MD Edge, Inc., and Director of Business Development for Converge Medical, Inc. and was a member of the founding team of Dexcom, Inc. From 1991 to 1996, Mr. Megargel served as a consultant for The Healthcare Group of Marketing Corporation of America (now a Division of The InterPublic Group), where he was a case manager for projects that included major product development, licensing and acquisition, and marketing strategy assignments for pharmaceutical clients. Mr. Megargel received his M.B.A. at the Stanford University Graduate School of Business and is a graduate of Dartmouth College, where he obtained a B.A. in Economics.

        Jonathan Rigby is one of our co-founders and has served as our Vice President of Business Development since our formation in May 2006. From 2002 to August 2006, Mr. Rigby served as Vice President Business Development at Aradigm Corporation where he was responsible for the strategic acquisition of the DosePro technology and related assets in 2003. In 2006 Mr. Rigby co-led the management buy out of the DosePro assets from Aradigm Corporation and the associated venture financing of the company. From 1995 to 2002, Mr. Rigby served as Head of Business Development, Head of Business Intelligence and Head of UK Sales for Profile Therapeutics UK. Earlier in his career Mr. Rigby served in various sales and marketing capacities for Merck & Co., Inc. and Bristol Myers Squibb. Mr. Rigby is a frequent speaker at industry conferences in the drug delivery sector and serves as Vice Chairman of the Board of the Association of Needle Free Injection Manufacturers. Mr. Rigby earned his undergraduate degree in Biological Sciences with Honors from Sheffield University, UK. He also holds a British Technology Higher National Diploma in Applied Biology from Sheffield University, UK and an M.B.A. from Portsmouth University, UK.

        John J. Turanin is one of our co-founders and has served as our Vice President, Operations since our formation in May 2006. From 1997 to April 2006, Mr. Turanin served as Vice President, Corporate Planning and Program Management and held positions as Senior Director of Program Management, Director of New Product Planning, and Director of Respiratory Products Business Unit at Aradigm Corporation where he was responsible for leading numerous product development programs and strategic alliances. Mr. Turanin was also responsible for directing Aradigm's integration of the DosePro technology acquisition and serving as program director for the sumatriptan DosePro development program. From 1987 to 1996, Mr. Turanin was General Manager of operations, quality, product development, and marketing for the respiratory therapeutics division at Invacare Corporation, a global manufacturer of home medical products. Mr. Turanin holds an M.B.A. from the University of Pittsburgh and a B.A. in Business from Indiana University of Pennsylvania.

Board of Directors

        Cam L. Garner is one of our co-founders and has served as chairman of our board of directors since August 2006. Mr. Garner co-founded specialty pharmaceutical companies, Verus Pharmaceuticals, Inc., Somaxon Pharmaceuticals, Inc., Cadence Pharmaceuticals, Inc., Evoke Pharma, Elevation Pharmaceuticals, DJ Pharma and Xcel Pharmaceuticals, Inc. He serves as Executive Chairman of Verus and Chairman of Cadence, Evoke and Elevation. Xcel was acquired in March 2005 by Valeant Pharmaceuticals International and DJ Pharma was sold to Biovail in 2000. He was Chief Executive Officer of Dura Pharmaceuticals, Inc. from 1989 to 1995 and its Chairman and Chief Executive Officer from 1995 to 2000 until it was sold to Elan in November 2000. Mr. Garner also serves on the board of directors of Somaxon Pharmaceuticals, Inc., Favrille, Inc., SkinMedica, Inc. and Aegis Therapeutics, LLC. Mr. Garner earned his M.B.A. from Baldwin-Wallace College and his B.A. in Biology from Virginia Wesleyan College.

        James C. Blair, Ph.D. has served as a member of our board of directors since August 2006. Dr. Blair is a Managing Member of Domain Associates, LLC, where he has been a Partner since its founding in 1985, and has over 35 years of experience with venture and emerging growth companies. In the course of this experience, Dr. Blair has been involved in the creation and development of over 50 life sciences companies, including Amgen, Aurora Biosciences, Amylin Pharmaceuticals, Applied Biosystems, Dura Pharmaceuticals (acquired by Elan), GeneOhm Sciences (acquired by Becton Dickinson), Molecular Dynamics (acquired by GE Amersham), Nuvasive, Inc., Pharmion Corporation (acquired by Celgene) and Volcano. He is currently a Director of Cadence Pharmaceuticals, and a Director of eight private companies. Dr. Blair also serves on the board of directors of the Prostate Cancer Foundation and is on the Advisory Boards of the Department of Molecular Biology at Princeton University and the Department of Bioengineering of the University of Pennsylvania. He is also a member of the Board of Councilors for the USC Stevens Institute for Innovation. Dr. Blair received a B.S.E. from Princeton University and an M.S.E and Ph.D. from the University of Pennsylvania.

        Louis C. Bock has served as a member of our board of directors since August 2006. Mr. Bock is a Managing Director of Scale Venture Partners, a venture capital firm. Mr. Bock joined Scale Venture Partners in September 1997 from Gilead Sciences, Inc., a biopharmaceutical company, where he held positions in research, project management, business development and sales from September 1989 to September 1997. Prior to Gilead, he was a research associate at Genentech, Inc. from November 1987 to September 1989. He currently serves as a director of Ascenta Therapeutics, Inc., diaDexus Inc., SGX Pharmaceuticals, Inc., Horizon Therapeutics, Inc., Orexigen Therapeutics, Inc. and Sonexa Therapeutics, Inc. and is responsible for Scale Venture Partners' investments in Prestwick Pharmaceuticals, Inc. and Somaxon Pharmaceuticals, Inc. Mr. Bock received his B.S. in Biology from California State University, Chico and an M.B.A. from California State University, San Francisco.

        Kurt C. Wheeler has served as a member of our board of directors since August 2006. Mr. Wheeler is a Managing Director of Clarus Ventures, a venture capital firm, a position he has held since February 2005, and is a General Partner of MPM Capital BioVentures II and III funds, a position he has held since March 2000. From March 1992 to September 1998, Mr. Wheeler was Chairman and Chief Executive Officer of InControl, Inc., a publicly traded medical device company that designed, developed, and marketed implantable medical devices to treat irregular heart rhythms, which was sold to Guidant Corporation. Mr. Wheeler serves on the board of directors of Somaxon Pharmaceuticals, Inc., CryoCor, Inc. and Alsius, Inc., as well as a number of private medial device and biopharmaceutical companies. Mr. Wheeler holds a B.A. degree from Brigham Young University and a M.B.A. degree from Northwestern University, where he serves on the Kellogg Alumni Advisory Board.

        Alex Zisson has served as a member of our board of directors since August 2006. Mr. Zisson is a Partner at Thomas, McNerney & Partners, a firm he joined in 2002. He is currently a board member of three other private companies including Clarus Therapeutics, Inc., Quinnova Pharmaceuticals, Inc. and Tranzyme Pharma, Inc. From 1991 to 2002, he was in the research department at Hambrecht & Quist (and its successor firms Chase H&Q and JPMorgan H&Q). In 1997, Mr. Zisson was named a Managing Director and after the merger of Chase H&Q and JPMorgan became the firm's Health Care Strategist. Mr. Zisson graduated magna cum laude from Brown University, where he was elected to Phi Beta Kappa.

Board Composition and Election of Directors

        Our board of directors is currently authorized to have seven members and is currently composed of five non-employee members, our current Chief Executive Officer, Roger L. Hawley, and our current President and Chief Operating Officer, Stephen J. Farr, Ph.D. Upon completion of this offering, our amended and restated certificate of incorporation will provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. To implement the classified structure, prior to the consummation of this offering, two of the nominees to the board will be appointed to one-year terms, two will be appointed to two-year terms and three will be appointed to three-year terms. Thereafter, directors will be elected for three-year terms. Our Class I directors, whose terms will expire at the 2009 annual meeting of stockholders, will be                        and                                     . Our Class II directors, whose terms will expire at the 2010 annual meeting of stockholders, will be                                    and                         . Our Class III directors, whose terms will expire at the 2011 annual meeting of stockholders, will be                         ,                         and                         . This classification of our board of directors may have the effect of delaying or preventing changes in our control or management. Our directors may be removed for cause by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock.

Board Committees

        Our board of directors has established three committees: the audit committee, the compensation committee and the nominating/corporate governance committee. Our board of directors may establish other committees to facilitate the management of our business.

Audit Committee

        Our audit committee consists of Messrs. Bock (chairman and audit committee financial expert), Zisson and                        , each of whom our board of directors has determined is independent within the meaning of the independent director standards of the Securities and Exchange Commission, or SEC, and the Nasdaq Stock Market.

        This committee's main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. This committee's responsibilities include, among other things:

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  selecting and engaging our independent registered public accounting firm;

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  evaluating the qualifications, independence and performance of our independent registered public accounting firm;

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  approving the audit and non-audit services to be performed by our independent registered public accounting firm;

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  reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies;

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  discussing with management and the independent registered public accounting firm the results of our annual audit and the review of our quarterly unaudited financial statements;

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  reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

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  reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations;

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  preparing the report that the SEC requires in our annual proxy statement;

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  reviewing and approving any related party transactions and reviewing and monitoring compliance with our code of conduct and ethics; and

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  reviewing and evaluating, at least annually, the performance of the audit committee and its members including compliance of the audit committee with its charter.

Compensation Committee

        Our compensation committee consists of Dr. Blair and Messrs. Garner (chairman) and Wheeler, each of whom our board of directors has determined is independent within the meaning of the independent director standards of the Nasdaq Stock Market. This committee's purpose is to assist our board of directors in determining the development plans and compensation for our senior management and directors and recommend these plans to our board. This committee's responsibilities include, among other things:

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  reviewing and recommending compensation and benefit plans for our executive officers and compensation policies for members of our board of directors and board committees;

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  reviewing the terms of offer letters and employment agreements and arrangements with our officers;

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  setting performance goals for our officers and reviewing their performance against these goals and setting compensation based on such review;

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  evaluating the competitiveness of our executive compensation plans and periodically reviewing executive succession plans;

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  administering our benefit plans and the issuance of stock options and other awards under our equity incentive plans;

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  preparing the report that the SEC requires in our annual proxy statement; and

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  reviewing and evaluating, at least annually, the performance of the compensation committee and its members including compliance of the compensation committee with its charter.

Nominating/Corporate Governance Committee

        Our nominating/corporate governance committee consists of                                    (chairman),                         and                         , each of whom our board of directors has determined is independent within the meaning of the independent director standards of the Nasdaq Stock Market. This committee's purpose is to assist our board of directors by identifying individuals qualified to become members of our board of directors, consistent with criteria set by our board, and to develop our corporate governance principles. This committee's responsibilities include among other things:

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  evaluating the composition, size and governance of our board of directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

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  administering a policy for considering stockholder nominees for election to our board of directors;

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  evaluating and recommending candidates for election to our board of directors;

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  developing guidelines for board compensation;

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  overseeing our board of directors' performance and self-evaluation process;

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  reviewing our corporate governance principles and providing recommendations to the board regarding possible changes; and

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  reviewing and evaluating, at least annually, the performance of the nominating/corporate governance committee and its members including compliance of the nominating/corporate governance committee with its charter.

Compensation Committee Interlocks and Insider Participation

        None of the members of our compensation committee has ever been one of our officers or employees. None of our executive officers currently serves, or has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

Code of Business Conduct and Ethics

        Prior to the completion of this offering, we expect to adopt a code of business conduct and ethics that applies to our officers, directors and employees. We expect that our code of business conduct and ethics will be available on our website at www.zogenix.com upon the completion of this offering. We intend to disclose any amendments to the code, or waivers to its requirements, on our website.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        In this section we summarize our plans and programs for compensating our executive officers who are named in the Summary Compensation Table that appears below. These "named executive officers" consist of our Chief Executive Officer; our President and Chief Operating Officer; our Executive Vice President, Chief Financial Officer, Secretary and Treasurer; and our two other most highly paid executive officers as determined by total compensation for the year ended December 31, 2007. These individuals are: Roger L. Hawley, Chief Executive Officer; Stephen J. Farr, Ph.D., President and Chief Operating Officer; David W. Nassif, J.D., Executive Vice President, Chief Financial Officer, Secretary and Treasurer; J.D. Haldeman, Vice President, Commercial Strategy and Corporate Communications; and John J. Turanin, Vice President, Operations.

Overview

        We recognize that the ability to excel depends on the integrity, knowledge, imagination, skill, diversity and teamwork of our employees. To this end, we strive to create an environment of mutual respect, encouragement and teamwork—an environment that rewards commitment and performance and that is responsive to the needs of our employees. The objectives of our compensation and benefits programs for our employees generally, and for our named executive officers specifically, are to:

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  attract, engage and retain the workforce that helps ensure our future success;

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  motivate and inspire employee behavior that fosters a high-performance culture;

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  support a cost-effective and flexible business model;

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  reinforce key business objectives; and

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  align employee interests with stockholder interests.

        Most of our compensation elements simultaneously fulfill one or more of these objectives. These elements consist of (1) base salary, (2) performance bonus, (3) long-term equity incentives, (4) retirement savings opportunity, (5) perquisites, health and welfare benefits and other compensation and (6) post-termination benefits. Each component aligns the interests of our named executive officers with the interests of our stockholders in different ways, whether through focusing on short-term and long-term performance goals, promoting an ownership mentality toward one's job, linking individual performance to our performance or by ensuring healthy employees. This mix of compensation is intended to ensure that total compensation reflects our overall success or failure and to motivate executive officers to meet appropriate performance measures. In determining each element of compensation for any given year, our board of directors and our compensation committee consider and determine each element individually and then review the resulting total compensation and determines whether it is reasonable and competitive. We have no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Each of these compensation elements is described in more detail below.

        The compensation programs in which our named executive officers participate are additionally designed to tie annual and long-term cash and equity incentives to the achievement of specified performance objectives and to align executives' incentives with the interests of our stockholders.

Compensation Determination Process

        Our compensation committee was formed in October 2006. Prior to that date, all compensation decisions were made by the full board of directors.

        The compensation committee of our board of directors develops, reviews and approves each of the elements of the executive compensation program of our company as a whole and for our named executive officers individually, although the full board of directors still makes certain compensation decisions with respect to our named executive officers when the compensation committee deems it to be appropriate. With respect to the compensation of our chief executive officer, our compensation committee has historically reviewed and recommended to the full board of directors corporate goals and objectives relating to the compensation of the chief executive officer, evaluated the performance of the chief executive officer in light of those goals and objectives and reviewed and recommended to the full board of directors the compensation of our chief executive officer based on such evaluation. Following the completion of this offering, we expect that our compensation committee will assume responsibility for the compensation of our chief executive officer. The compensation committee also regularly assesses the effectiveness and competitiveness of our compensation programs.

        In the first quarter of each year, the compensation committee reviews the performance of each of our named executive officers during the previous year. At this time the compensation committee also reviews our performance relative to the corporate performance objectives set by the board of directors for that year and makes the final bonus payment determinations based on our performance and the compensation committee's evaluation of each named executive officer's performance for the prior year. In connection with this review, the compensation committee also reviews and adjusts, as appropriate, annual base salaries for our named executive officers and grants additional stock option awards to our named executive officers and certain other eligible employees for the coming fiscal year. With respect to the compensation for our chief executive officer, the compensation committee then presents its recommendations to the full board of directors for approval.

        During the first quarter of each year our compensation committee also reviews the corporate performance objectives for purposes of our performance bonus programs, but such objectives are usually recommended to the full board of directors for approval. Our chief executive officer, with the assistance and support of the human resources department and the other executive officers, aids the compensation committee by providing annual recommendations regarding the compensation of all of our named executive officers, other than himself. The compensation committee also, on occasion, meets with our chief executive officer to obtain recommendations with respect to our compensation programs and practices generally. The compensation committee considers, but is not bound to accept, the chief executive officer's recommendations with respect to named executive officer compensation. In the beginning of each year, our named executive officers work with our chief executive officer to establish their individual performance goals for the year, based on their respective roles within the company.

        Our chief executive officer generally attends all of the compensation committee meetings, but the compensation committee also holds executive sessions that are not attended by any members of management or non-independent directors, as needed from time to time. The compensation committee discusses our chief executive officer's compensation package with him, but makes decisions with respect to his compensation without him present. The compensation committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees.

        The board of directors and our compensation committee have not historically reviewed relevant market compensation data in setting named executive officer compensation. Instead, our board of directors and our compensation committee rely upon the judgment of its members in making compensation decisions, after reviewing our performance and carefully evaluating a named executive officer's performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with us, current compensation arrangements and long-term potential to enhance stockholder value.

        We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions, and our compensation committee does not have any policies for allocating compensation between long-term and short-term compensation or cash and non-cash compensation. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our named executive officers to deliver superior performance and retain them to continue their careers with us on a cost-effective basis.

        The compensation levels of the named executive officers reflect to a significant degree the varying roles and responsibilities of such executives. As a result of the compensation committee's and the board of director's assessment of our chief executive officer's and president and chief operating officer's roles and responsibilities within our company, there are significant compensation differentials between these named executive officers and our other named executive officers.

        We do not have a formal policy to adjust or recover awards or payments if the relevant performance measures upon which they are based are restated or are otherwise adjusted in a manner that would otherwise reduce the size of the initial payment or award.

Base Salaries

        In general, base salaries for our named executive officers are initially established through arm's length negotiation at the time the executive is hired, taking into account such executive's qualifications, experience and prior salary. Base salaries of our named executive officers are approved and reviewed annually by our compensation committee and adjustments to base salaries are based on the scope of an executive's responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases may take into account the executive officer's current salary, equity ownership, and the amounts paid to an executive officer's peers inside our company by conducting an internal analysis, which compares the pay of each executive officer to other members of the management team. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility. Base salaries are not automatically increased if the compensation committee believes that other elements of the named executive officer's compensation are more appropriate in light of our stated objectives. This strategy is consistent with our intent of offering compensation that is both cost-effective, competitive and contingent on the achievement of performance objectives.

        Our chief executive officer's base salary is based upon the same policies and criteria used for other named executive officers as described above. Each year the compensation committee reviews the chief executive officer's compensation arrangements and his individual performance for the previous fiscal year, as well as our performance as a whole, and makes recommendations to the full board of directors of adjustments to such compensation, if appropriate.

        In August 2006, in connection with the inception of our company, the board of directors set annual base salaries for Mr. Hawley, Dr. Farr and Mr. Turanin, each of whom is a founder of our company. These base salaries were set based on the board of director's analysis of the foregoing factors. In October 2006, we hired Ms. Haldeman as our Vice President, Commercial Strategy and Corporate Communications. Her initial base salary was set based on the compensation committee's analysis of the foregoing factors.

        In May 2007, we hired Mr. Nassif as our Executive Vice President, Chief Financial Officer, Secretary and Treasurer. His initial base salary was also set based on the compensation committee's analysis of the foregoing factors.

        In May 2007, the board of directors approved increases to Mr. Hawley's and Dr. Farr's base salaries. Mr. Hawley's salary was increased from $250,000 to $300,000 effective June 1, 2007, and Dr. Farr's salary was increased from $240,000 to $270,000 effective June 1, 2007. These adjustments were made at the recommendation of the compensation committee, which had reviewed Mr. Hawley's and Dr. Farr's compensation packages using the foregoing factors. The board of directors and the compensation committee further determined that our performance since its inception warranted higher base salaries for our most senior executive officers.

        The actual base salaries paid to all of our named executive officers for 2007 are set forth in the "Summary Compensation Table" below.

Performance Bonuses

        Each named executive officer is also eligible for a performance bonus based upon the achievement of certain corporate performance goals and objectives approved by our board of directors and, with respect to our named executive officers other than Mr. Hawley, individual performance. The compensation committee, in its discretion, may also award amounts either below or in excess of bonus targets based on the named executive officer's performance outside of the stated goals and objectives. All final bonus payments to our named executive officers are determined by our compensation committee, other than the bonus payments to our chief executive officer, whose compensation is approved by the full board of directors.

        With respect to each year, the corporate performance goals are generally designed to be achievable given effective performance of the executive officers and our company. For 2007, the corporate performance objectives applicable to our named executive officers' performance bonus opportunities included: (1) NDA for sumatriptan DosePro (25% weighting), (2) supply chain readiness for sumatriptan DosePro (20% weighting), (3) commercialize sumatriptan DosePro (20% weighting), (4) technology out-license (15% weighting), (5) development of follow-on products (10% weighting) and (6) financial and strategic planning (10% weighting). Other than the performance objective related to our submission of an NDA for sumatriptan DosePro and our objective related to the development of follow-on products, which we achieved due to the licensing transaction with Elan, each of these performance objectives was subjective in nature and not quantifiable. In addition, in determining the corporate achievement level for purposes of the 2007 annual bonuses, the compensation committee and the board of directors considered other achievements by the company during 2007 not originally contemplated in the pre-established corporate goals, such as the Elan licensing transaction, the completion of equity and debt financing transactions and the company's progress towards an initial public offering. In December 2007, the compensation committee and the board of directors reviewed and evaluated the achievement of these performance objectives and the company's overall performance and progress during 2007 and approved a corporate performance achievement level of 95.2%.

        For 2007, the compensation committee also determined the portion of each named executive officer's bonus related to individual performance (other than Mr. Hawley, whose bonus was based solely on corporate performance) based upon their achievement of individual performance goals established at the beginning of the year, as well as their subjective assessment of their performance. The 2007 individual performance objectives were designed to achieve Zogenix's strategic business plan and were designed to be achievable, but to require a substantial effort and initiative on the part of the named executive officers. For those named executive officers other than Mr. Hawley, the compensation committee determines the portion of the annual bonus attributable to individual performance based, in part, upon a rating assigned to such individuals by Mr. Hawley based upon his assessment of their achievement of performance goals as well as his subjective assessment of their performance.

        Our named executive officers' target bonuses for 2007 and actual bonuses as a percentage of target are set forth in the table below. Mr. Hawley's bonus was based solely on our attainment of the pre-established corporate goals. With respect to our other named executive officers, a portion of their bonuses are based on our attainment of the pre-established corporate goals and a portion is based on individual performance, as set forth below.

	Performance Weighting (% Total)
Name	2007 Target Bonus (as a % of Base Salary)	Corporate	Individual	2007 Actual Bonus (as a % of Base Salary)
Roger L. Hawley Chief Executive Officer	40%	100%	0%	41.6%
Stephen J. Farr, Ph.D. President and Chief Operating Officer	35	80	20	35.3
David W. Nassif, J.D. Executive Vice President, Chief Financial Officer, Secretary and Treasurer	30	60	40	31.6	(1)
J.D. Haldeman Vice President, Commercial Strategy and Corporate Communications	25	50	50	24.8
John Turanin Vice President, Operations	25	50	50	23.7

(1)
Mr. Nassif's bonus was prorated for 2007 based on the number of days he was employed by the company. Mr. Nassif commenced employment in May 2007 and the percentage reflected above was calculated based on Mr. Nassif's prorated base salary for 2007.

Long-Term Equity Incentives

        The goals of our long-term, equity-based incentive awards are to align the interests of our named executive officers with the interests of our stockholders. Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our named executive officers through the vesting period of the awards. In determining the size of the long-term equity incentives to be awarded to our named executive officers, we take into account a number of internal factors, such as the relative job scope, the value of existing long-term incentive awards, individual performance history, prior contributions to us and the size of prior grants. Our compensation committee does not refer to competitive market data in determining long-term equity incentive awards. Based upon these factors, the compensation committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value. We have not granted any equity awards other than stock options to date.

        To reward and retain our named executive officers in a manner that best aligns employees' interests with stockholders' interests, we use stock options as the primary incentive vehicles for long-term compensation. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock options to our future performance. Because employees are able to profit from stock options only if our stock price increases relative to the stock option's exercise price, we believe stock options provide meaningful incentives to employees to achieve increases in the value of our stock over time.

        We use stock options to compensate our named executive officers both in the form of initial grants in connection with the commencement of employment and annual refresher grants. Annual grants of options are typically approved by the compensation committee during the first quarter of each year. While we intend that the majority of stock option awards to our employees be made pursuant to initial grants or our annual grant program, the compensation committee retains discretion to make stock option awards to employees at other times, including in connection with the promotion of an employee, to reward an employee, for retention purposes or for other circumstances recommended by management or the compensation committee.

        The exercise price of each stock option grant is the fair market value of our common stock on the grant date, as determined by our board of directors. For 2007, the determination of the appropriate fair market value was made by the board of directors after considering a contemporaneous valuation of our common stock as of December 31, 2006 and September 30, 2007 prepared by management. Stock option awards to our named executive officers typically vest over a four-year period as follows: 25% of the shares underlying the option vest on the first anniversary of the date of the vesting commencement date and the remainder of the shares underlying the option vest in equal monthly installments over the remaining 36 months thereafter. For a description of certain accelerated vesting provisions applicable to such options, see "—Equity Incentive Plans Plans—2008 Equity Incentive Award Plan" and "—2006 Equity Incentive Plan" below. We do not have any security ownership requirements for our named executive officers.

        In February 2007, following the adoption of our 2006 Equity Incentive Plan, our board of directors awarded Ms. Haldeman options to purchase 650,000 shares of our common stock that vest over four years as described above and have an exercise price of $0.05 per share, which the board of directors determined was the fair value per share of our common stock on the date of grant. The size of Ms. Haldeman's grant was determined based on the factors described above.

        In May 2007, the board of directors awarded the following options to our named executive officers: Mr. Hawley, options to purchase 900,000 shares; Mr. Nassif, options to purchase 1,250,000 shares; and Ms. Haldeman, 150,000 shares. Each of these option awards vest over four years as described above and have an exercise price of $0.05 per share, which the board of directors determined was the fair value per share of our common stock on the date of grant. These awards were recommended by the compensation committee and were determined based on the compensation committee's and the board of director's consideration of the factors described above. Such awards were also intended to reward the performance of our executive management team as compared to our business plan since the company's inception.

        As a privately-owned company, there has been no active market for our common stock. Accordingly, we have had no program, plan or practice pertaining to the timing of stock option grants to named executive officers coinciding with the release of material non-public information.

Retirement Savings

        All of our full-time employees in the U.S., including our named executive officers, are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit of $15,500 in 2007 and to have the amount of this reduction contributed to our 401(k) plan. While we may elect to make matching contributions, no contributions have been made.

Perquisites, Health and Welfare Benefits and Other Compensation

        The establishment of competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel.

        Health and Welfare Benefits.    Our named executive officers are eligible to participate in all of our employee benefit plans, including our medical, dental, vision, group life and disability insurance plans, in each case on the same basis as other employees. We believe that these health and welfare benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

        Perquisites.    We do not provide significant perquisites or personal benefits to our named executive officers. We do, however, pay the premiums for term life insurance for our named executive officers.

Post Termination Benefits

        We have entered into employment agreements which provide for certain severance benefits in the event a named executive officer's employment is involuntarily or constructively terminated. Such severance benefits are intended and designed to alleviate the financial impact of an involuntary termination and maintaining a stable work environment through salary continuation and equity award vesting acceleration. We provide severance benefits because they are essential to help us fulfill our objective of attracting and retaining key managerial talent. While these arrangements form an integral part of the total compensation provided to these individuals and are considered by the compensation committee when determining executive officer compensation, the decision to offer these benefits did not influence the compensation committee's determinations concerning other direct compensation or benefit levels. The compensation committee has determined that such arrangements offer protection that is competitive within our industry and for our company size and are designed to attract highly qualified individuals and maintain their employment with us. In determining the severance benefits payable pursuant to the executive employment agreements, the compensation committee considered the input of our executives as to what they expected and what level of severance benefits would be sufficient to retain our current executive team and to recruit talented executives in the future. For a description of these employment agreements, see "—Employment Agreements" below.

        As described above, we routinely grant our named executive officers stock options under our equity incentive plans. For a description of the change in control provisions in such equity incentive plans applicable to these stock options, see "—Employee Equity Incentive Plans—2008 Equity Incentive Plan" and "—2006 Equity Incentive Plan" below.

Tax Deductibility of Executive Compensation

        The compensation committee and our board of directors have considered the potential future applicability of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, to the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the executive officers named in the proxy statement, unless compensation is performance based. We have adopted a policy that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m).

        In approving the amount and form of compensation for our executive officers, the compensation committee will continue to consider all elements of the cost to our company of providing such compensation, including the potential applicability of Section 162(m) to the compensation.

Accounting for Stock-Based Compensation

        We account for stock-based payments in accordance with the requirements of SFAS No. 123(R).

Summary Compensation Table

        The following table shows information regarding the compensation earned by our named executive officers for the fiscal year ended December 31, 2007.

	Annual Compensation(1)			Long Term Compensation
						Non-Equity Incentive Plan Compensation ($)(3)
Name and Principal Position	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)(2)		All Other Compensation ($)(4)	Total ($)
Roger L. Hawley Chief Executive Officer	279,167	—		—	4,019	125,000		408,186
Stephen J. Farr, Ph.D. President and Chief Operating Officer	257,500	75,559	(5)	—	—	93,543		426,602
David W. Nassif, J.D.(6) Executive Vice President, Chief Financial Officer, Secretary and Treasurer	150,000	—		—	6,065	47,504	94,482	298,051
J.D. Haldeman Vice President, Commercial Strategy and Corporate Communications	210,000	—		—	5,944	52,085		268,029
John J. Turanin Vice President, Operations	220,000	53,956	(5)	—	—	52,284		326,240

(1)
In accordance with the rules of the Securities and Exchange Commission, the compensation described in this table does not include medical or other benefits which are generally available to all of our salaried employees and certain perquisites and other personal benefits received by the named executive officer which do not exceed the lesser of $50,000 or 10% of any named executive officer's salary and bonus disclosed in the table.

(2)
Represents compensation expense for stock option grants awarded in and prior to December 31, 2007, recognized for financial reporting purposes (assuming no forfeitures) under SFAS No. 123(R), for the year ended December 31, 2007. For a discussion of the valuation assumptions, see Note 8 to our consolidated financial statements for the year ended December 31, 2007 included elsewhere in this prospectus.

(3)
These amounts represent 2007 performance bonuses which are described above under "—Compensation Discussion and Analysis—Performance Bonuses."

(4)
The amounts shown for Mr. Nassif also include consulting fees of $94,482 paid to him by the company during the period from January 2007 through May 2007, when he commenced employment a our Executive Vice President, Chief Financial Officer, Secretary and Treasurer.

(5)
The amounts shown for Dr. Farr and Mr. Turanin represent bonuses paid to such named executive officers pursuant to their employment agreements in consideration of foregone severance otherwise payable by Aradigm, their former employer, following their termination of employment with Aradigm in connection with our acquisition of DosePro (formerly known as Intraject) needle-free drug delivery system.

(6)
Reflects a pro-rated salary and bonus for Mr. Nassif due to the fact that Mr. Nassif was appointed Executive Vice Present and Chief Financial Officer in May 2007.

2007 Grants of Plan-Based Awards

        All stock options granted to our named executive officers were granted under our 2006 Equity Incentive Plan. The exercise price per share of each stock option is equal to the per share fair market value of our common stock as determined by our board of directors on the date of grant. The following table sets forth summary information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2007.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
						Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date(1)
		Target ($)
Roger L. Hawley	5/30/07 —	— 120,000		— —	900,000 —	0.05 —	32,000 —
Stephen J. Farr, Ph.D.	—	94,500		—	—	—	—
David W. Nassif, J.D.	5/30/07 —	— 48,240	(5)	— —	1,250,000 —	0.05 —	44,000 —
J.D. Haldeman	2/13/07 5/30/07 —	— — 52,500		— — —	650,000 150,000 —	0.05 0.05 —	23,000 5,000 —
John J. Turanin	—	55,000		—	—	—	—

(1)
All of the stock option awards have a ten year term and vest over four years, with 25% vesting on the first anniversary of the vesting commencement date and the remainder vesting in 36 monthly installments thereafter based on the named executive officer's continued employment by or service to the company on each such vesting date. The vesting commencement dates for the stock option awards are as follows: Mr. Hawley's stock option award, May 31, 2007; Mr. Nassif's stock option award, May 16, 2007; Ms. Haldeman's February 13, 2007 stock option award, October 9, 2006; and Ms. Haldeman's May 30, 2007 stock option award, May 31, 2007.

(2)
Represents estimated possible payouts of non-equity incentive plan awards for 2007 under the executive bonus program. Actual amounts paid to the named executive officers for 2007 are disclosed in the Summary Compensation Table above under the heading "—Non-Equity Incentive Plan Compensation."

(3)
Reflects the fair market value per share of our common stock on the grant date as determined by our board of directors.

(4)
Reflects the grant date estimated fair value of stock options as calculated in accordance with SFAS No. 123(R), using a Black-Scholes option-pricing model (assuming no forfeitures). For a discussion of relevant assumptions, see Note 8 to our financial statements for the year ended December 31, 2007, included elsewhere in this prospectus.

(5)
Reflects a pro-rated target bonus for Mr. Nassif due to the fact that Mr. Nassif was appointed Executive Vice Present and Chief Financial Officer in May 2007.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

        Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table was paid or awarded, are described above under "Compensation Discussion and Analysis." A summary of certain material terms of our employment agreements and compensation plans and arrangements is set forth below.

Employment Agreements

        We have entered into employment agreements with each of our named executive officers. Pursuant to the employment agreements, each of our named executive officers is entitled to cash severance payments in the event his or her employment is terminated by us without cause or if he or she resigns for good reason. The cash severance payments will be equal to six months' base salary for Mr. Hawley, Dr. Farr and Mr. Nassif and four months' base salary for Ms. Haldeman and Mr. Turanin. The severance payments will be paid over the applicable severance period in accordance with our regular payroll schedule.

Employee Equity Incentive Plans

2008 Equity Incentive Award Plan

        In                        2008, our board of directors adopted our 2008 Equity Incentive Award Plan, or the 2008 Plan, which was approved by our stockholders in                              2008. The 2008 Plan will become effective on the day prior to the effective date of this offering.

        We have initially reserved                shares of our common stock for issuance under the 2008 Plan. In addition, the number of shares initially reserved under the 2008 Plan will be increased by (1) the number of shares of common stock available for issuance and not subject to options granted under the 2006 Plan as of the effective date of the 2008 Plan, and (2) the number of shares of common stock related to options granted under our 2006 Plan that are repurchased, forfeited, expired or are cancelled on or after the effective date of the 2008 Plan. The total number of shares described in clauses (1) and (2) of the preceding sentence shall not exceed                shares of our common stock. The 2008 Plan contains an "evergreen provision" that allows for an annual increase in the number of shares available for issuance under the 2008 Plan on January 1 of each year during the ten-year term of the 2008 Plan, beginning on January 1, 2009. The annual increase in the number of shares shall be equal to the least of:

  •
                  % of our outstanding common stock on the applicable January 1st of the applicable year;

  •
                  shares; and

  •
  a lesser number of shares as determined by our board of directors.

        The 2008 Plan also provides for an aggregate limit of                shares of common stock that may be issued under the 2008 Plan over the course of its ten-year term. All of the foregoing share reserve numbers reflect the reverse stock split to be implemented by us prior to the offering and will not be adjusted as a result of such reverse stock split. The material terms of the 2008 Plan are summarized below. The 2008 Plan is filed as an exhibit to the registration statement of which this prospectus is a part.

        Administration.    The compensation committee of our board of directors will administer the 2008 Plan (except with respect to any award granted to non-employee directors, which must be administered by our full board of directors). To administer the 2008 Plan, our compensation committee must consist of at least two members of our board of directors, each of whom is a "non-employee director" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and an "outside director" for purposes of Section 162(m) of the Internal Revenue Code. Subject to the terms and conditions of the 2008 Plan, our compensation committee has the authority to select the persons to whom awards are to be made, to determine the type or types of awards to be granted to each person, determine the number of awards to grant, determine the number of shares to be subject to such awards, and determine the terms and conditions of such awards, and to make all other determinations and decisions and to take all other actions necessary or advisable for the administration of the 2008 Plan. Our compensation committee is also authorized to establish, adopt, amend or revise rules relating to administration of the 2008 Plan, subject to certain restrictions. Our board of directors may at any time revert to itself the authority to administer the 2008 Plan. Our full board of directors will administer the 2008 Plan with respect to awards to non-employee directors.

        Eligibility.    Awards under the 2008 Plan may be granted to individuals who are our employees or are the employees of any of our parent companies' subsidiaries on the date of grant. Such awards may also be granted to our non-employee directors and consultants but only employees may be granted incentive stock options, or ISOs. As of                        , 2008, if the 2008 Plan had been in effect there were                non-employee directors,                consultants and                 employees who would have been eligible for awards under the 2008 Plan. The maximum number of shares that may be subject to awards granted under the 2008 Plan to any individual in any calendar year cannot exceed                and the maximum performance bonus that may be awarded to any individual in any calendar year cannot exceed $                .

        Awards.    The 2008 Plan provides that our compensation committee (or the board of directors, in the case of awards to non-employee directors) may grant or issue stock options, SARs, restricted stock, restricted stock units, dividend equivalents, stock payments, performance bonus awards and other stock-based awards, or any combination thereof. The compensation committee (or the board of directors, in the case of awards to non-employee directors) will consider each award grant subjectively, considering factors such as the individual performance of the recipient and the anticipated contribution of the recipient to the attainment of our long-term goals. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

  •
  Nonqualified stock options, or NQSOs, will provide for the right to purchase shares of our common stock at a specified price which may not be less than the fair market value of a share of stock on the date of grant, and usually will become exercisable (at the discretion of our compensation committee or the board of directors, in the case of awards to non-employee directors) in one or more installments after the grant date, subject to the participant's continued employment or service with us and/or subject to the satisfaction of performance targets established by our compensation committee (or the board of directors, in the case of awards to non-employee directors). NQSOs may be granted for any term specified by our compensation committee (or the board of directors, in the case of awards to non-employee directors), but the term may not exceed ten years.

  •
  Incentive stock options, or ISOs, will be designed to comply with the provisions of the Internal Revenue Code and will be subject to specified restrictions contained in the Internal Revenue Code applicable to ISOs. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the optionee's termination of employment, and must be exercised within the ten years after the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of our capital stock on the date of grant, the 2008 Plan provides that the exercise price must be more than 110% of the fair market value of a share of common stock on the date of grant and the ISO must expire on the fifth anniversary of the date of its grant.

  •
  Restricted stock may be granted to participants and made subject to such restrictions as may be determined by our compensation committee (or the board of directors, in the case of awards to non-employee directors). Typically, restricted stock may be repurchased by us at the original purchase price or, if no cash consideration was paid for such stock, forfeited for no consideration if the conditions or restrictions are not met, and the restricted stock may not be sold or otherwise transferred to third parties until restrictions are removed or expire. Recipients of restricted stock, unlike recipients of options, may have voting rights and may receive dividends, if any, prior to when the restrictions lapse.

  •
  Restricted stock units may be awarded to participants, typically without payment of consideration or for a nominal purchase price, but subject to vesting conditions including continued

    employment or on performance criteria established by our compensation committee (or the Board of directors, in the case of awards to non-employee directors). Like restricted stock, restricted stock units may not be sold or otherwise transferred or hypothecated until the vesting conditions are removed or expire. Unlike restricted stock, stock underlying restricted stock units will not be issued until some time after the restricted stock units have vested, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied and the shares have been issued.

  •
  SARs typically will provide for payments to the holder based upon increases in the price of our common stock over the exercise price of the SAR. Except as required by Section 162(m) of the Internal Revenue Code with respect to SARs intended to qualify as performance-based compensation as described in Section 162(m) of the Internal Revenue Code, there are no restrictions specified in the 2008 Plan on the exercise of SARs or the amount of gain realizable therefrom. Our compensation committee (or the Board of directors, in the case of awards to non-employee directors) may elect to pay SARs in cash or in common stock or in a combination of both.

  •
  Dividend equivalents may be awarded to participants and represent the value of the dividends, if any, per share paid by us, calculated with reference to the number of shares covered by the stock options, SARs or other awards held by the participant.

  •
  Performance awards (i.e., performance share awards, performance stock units, performance bonus awards, performance-based awards and deferred stock) may be granted by our compensation committee (or the Board of directors, in the case of awards to non-employee directors) on an individual or group basis. Generally, these awards will be based upon specific performance targets and may be paid in cash or in common stock or in a combination of both. Performance awards may include "phantom" stock awards that provide for payments based upon increases in the price of our common stock over a predetermined period. Performance awards may also include bonuses that may be granted by our compensation committee (or the Board of directors, in the case of awards to non- employee directors) on an individual or group basis, which may be paid on a current or deferred basis and may be payable in cash or in common stock or in a combination of both. The maximum amount of any such bonuses to a "covered employee" within the meaning of Section 162(m) of the Internal Revenue Code must not exceed $1,000,000 for any fiscal year during the term of the 2008 Plan.

  •
  Stock payments may be authorized by our compensation committee (or the Board of directors, in the case of awards to non-employee directors) in the form of common stock or an option or other right to purchase common stock as part of a deferred compensation arrangement, made in lieu of all or any part of compensation, including bonuses, that would otherwise be payable to employees, consultants or members of our Board of directors.

        Corporate Transactions.    In the event of a change of control where the acquirer does not assume awards granted under the 2008 Plan, awards issued under the 2008 Plan will be subject to accelerated vesting such that 100% of the awards will become vested and exercisable or payable, as applicable, immediately prior to a change of control. Under the 2008 Plan, a change of control is generally defined as:

  •
  a transaction or series of related transactions whereby any person or entity or related group of persons or entities (other than us, our subsidiaries, an employee benefit plan maintained by us or any of our subsidiaries or a person or entity that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, us) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition;

  •
  during any two-year period, individuals who, at the beginning of such period, constitute our board of directors together with any new director(s) whose election by our Board of directors or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our Board of directors;

  •
  our consummation (whether we are directly or indirectly involved through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) the sale or other disposition of all or substantially all of our assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction that results in our voting securities outstanding immediately before the transaction continuing to represent, directly or indirectly, at least a majority of the combined voting power of the successor entity's outstanding voting securities immediately after the transaction, and after which no person or entity beneficially owns voting securities representing 50% or more of the combined voting power of the acquiring company that is not attributable to voting power held in the company prior to such transaction.

        Amendment and Termination of the 2008 Plan.    Our board of directors or our compensation committee may terminate, amend or modify the 2008 Plan. However, stockholder approval of any amendment to the 2008 Plan will be obtained to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, or for any amendment to the 2008 Plan that increases the number of shares available under the 2008 Plan. If not terminated earlier by the compensation committee or the board of directors, the 2008 Plan will terminate on the tenth anniversary of the date of its initial approval by our board of directors.

Securities Laws and Federal Income Taxes

        The 2008 Plan is designed to comply with applicable securities and federal tax laws as follows:

        Securities Laws.    The 2008 Plan is intended to conform to the provisions of the Securities Act of 1933, as amended, or the Securities Act, and the Exchange Act and any and all regulations and rules promulgated by the SEC thereunder, including, without limitation, Rule 16b-3. The 2008 Plan will be administered, and awards will be granted and may be exercised, in such a manner as to conform to such laws, rules and regulations.

        General Federal Tax Consequences.    Under current federal laws, in general, recipients of awards and grants of NQSOs, SARs, restricted stock, restricted stock units, dividend equivalents, performance awards and stock payments under the 2008 Plan are taxable under Section 83 of the Internal Revenue Code and, subject to Section 162(m) of the Internal Revenue Code, we will be entitled to an income tax deduction with respect to the amounts taxable to such recipients. However, Section 409A of the Internal Revenue Code provides certain requirements for non-qualified deferred compensation arrangements. Certain awards under the 2008 Plan may be subject to the requirements of Section 409A in form and in operation. We intend that all 2008 Plan awards that are subject to Section 409A will satisfy the requirements of Section 409A. However, if a 2008 Plan award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

        Under Sections 421 and 422 of the Internal Revenue Code, recipients of ISOs are generally not taxed on their receipt of common stock upon their exercises of ISOs if the ISOs and option stock are held for specified minimum holding periods and, in such event, we are not entitled to income tax deductions with respect to such exercises. Participants in the 2008 Plan will be provided with detailed information regarding the tax consequences relating to the various types of awards and grants under the 2008 Plan.

        Section 162(m) Limitation.    In general, under Section 162(m) of the Internal Revenue Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1 million (less the amount of any "excess parachute payments" as defined in Section 280G of the Internal Revenue Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain "performance-based compensation" if an independent compensation committee determines performance goals and if the material terms of the performance-based compensation are disclosed to and approved by our stockholders. In particular, stock options and SARs will satisfy the "performance-based compensation" exception if the awards are made by a qualifying compensation committee, the plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date. Specifically, the option exercise price must be equal to or greater than the fair market value of the stock subject to the award on the grant date. Under a Section 162(m) transition rule for compensation plans of corporations which are privately-held and which become publicly-held in an initial public offering, the 2008 Plan will not be subject to Section 162(m) until a specified transition date, which is the earlier of (1) the material modification of the 2008 Plan, (2) the issuance of all employer stock and other compensation that has been allocated under the 2008 Plan, or (3) the first annual meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the initial public offering occurs. After the transition date, rights or awards granted under the 2008 Plan, other than options and SARs, will not qualify as "performance-based compensation" for purposes of Section 162(m) unless such rights or awards are granted or vest upon pre-established objective performance goals, the material terms of which are disclosed to and approved by our stockholders.

        We have attempted to structure the 2008 Plan in such a manner that, after the transition date, the compensation attributable to stock options and SARs which meet the other requirements of Section 162(m) will not be subject to the $1 million limitation. We have not, however, requested a ruling from the Internal Revenue Service, or IRS, or an opinion of counsel regarding this issue.

2006 Equity Incentive Plan

        On October 4, 2006, our board of directors approved the Zogenix, Inc. 2006 Equity Incentive Plan, or the 2006 Plan. The 2006 Plan was approved by our stockholders in February 2007.

        We initially reserved 1,000,000 shares of our common stock for issuance under the 2006 Plan. In May 2007, the board of directors amended the 2006 Plan to increase the number of authorized plan shares to 6,540,000 shares of our common stock. This increase was approved by our stockholders in June 2007. After the effective date of the 2008 Plan, no additional awards will be granted under the 2006 Plan.

        The material terms of the 2006 Plan are summarized below. The 2006 Plan will be filed as an exhibit to the registration statement of which this prospectus is a part.

        Administration.    Our board of directors (or a committee of the board of directors) administers the 2006 Plan, except with respect to any award granted to non-employee directors (as defined in the 2006 Plan), which must be administered by our full board of directors. Following the completion of this offering, for a committee of the board of directors to administer the 2006 Plan, such committee must consist of at least two members of our board of directors, each of whom is a "non-employee director" for purposes of Rule 16b-3 under the Exchange Act, and an "outside director" for purposes of Section 162(m) of the Internal Revenue Code. Subject to the terms and conditions of the 2006 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the type or types of awards to be granted to each person, determine the number of awards to grant, determine the number of shares to be subject to such awards, and the terms and conditions of such awards, and make all other determinations and decisions and to take all other actions necessary or advisable for the administration of the 2006 Plan. The plan administrator is also authorized to establish, adopt, amend or revise rules relating to administration of the 2006 Plan, subject to certain restrictions.

        Eligibility.    Options, stock appreciation rights, or SARs, restricted stock and other awards under the 2006 Plan may be granted to individuals who are then our employees, consultants and members of our board of directors and our subsidiaries. Only employees may be granted incentive stock options, or ISOs.

        Awards.    The 2006 Plan provides that our administrator may grant or issue stock options, restricted stock, restricted stock units, SARs, dividend equivalents, stock payments, or any combination thereof. The administrator considers each award grant subjectively, considering factors such as the individual performance of the recipient and the anticipated contribution of the recipient to the attainment of our long-term goals. Each award is set forth in a separate agreement with the person receiving the award and indicates the type, terms and conditions of the award.

  •
  NQSOs provide for the right to purchase shares of our common stock at a specified price which may not be less than the fair market value of a share of stock on the date of grant, and usually will become exercisable (at the discretion of our compensation committee or the board of directors, in the case of awards to non-employee directors) in one or more installments after the grant date, subject to the participant's continued employment or service with us and/or subject to the satisfaction of performance targets established by our compensation committee (or the board of directors, in the case of awards to non-employee directors). NQSOs may be granted for any term specified by our compensation committee (or the board of directors, in the case of awards to non-employee directors), but the term may not exceed ten years.

  •
  ISOs are designed to comply with the provisions of the Internal Revenue Code and are subject to specified restrictions contained in the Internal Revenue Code applicable to ISOs. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the optionee's termination of employment, and must be exercised within the ten years after the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of our capital stock on the date of grant, the 2006 Plan provides that the exercise price must be more than 110% of the fair market value of a share of common stock on the date of grant and the ISO must expire on the fifth anniversary of the date of its grant.

  •
  Restricted stock may be granted to participants and made subject to such restrictions as may be determined by the administrator. Typically, restricted stock may be repurchased by us at the original purchase price or, if no cash consideration was paid for such stock, forfeited for no consideration if the conditions or restrictions are not met, and the restricted stock may not be sold or otherwise transferred to third parties until restrictions are removed or expire. Recipients of restricted stock, unlike recipients of options, may have voting rights and may receive dividends, if any, prior to when the restrictions lapse.

  •
  Restricted stock units may be awarded to participants, typically without payment of consideration or for a nominal purchase price, but subject to vesting conditions including continued employment or on performance criteria established by the administrator. Like restricted stock, restricted stock units may not be sold or otherwise transferred or hypothecated until vesting conditions are removed or expire. Unlike restricted stock, stock underlying restricted stock units will not be issued until some time after the restricted stock units have vested, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied and the shares have been issued.

  •
  SARs typically will provide for payments to the holder based upon increases in the price of our common stock over the exercise price of the SAR. There are no restrictions specified in the 2006 Plan on the exercise of SARs or the amount of gain realizable therefrom. The administrator may elect to pay SARs in cash or in common stock or in a combination of both.

  •
  Dividend equivalents may be awarded to participants and represent the value of the dividends, if any, per share paid by us, calculated with reference to the number of shares covered by the stock options, SARs or other awards held by the participant.

  •
  Stock payments may be authorized by the administrator in the form of common stock or an option or other right to purchase common stock as part of a deferred compensation arrangement, made in lieu of all or any part of compensation, including bonuses, that would otherwise be payable to employees, consultants or members of our board of directors.

        Corporate Transactions.    In the event of a change of control where the acquiror does not assume awards granted under the 2006 Plan, awards issued under the 2006 Plan will be subject to accelerated vesting such that 100% of the awards will become vested and exercisable or payable, as applicable, immediately prior to a change in control. Under the 2006 Plan, a change of control is generally defined as:

  •
  a transaction or series of related transactions whereby any person or entity or related group of persons or entities (other than us, our subsidiaries, an employee benefit plan maintained by us or any of our subsidiaries or a person or entity that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, us) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition;

  •
  during any two-year period, individuals who, at the beginning of such period, constitute our board of directors together with any new director(s) whose election by our board of directors or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors;

  •
  our consummation (whether we are directly or indirectly involved through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) the sale or other disposition of all or substantially all of our assets or (z) the acquisition of assets or stock of another entity, in each case other than a transaction that results in our voting securities outstanding immediately before the transaction continuing to represent, directly or indirectly, at least a majority of the combined voting power of the successor entity's outstanding voting securities immediately after the transaction, and after which no person or entity beneficially owns voting securities representing 50% or more of the combined voting power of the acquiring company that is not attributable to voting power held in the company prior to such transaction; or

  •
  the approval by our stockholders of a liquidation or dissolution of our company.

        Amendment and Termination of the 2006 Plan.    Our board of directors may terminate, amend or modify the 2006 Plan. However, stockholder approval of any amendment to the 2006 Plan must be obtained to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, or for any amendment to the 2006 Plan that increases the number of shares available under the 2006 Plan. The administrator may, with the consent of the affected option holders, cancel any or all outstanding awards under the 2006 Plan and grant new awards in substitution. If not terminated earlier by the compensation committee or the board of directors, the 2006 Plan will terminate on the tenth anniversary of the date of its initial approval by our board of directors.

        Securities Laws and Federal Income Taxes.    The 2006 Plan is designed to comply with applicable securities laws in the same manner as described above in the description of the 2008 Plan under the heading "Securities Laws and Federal Income Taxes—Securities Laws." The general federal tax consequences of awards under the 2006 Plan are the same as those described above in the description of the 2008 Plan under the heading "Securities Laws and Federal Income Taxes—General Federal Tax Consequences."

2008 Employee Stock Purchase Plan

        In                        2008, our board of directors approved our 2008 Employee Stock Purchase Plan, or the Purchase Plan, which was approved by our stockholders in                              2008. The compensation committee of the board of directors will administer the Purchase Plan. The Purchase Plan will be designed to allow our eligible employees and the eligible employees of our participating subsidiaries to purchase shares of common stock with accumulated payroll deductions. The Purchase Plan will become effective                . We intend to initially reserve a total of                shares of our common stock for issuance under the Purchase Plan. The Purchase Plan will contain an "evergreen provision" that allows for an annual increase in the number of shares available for issuance under the Purchase Plan on January 1 of each year during the ten-year term of the Purchase Plan, beginning on January 1, 2009. The annual increase shall be equal to the least of:

  •
                  % of our outstanding common stock on January 1st of the applicable year;

  •
                  shares; and

  •
  a lesser number of shares determined by our board of directors.

        All of the foregoing share reserve numbers reflect the reverse stock split to be implemented by us prior to the offering and will not be adjusted as a result of such reverse stock split.

        The Purchase Plan shall also provide for an aggregate limit on the number of shares of common stock which may be issued under the Purchase Plan over the course of its ten-year term. The material terms of the Purchase Plan are summarized below. The Purchase Plan shall be filed as an exhibit to the registration statement of which this prospectus is a part.

        The Purchase Plan will have consecutive                -month offering periods. Under the Purchase Plan, purchases will be made on the last day of each offering period. We expect the first offering period under the Purchase Plan will commence on the first                occurring following the completion of this offering. A new                -month offering period will commence on each                and                thereafter during the term of the Purchase Plan. Our compensation committee or board of directors may change the frequency and duration of offering periods under the Purchase Plan and may postpone the commencement of the initial offering period to a later date.

        Individuals scheduled to work more than 20 hours per week for more than 5 calendar months per year, who have been employed with us for at least                months, may join an offering period on the first day of the offering period to the extent such individual does not, immediately after any rights under the Purchase Plan are granted, own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of our common or other stock. As of December 31, 2007,                of our employees would have been eligible to participate in the Purchase Plan if it were in effect.

        Participants may contribute up to                % of their cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each purchase date. The purchase price per share will be equal to                % of the fair market value per share on the first day of the offering period or, if lower,                 % of the fair market value per share on the purchase date. In each calendar year, no employee is permitted to purchase more than $25,000 worth of shares at the fair market value determined as of the first day of the offering period.

        In the event of a proposed sale of all or substantially all of our assets, or our merger with or into another company, the outstanding rights under the Purchase Plan will be assumed or an equivalent right substituted by the successor company or its parent. If the successor company or its parent refuses to assume the outstanding rights or substitute an equivalent right, then all outstanding purchase rights will automatically be exercised prior to the effective date of the transaction. The purchase price will be equal to                % of the market value per share on the first day of the offering period in which an acquisition occurs or, if lower,                % of the fair market value per share on the date the purchase rights are exercised.

        The Purchase Plan will terminate no later than the tenth anniversary of the Purchase Plan's initial adoption by our board of directors.

        Securities Laws and Federal Income Taxes.    The Purchase Plan shall be designed to comply with various securities and federal income tax laws in the same manner as described above in the description of the Purchase Plan under the heading "Securities Laws and Federal Income Taxes."

401(k) Plan

        We provide a basic savings plan, or 401(k) plan, which is intended to qualify under Section 401(k) of the Internal Revenue Code so that contributions to our 401(k) plan by employees or by us, and the investment earnings thereon, are not taxable to employees until withdrawn from our 401(k) plan. If our 401(k) plan qualifies under Section 401(k) of the Internal Revenue Code, contributions by us, if any, will be deductible by us when made.

        All of our full-time employees in the U.S. are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit of $15,500 in 2008 and to have the amount of this reduction contributed to our 401(k) plan. Participants that are 50 years or older can also make "catch-up" contributions, which in calendar year 2008 may be up to an additional $5,000 above the statutory limit. Under the 401(k) plan, each participant is fully vested in his or her deferred salary contributions when contributed. Participant contributions are held and invested, pursuant to the participant's instructions, by the plan's trustee. Our 401(k) plan permits, but does not require, additional matching contributions to our 401(k) plan by us on behalf of all participants in our 401(k) plan. While we may elect to make matching contributions, no contributions have been made. The 401(k) Plan currently does not offer the ability to invest in our securities.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth specified information concerning unexercised stock options and unvested stock awards for each of the named executive officers outstanding as of December 31, 2007.

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Roger L. Hawley	—	—	—	—	—	—
Stephen J. Farr, Ph.D.	—	—	—	—	—	—
David W. Nassif, J.D.	—	750,000	$0.05	5/30/2017	—	—
J.D. Haldeman	94,792	230,208	0.05	2/13/2017	—	—
	—	150,000	0.05	5/30/2017	—	—
John Turanin	—	—	—	—	—	—

(1)
All of the stock option awards have a ten year term and vest over four years, with 25% vesting on the first anniversary of the vesting commencement date and the remainder vesting in 36 monthly installments thereafter based on the named executive officer's continued employment by or service to the company on each such vesting date. The vesting commencement dates for the stock option awards are as follows: Mr. Nassif's stock option award, May 16, 2007; Ms. Haldeman's February 13, 2007 stock option award, October 9, 2006; and Ms. Haldeman's May 30, 2007 stock option award, May 31, 2007.

Option Exercises and Stock Vested

        The following table summarizes information regarding each exercise of stock options and vesting of stock awards during 2007 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Roger L. Hawley	900,000	—	—	—
Stephen J. Farr, Ph.D.	—	—	—	—
David W. Nassif, J.D.	500,000	—	—	—
J.D. Haldeman	325,000	—	—	—
John Turanin	—	—	—	—

(1)
The value realized upon exercise of an option is calculated based on the number of shares issued upon exercise of such option multiplied by the difference between the fair market value per share on the date of exercise less the exercise price per share of such option. All of the stock options listed in the table were exercised at a time when the fair market value per share of our common stock was equal to the exercise price of such stock options.

Potential Benefits Upon Termination or Change in Control

        The following table summarizes the potential payments to our named executive officers upon termination by us without cause. The table assumes that the termination of employment occurred on December 31, 2007. The definitions of "cause" and "good reason" are contained in the applicable employment agreement for each of our named executive officers, which are described above under the heading "—Employment Agreements."

Potential Change in Control and Severance Payments

Name and Position	Benefit Type	Payment in the Case of a Termination by the Company Without Cause or by Executive for Good Reason ($)(1)
Roger L. Hawley Chief Executive Officer	Cash Severance	$150,000
Stephen J. Farr, Ph.D. President and Chief Operating Officer	Cash Severance	135,000
David W. Nassif, J.D. Executive Vice President, Chief Financial Officer, Secretary and Treasurer	Cash Severance	120,000
J.D. Haldeman Vice President, Commercial Strategy and Corporate Communications	Cash Severance	70,000
John J. Turanin Vice President, Operations	Cash Severance	73,333

(1)
Represents six months base salary (in the case of Mr. Hawley, Dr. Farr and Mr. Nassif) and four months base salary (in the case of Ms. Haldeman and Mr. Turanin). Severance will be paid over the relevant severance period in accordance with the company's regular payroll practices.

Director Compensation

        We compensate certain non-employee members of the board of directors. Directors who are also employees do not receive cash or equity compensation for service on the board of directors in addition to compensation payable for their service as our employees.

        The non-employee members of our board of directors are reimbursed for travel, lodging and other reasonable expenses incurred in attending board of directors or committee meetings. We provide an annual cash retainer of $50,000 to Cam L. Garner, the chairman of our board of directors, payable monthly. We do not currently provide any cash compensation to our other non-employee directors.

        In May 2007, our board of directors approved a director compensation program that provides for equity awards to our non-employee directors. Our non-employee directors are eligible for automatic awards of stock options to purchase shares of our common stock in the form of initial option grants and annual option grants. Any non-employee director who is first elected to the board of directors will be granted an option to purchase 75,000 shares of our common stock on the date of his or her initial election to the board of directors. Such options will have an exercise price per share equal to the fair market value of our common stock on the date of grant and will be fully vested on the date of grant. In addition, each year on May 30, each non-employee director will be eligible to receive an option to purchase 17,500 shares of common stock. The annual option grants will have an exercise price per share equal to the fair market value of our common stock on the date of grant and will vest monthly over 12 months following the date of grant. The board also approved initial option grants to purchase 75,000 shares of our common stock on the terms set forth above to each of James C. Blair, Louis C.

Bock, Kurt C. Wheeler, and Alex Zisson, the existing non-employee directors (other than Mr. Garner as of May 30, 2007). These stock options have an exercise price of $0.05 per share, the fair market value per share of our common stock on the date of grant as determined by our board of directors, and were fully vested on the date of grant. For a complete description of our director compensation program, see "—2006 Equity Incentive Plan" above.

        Following the completion of this offering, we will provide cash compensation in the form of an annual retainer of $                for each non-employee director. We will also pay an additional annual retainer of $                to the Chairman of our audit committee, $                to the chairs of our compensation committee and our nominating/corporate governance committee and $                to other non-employee directors for their service on each such committee. We will pay an additional annual retainer to the Chairman of our board of directors of $                per year. Following the completion of this offering, directors will also receive $                per board of directors meeting attended in person. We have reimbursed and will continue to reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

        Following the completion of this offering, any non-employee director who is first elected to the board of directors will be granted an option to purchase                 shares of our common stock on the date of his or her initial election to the board of directors. In addition, on the date of each annual meeting of our stockholders following this offering, each non-employee director will be eligible to receive an option to purchase                shares of common stock. Such options will have an exercise price per share equal to the fair market value of our common stock on the date of grant.

        The initial options granted to non-employee directors described above will vest                , subject to the director's continuing service on our board of directors on those dates. The annual options granted to non-employee directors described above will vest                , subject to the director's continuing service on our board of directors (and, with respect to grants to a Chairman of the board of directors or board committee, service as Chairman of the board of directors or a committee) on those dates. The term of each option granted to a non-employee director shall be ten years. The terms of these options are described in more detail under "—Equity Compensation Plans and Other Benefit Plans—Employee Equity Incentive Plans—2008 Equity Incentive Award Plan."

        The following table summarizes cash and stock compensation received by our non-employee directors during the year ended December 31, 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Cam L. Garner	$50,000	—	—	—	$50,000
Kurt C. Wheeler	—	—	$2,500	—	2,500
James C. Blair, Ph.D.	—	—	2,500	—	2,500
Louis C. Bock	—	—	2,500	—	2,500
Alex Zisson	—	—	2,500	—	2,500

(1)
Represents the compensation expense for stock option grants awarded in and prior to December 31, 2007, recognized for financial reporting purposes (assuming no forfeitures) under SFAS No. 123(R), for the year ended December 31, 2007. For a discussion of the valuation assumptions, see Note 8 to our consolidated financial statements for the year ended December 31, 2007 included elsewhere in this prospectus.

(2)
Messrs. Wheeler, Bock and Zisson and Dr. Blair were the only non-employee directors to receive stock option awards during 2007. Each of them received a stock option to purchase 75,000 shares of our common stock in May 2007. The aggregate number of shares subject to stock options outstanding at the end of fiscal 2007 for each director and the grant date fair value of these option awards granted to our non-employee directors in fiscal 2007 are as follows:

Name	Shares Underlying Options Outstanding At December 31, 2007 (#)	Grant Date Fair Value for Options Awarded in 2007 ($)
Cam L. Garner	—	—
Kurt C. Wheeler	75,000	2,500
James C. Blair, Ph.D.	—	—
Louis C. Bock	75,000	2,500
Alex Zisson	75,000	2,500

The grant date fair value reflects the grant date estimated fair value of stock options as calculated in accordance with SFAS No. 123(R), using a Black-Scholes option-pricing model (assuming no forfeitures). For a discussion of relevant assumptions, see Note 8 to our financial statements for the year ended December 31, 2007, included elsewhere in this prospectus.

Limitations of Liability and Indemnification Matters

        Our amended and restated certificate of incorporation, which will become effective upon the completion of this offering, will limit the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

  •
  any breach of their duty of loyalty to the corporation or its stockholders;

  •
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  •
  any transaction from which the director derived an improper personal benefit.

        This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

        Our amended and restated certificate of incorporation and our amended and restated bylaws also will provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our amended and restated bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our amended and restated bylaws would permit indemnification. We have obtained directors' and officers' liability insurance.

        We have entered into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our amended and restated certificate of incorporation and amended and restated bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person's services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

        Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information about the beneficial ownership of our common stock at February 29, 2008, and as adjusted to reflect the sale of the shares of common stock in this offering, for:

  •
  each person known to us, or group of affiliated persons, to be the beneficial owner of more than 5% of our common stock;

  •
  each named executive officer;

  •
  each of our directors; and

  •
  all of our executive officers and directors as a group.

        Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Zogenix, Inc., 11682 El Camino Real, Suite 320, San Diego, CA 92130. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us by the stockholders, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 91,348,097 shares of common stock outstanding on February 29, 2008, which assumes the conversion of all outstanding shares of preferred stock into common stock and                        shares of common stock outstanding upon completion of this offering.

        In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of February 29, 2008. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

		Percentage of Common Stock Beneficially Owned
	Number of Shares Beneficially Owned
Beneficial Owner		Prior to Offering	After Offering
5% or Greater Stockholders:
Funds affiliated with Domain Associates, L.L.C.(1) One Palmer Square Princeton, NJ 08542	21,175,000	23.2%		%
Clarus Lifesciences I, LP(2) One Memorial Drive, Suite 1230 Cambridge, MA 92142	21,075,000	23.1
Scale Venture Partners II, LP(3) 950 Tower Lane, Suite 700 Foster City, CA 94404	14,075,000	15.4
Funds affiliated with Thomas, McNerney & Partners, L.P.(4) 60 South 6th Street, Suite 3620 Minneapolis, MN 55402	12,075,000	13.2

Funds affiliated with Abingworth Bioventures(5) 3000 Sand Hill Road Bldg. 4, Suite 135 Menlo Park, CA 94025	9,090,909	10.0%
Directors and Executive Officers:
Roger L. Hawley(6)	3,100,000	3.4
Stephen J. Farr, Ph.D.	3,000,000	3.3
David W. Nassif(7)	1,250,000	1.4
J.D. Haldeman(8)	800,000	*
John J. Turanin(9)	1,500,000	1.6
Cam L. Garner	1,950,000	2.1
Kurt C. Wheeler(2)	21,075,000	23.1
James C. Blair, Ph.D.(1)	21,175,000	23.2
Louis C. Bock(3)	14,075,000	15.4
Alex Zisson(4)	12,075,000	13.2
Executive officers and directors as a group (13 persons)(10)	83,170,000	88.8

*
Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)
Includes 75,000 shares of common stock held by Domain Associates, L.L.C., 98,940 shares of common stock held by Domain Partners VI, L.P., 1,060 shares of common stock held by DP VI Associates, L.P., 20,647,825 shares of common stock held by Domain Partners VII, L.P. and 352,175 shares of common stock held by DP VII Associates, L.P. The voting and disposition of the shares held by Domain Partners VI, L.P. and DP VI Associates, L.P. is determined by the managing members of One Palmer Square Associates VI, L.L.C., the general partner of Domain Partners VI, L.P. and DP VI Associates, L.P. The voting and disposition of the shares held by Domain Partners VII, L.P. and DP VII Associates, L.P. is determined by the managing members of One Palmer Square Associates VII, L.L.C., the general partner of Domain Partners VII, L.P. and DP VII Associates, L.P. Dr. Blair, a member of our board of directors, is a managing member of Domain Associates, L.L.C., One Palmer Square Associates VI, L.L.C. and One Palmer Square Associates VII, L.L.C. and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(2)
Includes 21,000,000 shares held by Clarus Lifesciences I, L.P. Includes 75,000 shares Mr. Wheeler has the right to acquire pursuant to outstanding options which are immediately exercisable. Mr. Wheeler is a managing director of Clarus Ventures, LLC, the General Partner to Clarus Ventures I GP, LP, the General Partner to Clarus Lifesciences I, LP and has shared voting and disposition power related to all shares. All shares are held for the benefit of Clarus Lifesciences I, LP. Mr. Wheeler disclaims all beneficial ownership to these shares.

(3)
Includes 75,000 shares Mr. Bock has the right to acquire pursuant to outstanding options which are immediately exercisable. The voting and disposition of the shares held by Scale Venture Partners II, LP is determined by a majority in interest of the six managers of Scale Venture Management II, LLC, the ultimate general partner of Scale Venture Partners II, LP. Mr. Bock is one of the managers of Scale Venture Management II, LLC and as such has a proportionate pecuniary interest in such shares, but does not have sole voting or investment power with respect to such shares. Mr. Bock disclaims beneficial ownership of the shares held by Scale Venture Partners II, LP, except to the extent of his proportionate pecuniary interest therein.

(4)
Includes 11,527,800 shares of common stock held by Thomas, McNerney & Partners, L.P., 428,400 shares of common stock held by TMP Nominee, LLC and 43,800 shares of common stock held by TMP Associates, LP. Includes 75,000 shares Mr. Zisson has the right to acquire pursuant to outstanding options which are immediately exercisable. Mr. Zisson, a member of our board of directors, holds shared voting and/or dispositive power over the shares held by Thomas, McNerney & Partners, L.P., TMP Nominee, LLC, and TMP Associates, L.P. Mr. Zisson disclaims beneficial ownership of these shares owned except to the extent of his proportionate pecuniary interest therein.

(5)
Includes 9,013,631 shares of common stock held by Abingworth Bioventures IV LP and 77,278 shares of common stock held by Abingworth Bioventures IV Executives LP.

(6)
Includes 900,000 shares Mr. Hawley acquired upon the early exercise of options, all of which are subject to our right of repurchase within 60 days of February 29, 2008.

(7)
Includes 750,000 shares Mr. Nassif has the right to acquire pursuant to outstanding options which are or will be immediately exercisable within 60 days of February 29, 2008, all of which are subject to our right of repurchase within 60 days of February 29, 2008. Includes 500,000 shares Mr. Nassif acquired upon the early exercise of options, all of which are subject to our right of repurchase within 60 days of February 29, 2008.

(8)
Includes 475,000 shares Ms. Haldeman has the right to acquire pursuant to outstanding options which are or will be immediately exercisable within 60 days of February 29, 2008, 353,125 of which would be subject to our right of repurchase within 60 days of February 29, 2008. Includes 325,000 shares Ms. Haldeman acquired upon the early exercise of options, 203,125 of which are subject to our right of repurchase within 60 days of February 29, 2008.

(9)
Includes 1,500,000 shares which are held by a trust for the benefit of Mr. Turanin's family.

(10)
Includes 2,320,000 shares of common stock subject to outstanding options which are or will be immediately exercisable within 60 days of February 29, 2008, 1,692,656 of which would be subject to our right of repurchase within 60 days of February 29, 2008. Includes 1,725,000 shares acquired upon the exercise of options, 1,603,125 of which will be subject to our right of repurchase within 60 days of February 29, 2008.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The following is a summary of transactions and series of similar transactions, since our inception, to which we were a party or will be a party, in which:

  •
  the amounts involved exceeded or will exceed $120,000; and

  •
  a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

        We also describe below certain other transactions with our directors, executive officers and stockholders.

Preferred Stock Issuances

        In August 2006, September 2007 and December 2007, we issued in private placements an aggregate of 68,800,000 shares of Series A-1 convertible preferred stock at a per share price of $1.00, for aggregate consideration of $68,800,000. In December 2007, we issued in a private placement an aggregate of 9,090,909 shares of Series A-2 convertible preferred stock at a per share price of $1.10, for aggregate consideration of approximately $10,000,000.

        The following table sets forth the aggregate number of these securities acquired by the listed directors, executive officers or holders of more than 5% of our common stock, or their affiliates:

	Shares of Preferred Stock
Investor	Series A-1	Series A-2
Funds affiliated with Domain Associates, L.L.C.(1)	21,100,000	—
Clarus Lifesciences I, LP(2)	21,000,000	—
Scale Venture Partners II, LP(3)	14,000,000	—
Funds affiliated with Thomas, McNerney & Partners, L.P.(4)	12,000,000	—
Funds affiliated with Abingworth Bioventures(5)	—	9,090,909
Roger L. Hawley	100,000	—
Cam L. Garner	100,000	—

(1)
Includes 98,940 shares of Series A-1 preferred stock held by Domain Partners VI, L.P., 1,060 shares of Series A-1 preferred stock held by DP VI Associates, L.P., 20,647,825 shares of Series A-1 preferred stock held by Domain Partners VII, L.P. and 352,175 shares of Series A-1 preferred stock held by DP VII Associates, L.P. The voting and disposition of the shares held by Domain Partners VI, L.P. and DP VI Associates, L.P. is determined by the managing members of One Palmer Square Associates VI, L.L.C., the general partner of Domain Partners VI, L.P. and DP VI Associates, L.P. The voting and disposition of the shares held by Domain Partners VII, L.P. and DP VII Associates, L.P. is determined by the managing members of One Palmer Square Associates VII, L.L.C., the general partner of Domain Partners VII, L.P. and DP VII Associates, L.P. Dr. Blair, a member of our board of directors, is a managing member of One Palmer Square Associates VI, L.L.C. and One Palmer Square Associates VII, L.L.C. and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(2)
Mr. Wheeler is a managing director of Clarus Ventures, LLC, the General Partner to Clarus Ventures I GP, LP, the General Partner to Clarus Lifesciences I, LP and has shared voting and disposition power related to all shares. All shares are held for the benefit of Clarus Lifesciences I, LP. Mr. Wheeler disclaims all beneficial ownership to these shares.

(3)
The voting and disposition of the shares held by Scale Venture Partners II, LP is determined by a majority in interest of the six managers of Scale Venture Management II, LLC, the ultimate general partner of Scale Venture Partners II, LP. Mr. Bock, a member of our board of directors, is one of the managers of Scale Venture Management II, LLC and as such has a proportionate pecuniary interest in such shares, but does not have sole voting or investment power with respect to such shares. Mr. Bock disclaims beneficial ownership of the shares held by Scale Venture Partners II, LP, except to the extent of his proportionate pecuniary interest therein.

(4)
Includes 11,527,800 shares of Series A-1 preferred stock held by Thomas, McNerney & Partners, L.P., 428,400 shares of Series A-1 preferred stock held by TMP Nominee, LLC and 43,800 shares of Series A-1 preferred stock held by TMP Associates, LP. Mr. Zisson, a member of our board of directors, holds shared voting and/or dispositive power over the shares held by Thomas, McNerney & Partners, L.P., TMP Nominee, LLC, and TMP Associates, L.P. Mr. Zisson disclaims beneficial ownership of these shares owned except to the extent of his proportionate pecuniary interest therein.

(5)
Includes 9,013,631 shares of Series A-2 preferred stock held by Abingworth Bioventures IV LP and 77,278 shares of Series A-2 preferred stock held by Abingworth Bioventures IV Executives LP.

Common Stock Issuances

        In May 2006, we issued to three of our co-founders a total of 2,520,000 shares of common stock for total aggregate consideration of $2,520. In August 2006, we issued in private placements a total of 9,220,000 shares of common stock for aggregate consideration of $4,900 to directors and executive officers. The following table sets forth these issuances:

Investor	Common Stock
Stephen J. Farr, Ph.D.(1)	3,000,000
Roger L. Hawley	2,100,000
Cam L. Garner(2)	2,000,000
Jonathan M. Rigby(3)	1,920,000
John J. Turanin(4)	1,920,000
Bret E. Megargel	800,000

(1)
Includes 2,160,000 shares that were issued to Dr. Farr on August 16, 2006 as the result of a 1 for 3.571429 forward stock split.

(2)
Of these 2,000,000 shares, 1,850,000 shares are held by a limited liability company for which Mr. Garner is the sole member and 150,000 shares are held by siblings of Mr. Garner.

(3)
Includes 420,000 shares that were issued to Mr. Rigby on May 29, 2006, but were contributed back to us pursuant to a capital contribution agreement on August 15, 2006 for no consideration. Includes 1,080,000 shares that were issued to Mr. Rigby on August 16, 2006 as the result of a 1 for 3.571429 forward stock split.

(4)
All shares were issued to a trust for the benefit of Mr. Turanin's family. Includes 420,000 shares that were issued to the trust, but were contributed back to us pursuant to a capital contribution agreement on August 15, 2006 for no consideration. Includes 1,080,000 shares that were issued to the trust on August 16, 2006 as the result of a 1 for 3.571429 forward stock split.

Investors' Rights Agreement

        We have entered into an amended and restated investors' rights agreement with purchasers of our preferred stock. This agreement provides for certain rights relating to the registration of their shares of common stock issuable upon conversion of their preferred stock, a right of first refusal to purchase future securities sold by us and certain additional covenants made by us. Except for the registration rights, all rights under this agreement will terminate upon completion of this offering. The registration rights will continue following this offering and will terminate five years following the completion of this offering, or for any particular holder with registration rights, at such time following this offering when all securities held by that stockholder subject to registration rights may be sold pursuant to Rule 144 under the Securities Act. All holders of our preferred stock are parties to this agreement. See "Description of Capital Stock—Registration Rights" for additional information.

Voting Agreement

        Pursuant to a voting agreement originally entered into in August 2006 and most recently amended in December 2007 by and among us and certain of our stockholders, the following directors were each elected to serve as members on our board of directors and, as of the date of this prospectus, continue to so serve: Drs. Blair and Farr and Messrs. Bock, Garner, Hawley, Wheeler and Zisson. Pursuant to the voting agreement, Mr. Hawley, as our chief executive officer, was initially selected to serve on our board of directors as a representative of our common stock, as designated by a majority of our common stockholders. Dr. Blair and Messrs. Bock, Wheeler and Zisson were initially selected to serve on our board of directors as representatives of our preferred stock, as designated by Domain Partners VII, L.P., Scale Venture Partners II, LP, Clarus Lifesciences I, LP and Thomas, McNerney & Partners, L.P., respectively.

        The voting agreement will terminate upon completion of this offering, and members previously elected to our board of directors pursuant to this agreement will continue to serve as directors until they resign, are removed or their successors are duly elected by holders of our common stock. The composition of our board of directors after this offering is described in more detail under "Management—Board Compensation and Election of Directors."

Employment Agreements

        We have entered into employment agreements with the following employees: Roger L. Hawley, our Chief Executive Officer; Stephen J. Farr, Ph.D., our President and Chief Operating Officer; David W. Nassif, our Executive Vice President, Chief Financial Officer, Secretary and Treasurer; Stephen J. Peroutka, M.D., our Chief Medical Officer; J.D. Haldeman, our Vice President, Commercial Strategy and Corporate Communications; Bret E. Megargel, our Vice President, Corporate Development; Jonathan Rigby, our Vice President, Business Development; and John J. Turanin, our Vice President, Operations. For further information, see "Management—Employment Agreements."

Indemnification of Officers and Directors

        Our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective upon the completion of this offering, will provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors' and officers' liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances. For further information, see "Management—Limitations of Liability and Indemnification Matters."

Consulting Agreements

        In May 2006, we entered into a consulting agreement with Mr. Rigby, under which he agreed to provide services as our Vice President, Business Development. As compensation for his services, we paid him a total of $53,228 in 2006. This agreement terminated in November 2006, at which time he became our employee. In connection with our hiring of Mr. Rigby, we paid to Mr. Rigby's former employer, Aradigm Corporation, $120,609 to repay the balance on a loan he had outstanding with Aradigm and $53,956 to reimburse Aradigm for severance payments it made to Mr. Rigby.

Other Transactions

        We have granted stock options to our executive officers and certain of our directors. For further information, see "Executive Compensation."

DESCRIPTION OF CAPITAL STOCK

        Upon completion of this offering and filing of our amended and restated certificate of incorporation, our authorized capital stock will consist of 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. The following description summarizes some of the terms of our capital stock that will be effective upon the completion of this offering. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which the prospectus is a part.

Common Stock

        On December 31, 2007, there were 13,457,188 shares of common stock outstanding, held of record by 24 stockholders. This amount excludes our outstanding shares of preferred stock as of December 31, 2007 which will convert into 77,890,909 shares of common stock upon completion of the offering. After this offering, there will be             shares of our common stock outstanding, or            shares if the underwriters fully exercise their option to purchase additional shares.

        The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities of our company, subject to the prior rights of any preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the common stock. All outstanding shares of common stock are, and the common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Stock

        On December 31, 2007, there were 77,890,909 shares of preferred stock outstanding, held of record by 25 stockholders. Our stockholders have agreed to convert their shares of preferred stock to common stock immediately prior to the completion of this offering. Accordingly, upon the completion of this offering, all outstanding shares of preferred stock as of December 31, 2007 will automatically convert into 77,890,909 shares of our common stock.

        Following the completion of this offering, under the terms of our amended and restated certificate of incorporation, our board of directors will have the authority, without further action by our stockholders, to issue up to 10,000,000 shares of undesignated preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

        Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock.

Warrants

        In March 2007, in connection with our loan and security agreement, we issued a warrant to purchase up to an aggregate of 200,000 shares of our Series A-1 preferred stock to General Electric Capital Corporation. This warrant is immediately exercisable at an exercise price of $1.00 per share and, excluding certain mergers or acquisitions, expires seven years from the date of grant, which is March 5, 2014. This warrant will become exercisable for an aggregate of 200,000 shares of our common stock, at an exercise price of $1.00 per share, upon completion of this offering.

        This warrant has a net exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive, after this offering, a net amount of shares of our common stock based on the fair market value of our common stock at the time of the net exercise of the warrant after deduction of the aggregate exercise price. This warrant for common stock also contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reorganizations and reclassifications and consolidations.

Registration Rights

        After this offering, the holders of approximately 77,415,909 shares of common stock and the holder of a warrant to purchase 200,000 shares of common stock will be entitled to rights with respect to the registration of these shares under the Securities Act. These shares are referred to as registrable securities. Under the terms of the agreement between us and the holders of the registrable securities, if we propose to register any of our securities under the Securities Act, these holders are entitled to notice of such registration and are entitled to include their shares of registrable securities in our registration. Certain of these holders are also entitled to demand registration, pursuant to which they may require us to use our best efforts to register their registrable securities under the Securities Act at our expense, up to a maximum of three such registrations. Holders of registrable securities may also require us to file an unlimited number of additional registration statements on Form S-3 at our expense so long as the holders propose to sell registrable securities of at least $5.0 million and we have not already filed two such registration statements on Form S-3 in the previous twelve months.

        All of these registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration and our right not to effect a requested registration 60 days prior to or 180 days after an offering of our securities, including this offering. These registration rights will continue following this offering and will terminate five years following the completion of this offering, or for any particular holder with registration rights, at such time following this offering when all securities held by that stockholder subject to registration rights may be immediately sold pursuant to Rule 144 under the Securities Act during any 90 day period. These registration rights have been waived with respect to this offering and for the period beginning 180 days after the date of this prospectus.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Bylaws and Delaware Law

        Some provisions of Delaware law, our amended and restated certificate of incorporation and our bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

        These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock

        The ability to issue up to 10,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Stockholder Meetings

        Our amended and restated bylaws provide that a special meeting of stockholders may be called only by our chairman of the board, chief executive officer or president, or by a resolution adopted by a majority of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

        Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent

        Our amended and restated certificate of incorporation and amended and restated bylaws eliminate the right of stockholders to act by written consent without a meeting.

Election and Removal of Directors

        Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. For more information on the classified board, see "Management—Board of Directors." This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Delaware Anti-Takeover Statute

        We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed to be "interested stockholders" from engaging in a "business combination" with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation's voting stock. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

Amendment of Charter Provisions

        The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock, would require approval by holders of at least 66 2/3% of our then outstanding common stock.

        The provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is            , located at            .

Nasdaq Global Market Listing

        We have applied to have our common stock approved for listing on the Nasdaq Global Market under the symbol "ZGNX."

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our common stock. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our common stock at such time and our ability to raise equity capital in the future.

Sales of Restricted Shares

        Based on the number of shares of our common stock outstanding as of                        , 2008, upon the closing of this offering and assuming no exercise of the underwriters' option to purchase additional shares and no exercise of outstanding options or warrants, we will have outstanding an aggregate of approximately            shares of common stock. Of these shares, the            shares of common stock to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by any of our "affiliates" as such term is defined in Rule 144 of the Securities Act. All remaining shares of common stock held by existing stockholders were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below.

        As a result of the lock-up agreements described below and the provisions of Rule 144 and Rule 701 under the Securities Act, the shares of our common stock (excluding the shares sold in this offering) that will be available for sale in the public market are as follows:

  •
              shares will be eligible for sale on the date of this prospectus;

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              shares will be eligible for sale upon the expiration of the lock-up agreements, as more particularly and except as described below, beginning 180 days after the date of this prospectus;

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              shares will be eligible for sale, upon exercise of vested options, upon the expiration of the lock-up agreements, as more particularly and except as described below, beginning 180 days after the date of the final prospectus; and

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  the remaining            restricted shares will be eligible for sale from time to time thereafter upon expiration of their respective six-month holding periods under Rule 144, but certain of these shares could be sold earlier if the holders exercise any available registration rights.

Lock-up Agreements

        We, each of our directors and executive officers, and all of the holders of our common stock and holders of securities exercisable for or convertible into shares of our common stock have each agreed not to sell or otherwise dispose of, directly or indirectly any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period without the prior written consent of Banc of America Securities LLC for a period of 180 days from the date of the final prospectus for the offering.

        The 180-day restricted period described above will be extended if:

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  during the last 17 days of the 180-day restricted period we issue an earnings release or material news, or a material event relating to us occurs; or

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  prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period.

        Banc of America Securities LLC, in its sole discretion, at any time or from time to time and without notice, may release for sale in the public market all or any portion of the shares restricted by the terms of the lock-up agreements. The lock-up restrictions will not apply to transactions relating to common shares acquired in open market transactions after the closing of this offering provided that no filing by the transferor under Rule 144 of the Securities Act or Section 16 of the Exchange Act is required or will be voluntarily made in connection with such transactions. The lock-up restrictions also will not apply to certain transfers not involving a disposition for value, provided that the recipient agrees to be bound by these lock-up restrictions and provided that no filing by the transferor under Rule 144 of the Securities Act or Section 16 of the Exchange Act is required or will be voluntarily made in connection with such transfers.

Rule 144

        In general, under Rule 144, as amended effective February 15, 2008, a person (or persons whose shares are required to be aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell those shares, subject only to the availability of current public information about us.

        A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

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  1% of the number of common shares then outstanding, which will equal approximately            shares immediately after this offering (assuming no exercise of the underwriter's option to purchase additional shares and no outstanding options or warrants); or

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  the average weekly trading volume of our common shares on the Nasdaq Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

        Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

        In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who acquires common stock from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering (to the extent such common stock is not subject to a lock-up agreement) is entitled to resell such shares beginning 90 days after the effective date of this offering in reliance on Rule 701 and Rule 144. The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the lock-up agreements described above, may be sold by persons other than affiliates, as defined in Rule 144, beginning 90 days after the date of this prospectus, and by affiliates under Rule 144 without compliance with its six month holding period requirement.

Stock Options and Stock Plans

        As of December 31, 2007, options to purchase a total of 2,940,000 shares of our common stock were outstanding, of which 380,000 were vested and exercisable. All of the shares subject to options are subject to the terms of the lock-up agreements with the underwriters. An additional 1,470,000 shares of common stock were available for future option grants under our 2006 equity incentive plan.

        We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock subject to outstanding options and reserved for issuance under our equity incentive and employee stock purchase plans. See "Executive Compensation—Equity Compensation Plans and Other Benefit Plans" for additional information regarding these plans. The first such registration statement is expected to be filed soon after the closing of this offering and will automatically become effective upon filing with the Securities and Exchange Commission. Accordingly, subject to the lock-up and restrictions described above and the vesting and other restrictions imposed under the plans, an aggregate of             shares will be registered under such registration statement and will be available for sale in the open market subject to the volume limitations under Rule 144 applicable to affiliates.

Warrants

        As of December 31, 2007, a warrant to purchase a total of 200,000 shares of our Series A-1 preferred stock at a price of $1.00 per share was outstanding. Upon completion of this offering, this warrant will become exercisable for a total of 200,000 shares of our common stock at a price of $1.00 per share. Any shares purchased pursuant to the cashless exercise feature of the shares acquired upon the net exercise of the warrant will be tradeable under Rule 144, subject to the lock-up restrictions described above. See "Description of Capital Stock—Warrants." All of these shares are subject to the terms of the lock-up agreements with the underwriters.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO
NON-U.S. HOLDERS OF OUR COMMON STOCK

        The following is a general discussion of the material U.S. federal income and estate tax consequences relating to the ownership and disposition of our common stock by a non-U.S. holder, but is not a complete analysis of all the potential tax consequences relating thereto. For the purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that for U.S. federal income tax purposes is not a "United States person." For purposes of this discussion, the term "United States person" means:

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  an individual citizen or resident of the United States;

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  a corporation (or other entity taxable as a corporation) created or organized in the United States or under the laws of the United States or any state thereof or the District of Columbia;

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  an estate whose income is subject to U.S. federal income tax regardless of its source; or

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  a trust (x) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a United States person under applicable U.S. Treasury regulations.

        If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships which hold our common stock and partners in such partnerships should consult their own tax advisors.

        This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant in light of a non-U.S. holder's special tax status or special circumstances. Former citizens or residents of the United States, insurance companies, tax-exempt organizations, partnerships or other pass-through entities for U.S. federal income tax purposes, dealers in securities, banks or other financial institutions, "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid U.S. federal income tax and investors that hold our common stock as part of a hedge, straddle or conversion transaction are among those categories of potential investors that are subject to special rules not covered in this discussion. This discussion does not address the tax consequences to non-U.S. holders that do not hold our common stock as a capital asset for U.S. federal income tax purposes (generally, property held for investment). This discussion also does not address any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, and Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service, or the IRS, with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock, or that any such contrary position would not be sustained by a court. Accordingly, each non-U.S. holder should consult its own tax advisors regarding the U.S. federal, state, local and non-United States income and other tax consequences of owning and disposing of our common stock.

        PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.

Dividends

        Distributions on our common stock, if any, generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder's adjusted tax basis in the common stock, but not below zero, and then the excess, if any, will be treated as gain from the sale of the common stock.

        Amounts treated as dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax either at a rate of 30% of the gross amount of the dividends or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide a valid IRS Form W-8BEN or other successor form certifying qualification for the reduced rate.

        Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder are exempt from such withholding tax. In order to obtain this exemption, a non-U.S. holder must provide a valid IRS Form W-8ECI or other successor form properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are generally taxed at the same graduated rates applicable to United States persons, net of allowable deductions and credits, subject to an applicable income tax treaty providing otherwise.

        In addition to the graduated tax described above, dividends received by a corporate non-U.S. holder that are effectively connected with a U.S. trade or business of such holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

        A non-U.S. holder may obtain a refund of any excess amounts withheld if an appropriate claim for refund is filed timely with the IRS.

Gain on Disposition of Common Stock

        A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

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  the gain is effectively connected with a U.S. trade or business of the non-U.S. holder or, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by such non-U.S. holder;

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  the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale or other disposition occurs and other conditions are met; or

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  our common stock constitutes a U.S. real property interest by reason of our status as a "United States real property holding corporation," or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder's holding period for our common stock.

        We believe that we are not currently and do not anticipate becoming a USRPHC. Even if we become a USRPHC, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as a U.S. real property interest only if the non-U.S. holder actually or constructively held more than 5% of such regularly traded common stock during the applicable period.

        Unless an applicable tax treaty provides otherwise, gain described in the first bullet point above will be subject to the U.S. federal income tax imposed on net income on the same basis that applies to

United States persons generally and, for corporate holders under certain circumstances, the branch profits tax, but will generally not be subject to withholding tax. Gain described in the second bullet point above (which may be offset by U.S. source capital losses) will be subject to a flat 30% U.S. federal income tax. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Federal Estate Tax

        Common stock held by an individual non-U.S. holder at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

        Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld, together with other information. A similar report is sent to the holder. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced or eliminated by an applicable tax treaty. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

        Backup withholding (currently at a rate of 28%) will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. holder if the holder has provided certification that it is not a United States person (on the forms described above) or has otherwise established an exemption, provided we or the paying agent have no actual knowledge or reason to know that the beneficial owner is a United States person.

        Payments of the proceeds from a disposition effected outside the United States by a non-U.S. holder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but generally not backup withholding) will apply to such a payment if the broker is a United States person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three year period, or a foreign partnership if (i) at any time during its tax year, one or more of its partners are United States persons who, in the aggregate, hold more than 50% of the income or capital interest in such partnership or (ii) at any time during its tax year, it is engaged in the conduct of a trade or business in the United States, unless an exemption is otherwise established, provided that the broker has no knowledge or reason to know that the beneficial owner is a United States person.

        Payment of the proceeds from a disposition by a non-U.S. holder of common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. holder status under penalties of perjury or otherwise establishes an exemption from information reporting and backup withholding, provided that the broker has no knowledge or reason to know that the beneficial owner is a United States person.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability provided the required information is furnished timely to the IRS.

UNDERWRITING

        We are offering the shares of common stock described in this prospectus through a number of underwriters. Banc of America Securities LLC, Leerink Swann LLC, Thomas Weisel Partners LLC and Susquehanna Financial Group, LLLP are the representatives of the underwriters. We have entered into a firm commitment underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has agreed to purchase, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
Banc of America Securities LLC
Leerink Swann LLC
Thomas Weisel Partners LLC
Susquehanna Financial Group, LLLP

Total

        The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the shares if they buy any of them. The underwriters will sell the shares to the public when and if the underwriters buy the shares from us.

        The underwriters initially will offer the shares to the public at the price specified on the cover page of this prospectus. The underwriters may allow a concession of not more than $         per share to selected dealers. The underwriters may also allow, and those dealers may re-allow, a concession of not more than $         per share to some other dealers. If all the shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms. The common stock is offered subject to a number of conditions, including:

  •
  receipt and acceptance of the common stock by the underwriters; and

  •
  the underwriters' right to reject orders in whole or in part.

        Option to Purchase Additional Shares.    We have granted the underwriters an option to purchase up to              additional shares of our common stock at the same price per share as they are paying for the shares shown in the table above. These additional shares would cover sales by the underwriters which exceed the total number of shares shown in the table above. The underwriters may exercise this option at any time and from time to time, in whole or in part, within 30 days after the date of this prospectus. To the extent that the underwriters exercise this option, each underwriter will purchase additional shares from us in approximately the same proportion as it purchased the shares shown in the table above. We will pay the expenses associated with the exercise of the option.

        Discounts and Commissions.    The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming no exercise and full exercise of the underwriters' option to purchase additional shares.

        We estimate that the expenses of the offering to be paid by us, not including underwriting discounts and commissions, will be approximately $                .

Paid by Us
	No Exercise	Full Exercise
Per Share	$	$

Total	$	$

        Listing.    We expect our common stock to be approved for listing on the Nasdaq Global Market under the symbol "ZGNX".

        Stabilization.    In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

  •
  stabilizing transactions;

  •
  short sales;

  •
  syndicate covering transactions;

  •
  imposition of penalty bids; and

  •
  purchases to cover positions created by short sales.

        Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Stabilizing transactions may include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock from us or on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' option to purchase additional shares referred to above, or may be "naked" shorts, which are short positions in excess of that amount. Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

        The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares as referred to above.

        A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

        The representatives also may impose a penalty bid on underwriters and dealers participating in the offering. This means that the representatives may reclaim from any syndicate members or other dealers participating in the offering the underwriting discount, commissions or selling concession on shares sold by them and purchased by the representatives in stabilizing or short covering transactions.

        These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence the activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq Global Market, in the over-the-counter market or otherwise.

        Discretionary Accounts.    The underwriters have informed us that they do not expect to make sales to accounts over which they exercise discretionary authority in excess of 5% of the shares of common stock being offered.

        IPO Pricing.    Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated between us and the representatives of the underwriters. Among the factors to be considered in these negotiations are:

  •
  the history of, and prospects for, our company and the industry in which we compete;

  •
  our past and present financial performance;

  •
  an assessment of our management;

  •
  the present state of our development;

  •
  the prospects for our future earnings;

  •
  the prevailing conditions of the applicable United States securities market at the time of this offering;

  •
  market valuations of publicly traded companies that we and the representatives of the underwriters believe to be comparable to us; and

  •
  other factors deemed relevant.

        The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors.

        Lock-up Agreements.    We, our directors and executive officers, all of our existing stockholders and all of our option holders have entered into lock-up agreements with the underwriters. Under these agreements, subject to exceptions, we may not issue any new shares of common stock, and those holders of stock and options may not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock, or publicly announce the intention to do any of the foregoing, without the prior written consent of Banc of America Securities LLC, for a period of 180 days from the date of the final prospectus for the offering. This consent may be given at any time without public notice. In addition, during this lock-up period, we have also agreed not to file any registration statement for, and each of our officers and stockholders has agreed not to make any demand for, or exercise any right of, the registration of, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or the filing of a prospectus with any Canadian securities regulatory authority without the prior written consent of Banc of America Securities LLC.

        The 180-day restricted period described above will be extended if:

  •
  during the last 17 days of the 180-day restricted period we issue an earnings release or material news, or a material event relating to us occurs; or

  •
  prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period.

        Indemnification.    We will indemnify the underwriters against some liabilities, including liabilities under the Securities Act and Canadian provincial securities legislation. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

        Each underwriter intends to comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers the shares or has in its possession or distributes the prospectus.

        European Economic Area.    In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the

Relevant Implementation Date) an offer of the shares to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive if they have been implemented in the Relevant Member State:

          (a)   to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

          (b)   to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

          (c)   in any other circumstances falling within Article 3 (2) of the Prospectus Directive,

        provided that no such offer of shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of Securities to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the shares that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no shares have been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors ("Permitted Investors") consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or investors belonging to a limited circle of investors (cercle restreint d'investisseurs) acting for their own account, with "qualified investors" and "limited circle of investors" having the meaning ascribed to them in Articles L. 411-2, D. 411-1, D. 411-2, D. 411-4, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Code Monétaire et Financier and applicable regulations thereunder; none of this prospectus or any other materials related to the offering or information contained therein relating to the shares has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any shares acquired by any Permitted Investors may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code Monétaire et Financier and applicable regulations thereunder.

        In addition:

  •
  an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 20000) has only been communicated or caused to be communicated and will only be communicated or caused to be communicated) in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  •
  all applicable provisions of the FSMA have been complied with and will be complied with, with respect to anything done in relation to the shares in, from or otherwise involving the United Kingdom.

        This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

        The offering of the shares has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Società e la Borsa, the "CONSOB") pursuant to Italian securities legislation and, accordingly, the shares may not and will not be offered, sold or delivered, nor may or will copies of the prospectus or any other documents relating to the shares be distributed in Italy, except (i) to professional investors (operatori qualificati), as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of July 1, 1998, as amended, (the "Regulation No. 11522"), or (ii) in other circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998 (the "Financial Service Act") and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended.

        Any offer, sale or delivery of the shares or distribution of copies of the prospectus or any other document relating to the shares in Italy may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be: (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Financial Services Act, Legislative Decree No. 385 of September 1, 1993, as amended (the "Italian Banking Law"), Regulation No. 11522, and any other applicable laws and regulations; (ii) in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and (iii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

        Any investor purchasing the shares in the offering is solely responsible for ensuring that any offer or resale of the shares it purchased in the offering occurs in compliance with applicable laws and regulations.

        The prospectus and the information contained therein are intended only for the use of its recipient and, unless in circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of the "Financial Service Act" and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended, is not to be distributed, for any reason, to any third-party resident or located in Italy. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

        Italy has only partially implemented the Prospectus Directive, the provisions under the heading "European Economic Area" above shall apply with respect to Italy only to the extent that the relevant provisions of the Prospectus Directive have already been implemented in Italy.

        Insofar as the requirements above are based on laws which are superseded at any time pursuant to the implementation of the Prospectus Directive, such requirements shall be replaced by the applicable requirements under the Prospectus Directive.

        Online Offering.    A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. Other than the prospectus in electronic format, the information on any such web site, or accessible through any such web site, is not part of the prospectus. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

        Conflicts/Affiliates.    The underwriters and their affiliates have provided, and may in the future provide various investment banking, commercial banking and other financial services for us for which services they may in the future receive customary fees.

LEGAL MATTERS

        The validity of our common stock offered by this prospectus will be passed upon for us by Latham & Watkins LLP, San Diego, California. Latham & Watkins LLP and certain attorneys and investment funds affiliated with the firm collectively own an aggregate of 25,000 shares of our preferred stock, which will convert into an aggregate of 25,000 shares of our common stock upon the completion of this offering. Wilmer Cutler Pickering Hale and Dorr LLP, Palo Alto, California, has acted as counsel for the underwriters in connection with certain legal matters related to this offering.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements at December 31, 2006 and 2007, and for the period from August 25, 2006 (inception) to December 31, 2006, the year ended December 31, 2007 and for the period from August 25, 2006 (inception) to December 31, 2007, as set forth in their report. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance upon Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of this contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. Each of these statements is qualified in all respects by this reference. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street NE, Washington, D.C. 20549. Copies of these materials may be obtained from the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's website is http://www.sec.gov.

        Upon completion of this offering, we will become subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC. This registration statement and future filings will be available for inspection and copying at the SEC's Public Reference Room and the website of the SEC referred to above.

        This prospectus includes statistical data that were obtained from industry publications. These industry publications generally indicate that the authors of these publications have obtained information from sources believed to be reliable but do not guarantee the accuracy and completeness of their information. While we believe these industry publications to be reliable, we have not independently verified their data.

Zogenix, Inc.

INDEX TO FINANCIAL STATEMENTS SELECTED FINANCIAL DATA

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
Zogenix, Inc.

        We have audited the accompanying balance sheets of Zogenix, Inc. (a development stage enterprise) as of December 31, 2006 and 2007, and the related statements of operations, convertible preferred stock and stockholders' equity (deficit), and cash flows for the period from August 25, 2006 (inception) to December 31, 2006, the year ended December 31, 2007 and for the period from August 25, 2006 (inception) to December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Zogenix, Inc. at December 31, 2006 and 2007, and the results of its operations and its cash flows for the period from August 25, 2006 (inception) to December 31, 2006, the year ended December 31, 2007 and for the period from August 25, 2006 (inception) to December 31, 2007, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

San Diego, California
March 3, 2008

ZOGENIX, INC.
(a development stage enterprise)

BALANCE SHEETS

(in thousands, except par value)

			Pro forma Stockholders' equity as of December 31, 2007
	December 31,
	2006	2007
			Unaudited (Note 2)
ASSETS
Current assets:
Cash and cash equivalents	$15,331	$41,508
Investment securities, available for sale	6,772	1,747
Prepaid expenses and other current assets	340	1,410

Total current assets	22,443	44,665
Property and equipment, net	4,320	7,931
Other assets	179	411

Total assets	$26,942	$53,007

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$2,216	$3,867
Accrued expenses	192	1,041
Long-term debt, current portion	—	921

Total current liabilities	2,408	5,829
Long-term debt, less current portion	—	2,870
Deferred rent	—	20
Preferred stock call right	2,809	—
Convertible preferred stock warrant	—	259	$—
Commitments and contingencies
Series A-1, A-2 and A-3 convertible preferred stock, $0.001 par value; 62,000 and 83,000 authorized at December 31, 2006 and 2007, respectively; 30,775 and 77,891 shares issued and outstanding at December 31, 2006 and 2007, respectively; aggregate liquidation preference of $30,775 and $78,800 at December 31, 2006 and 2007, respectively	27,110	76,955	—
Stockholders' equity (deficit):
Common stock, $0.001 par value; 90,000 and 111,000 shares authorized at December 31, 2006 and 2007, respectively; 11,385 and 13,457 shares issued and outstanding at December 31, 2006 and 2007, respectively; and 91,348 pro forma	11	13	91
Additional paid-in capital	—	138	77,274
Accumulated other comprehensive income	3	2	2
Deficit accumulated during the development stage	(5,399)	(33,079)	(33,079)

Total stockholders' equity (deficit)	(5,385)	(32,926)	$44,288

Total liabilities and stockholders' equity (deficit)	$26,942	$53,007

See accompanying notes

ZOGENIX, INC.
(a development stage enterprise)

BALANCE SHEETS

(in thousands, except par value)

ZOGENIX, INC.

(a development stage enterprise)

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Period from August 25, 2006 (Inception) to December 31, 2006	Year ended December 31, 2007	Period from August 25, 2006 (Inception) to December 31, 2007
Operating expenses:
Research and development	$4,902	$24,323	$29,225
Selling, general and administrative	1,474	4,702	6,176

Total operating expenses	6,376	29,025	35,401

Loss from operations	(6,376)	(29,025)	(35,401)
Other income (expense):
Interest income	395	927	1,322
Interest expense	—	(484)	(484)
Other financing income	582	906	1,488
Other expense	—	(4)	(4)

Total other income (expense)	977	1,345	2,322

Net loss	(5,399)	(27,680)	(33,079)
Deemed dividend for the beneficial conversion feature on the issuance of Series A-1 and Series A-2 convertible preferred stock	—	(18,360)	(18,360)

Net loss attributable to common stockholders	$(5,399)	$(46,040)	$(51,439)

Basic and diluted net loss attributable to common stockholders	$(1.34)	$(8.85)

Shares used to calculate net loss attributable to common stockholders	4,043	5,205

See accompanying notes

ZOGENIX, INC.
(a development stage enterprise)

STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

Period from August 25, 2006 (inception) to December 31, 2007
(in thousands, except per share amounts)

	Series A convertible preferred stock						Deficit accumulated during the development stage
			Common stock			Accumulated other comprehensive income
					Additional paid-in capital			Total stockholders' equity (deficit)
	Shares	Amount	Shares	Amount
Balance at August 25, 2006 (inception)	—	$—	—	$—	$—	$—	$—	$—
Issuance of common stock to founders for cash at inception	—	—	11,385	11	—	—	—	11
Issuance of Series A-1 convertible preferred stock for cash at $0.89 per share, net of issuance costs of $274 and estimated fair value of call right of $0.11 per share in August 2006	30,775	27,110	—	—	—	—	—	—
Comprehensive loss:
Unrealized gain (loss) on investments	—	—	—	—	—	3	—	3
Net loss	—	—	—	—	—	—	(5,399)	(5,399)

Comprehensive loss	—	—	—	—	—	—	—	(5,396)

Balance at December 31, 2006	30,775	27,110	11,385	11	—	3	(5,399)	(5,385)
Issuance of Series A-1 convertible preferred stock for cash at $1.00 per share, net of issuance costs of $20 in September 2007	15,000	14,980	—	—	—	—	—	—
Issuance of Series A-1 convertible preferred stock for cash at $1.00 per share in December 2007	23,025	23,025	—	—	—	—	—	—
Issuance of Series A-2 convertible preferred stock for cash at $1.10 per share, net of issuance costs of $63 in December 2007	9,091	9,937	—	—	—	—	—	—
Adjustment to the estimated fair value of call right	—	1,903	—	—	—	—	—	—
Beneficial conversion feature—deemed dividend on the issuance of Series A-1 and Series A-2 convertible preferred stock	—	—	—	—	18,360	—	—	18,360
Reduction of additional paid-in capital for the deemed dividend since the Company has an accumulated deficit	—	—	—	—	(18,360)	—	—	(18,360)
Issuance of common stock in conjunction with the exercise of stock options in February, May, August and November 2007	—	—	2,130	2	7	—	—	9
Repurchase of founder's common stock	—	—	(58)	—	—	—	—	—
Employee stock-based compensation expense recognized under SFAS No. 123(R)	—	—	—	—	130	—	—	130
Stock-based compensation expense from vesting of consultant service award	—	—	—	—	1	—	—	1
Comprehensive loss:
Unrealized gain (loss) on investments	—	—	—	—	—	(1)	—	(1)
Net loss	—	—	—	—	—	—	(27,680)	(27,680)

Comprehensive loss	—	—	—	—	—	—	—	(27,681)

Balance at December 31, 2007	77,891	$76,955	13,457	$13	$138	$2	$(33,079)	$(32,926)

See accompanying notes

ZOGENIX, INC.
(a development stage enterprise)

STATEMENTS OF CASH FLOWS

(in thousands)

	Period from August 25, 2006 (Inception) to December 31, 2006	Year ended December 31, 2007	Period from August 25, 2006 (Inception) to December 31, 2007
Operating activities:
Net loss	$(5,399)	$(27,680)	$(33,079)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	15	407	422
Amortization of debt issuance costs	—	98	98
Preferred stock warrant liability	—	107	107
Stock-based compensation	—	131	131
Other financing income	(582)	(906)	(1,488)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(340)	(1,045)	(1,385)
Accounts payable and accrued expenses	2,407	2,380	4,787
Other assets	(179)	(312)	(491)
Deferred rent	—	20	20

Net cash used in operating activities	(4,078)	(26,800)	(30,878)
Investing activities:
Purchase of property and equipment	(4,335)	(4,018)	(8,353)
Purchases of short-term investments	(6,768)	(9,798)	(16,566)
Sales and maturities of short-term investments	—	14,821	14,821

Net cash provided by (used in) investing activities	(11,103)	1,005	(10,098)
Financing activities:
Proceeds from the issuance of convertible preferred stock for cash, net of issuance costs	30,501	47,942	78,443
Proceeds from borrowings of long-term debt	—	4,383	4,383
Payments on borrowings of long-term debt	—	(483)	(483)
Proceeds from the issuance of common stock	11	130	141

Net cash provided by financing activities	30,512	51,972	82,484

Net increase in cash and cash equivalents	15,331	26,177	41,508
Cash and cash equivalents at beginning of period	—	15,331	—

Cash and cash equivalents at end of period	$15,331	$41,508	$41,508

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$251	$251
Non cash investing and financing activities:
Warrants issued in connection with debt	$—	$259	$259
Deemed dividend for the beneficial conversion feature on the issuance of Series A-1 and Series A-2 convertible preferred stock	$—	$(18,360)	$(18,360)

See accompanying notes

ZOGENIX, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION

        Zogenix, Inc. (the "Company"), was incorporated in the state of Delaware on May 11, 2006 as SJ2 Therapeutics, Inc. The Company commenced operations on August 25, 2006 and changed its name to Zogenix, Inc. on August 28, 2006. The Company is a specialty pharmaceutical company dedicated to the development and commercialization of medicines for the treatment of central nervous system disorders and pain. The Company's primary activities since incorporation have been organizational activities, the acquisition of a drug delivery technology (DosePro), completing the development of sumatriptan DosePro, acquiring from Elan PLC the rights to an oral product in development for the treatment of chronic pain, recruiting personnel and raising capital.

        In December 2007, the Company submitted a New Drug Application ("NDA") to the U.S. Food and Drug Administration (the "FDA") for the approval of sumatriptan DosePro. Until sumatriptan DosePro is approved and the Company begins commercial operations, the Company will be considered to be in the development stage. In addition, the Company has experienced losses since its inception, and as of December 31, 2007, had an accumulated deficit of $33.1 million. The Company expects to continue to incur losses for the next several years, even if it obtains approval of sumatriptan DosePro and commercializes that product. Successful transition to profitability is dependent upon achieving a level of revenues adequate to support the Company's cost structure. Until that time, the Company will continue to need to raise additional debt or equity financing. Management believes that it has sufficient capital to fund operations through at least December 31, 2008.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Unaudited Pro Forma Stockholders' Equity

        The unaudited pro forma stockholders' equity information in the accompanying balance sheet assumes the conversion of the outstanding shares of convertible preferred stock at December 31, 2007 into 77,890,909 shares of common stock as though the completion of the initial public offering contemplated by this prospectus had occurred on December 31, 2007. Common stock issued in such initial public offering and any related estimated net proceeds are excluded from such pro forma information.

Use of Estimates

        The preparation of the accompanying financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with maturities of three months or less from the date of purchase to be cash equivalents.

ZOGENIX, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investment Securities, Available-for Sale

        The Company classifies all investment securities as available-for-sale, as the sale of such securities may be required prior to maturity to implement management strategies. These investment securities are carried at fair value, with unrealized gains and losses reported as accumulated other comprehensive income (loss) until realized. The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion, as well as interest and dividends, are included in interest income. Realized gains and losses from the sale of available-for-sale securities, if any, are determined on a specific identification basis and are also included in interest income.

        Investments in marketable securities were $6.8 million and $1.7 million at December 31, 2006 and 2007, respectively. The estimated fair value approximates the amortized cost as of December 31, 2006 and 2007. There were no realized gains or losses for the period August 25, 2006 (inception) to December 31, 2006 and for the year ended December 31, 2007.

Fair Value of Financial Instruments

        The carrying amount of financial instruments consisting of cash and cash equivalents, prepaid expenses and other current assets, accounts payable, accrued liabilities and current portion of debt included in the Company's financial statements are reasonable estimates of fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of the notes approximate fair value. Estimated fair values for marketable securities, which are separately disclosed elsewhere, are based on quoted market prices for the same or similar instruments. Based on the borrowing rates currently available to the Company for loans with similar terms, management believes the fair value of long-term debt approximates its carrying value.

Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and investment securities, available-for-sale. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. However, management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which these deposits are held. Additionally, the Company has established guidelines regarding the diversification of its investments and their maturities, which are designed to maintain safety and liquidity.

Property and Equipment, Net

        Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three years for computer equipment and software, seven years for furniture and fixtures and 10 to 15 years for manufacturing equipment. Leasehold improvements are recorded at cost and amortized over the term of the lease or their estimated useful life, whichever is shorter.

ZOGENIX, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impairment of Long-Lived Assets

        In accordance with Statement of Financial Accounting Standards No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The Company also periodically re-evaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated lives of all of its long-lived assets, including property and equipment. The determinants used for this evaluation include management's estimate of the asset's ability to generate positive income from operations and positive cash flow in future periods.

Research and Development Expenses

        Research and development expenses are expensed as incurred. These expenses include pre-clinical and clinical testing of the Company's products, the cost of supplies for testing and related services for manufacturing the supplies. Further, commercial inventory that is manufactured in advance of a product's approval by the FDA will also be expensed as research and development.

Income Taxes

        The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS No. 109"). Under SFAS No. 109, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities using enacted tax rates which will be in effect when the differences reverse. The Company provides a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax asset will be realized.

Stock-Based Compensation

        The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment ("SFAS No. 123(R)"). SFAS No. 123(R) requires the recognition of compensation expense, using a fair-value based method, for costs related to all share-based payments, including stock options. SFAS No. 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. All option grants are expensed on a straight-line basis.

        The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123(R) and Emerging Issues Task Force ("EITF") No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Equity instruments issued to non-employees are recorded at their fair value on the measurement date and are subject to periodic adjustment as the underlying equity instruments vest.

Comprehensive Income

        The Company has applied Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, which requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income represents all changes in stockholders' equity except those resulting from

ZOGENIX, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

investments or contributions by stockholders. The Company's unrealized gains and losses on available-for-sale securities represent the component of comprehensive income excluded from the Company's net loss.

Net Loss Per Share

        Basic net loss per share is computed by dividing the net loss attributed to common stockholders by the weighted average number of common shares outstanding during the period less the weighted average number of shares subject to repurchase. The Company's potential dilutive shares, which include outstanding common stock options, unvested common shares subject to repurchase, convertible preferred stock and warrants, have not been included in the computation of diluted net loss per share for all of the periods as the result would be anti-dilutive. Such potentially dilutive shares are excluded when the effect would be anti-dilutive.

        A reconciliation of the numerator and denominator used in the calculation of basic and diluted net loss per share follows (in thousands, except for per share amounts):

	Period from August 25, 2006 (Inception) to December 31, 2006	Year ended December 31, 2007
Historical
Numerator:
Net loss attributable to common stockholders	$(5,399)	$(46,040)
Denominator:
Weighted average common shares	11,385	12,284
Weighted average unvested common shares subject to repurchase	(7,342)	(7,079)

Denominator for basic and diluted net loss per share	4,043	5,205

Basic and diluted net loss per share attributable to common stockholders	$(1.34)	$(8.85)

        The following outstanding options, common stock subject to repurchase, convertible preferred stock and warrants to purchase convertible preferred stock were excluded from the computation of

ZOGENIX, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

diluted net loss per share for the periods presented because including them would have had an anti-dilutive effect (in thousands):

	Period from August 25, 2006 (Inception) to December 31, 2006	Year ended December 31, 2007
Common stock options outstanding	—	2,940
Convertible preferred stock (on an as if converted basis)	30,775	77,891
Warrant to purchase convertible preferred stock	—	200
Unvested common shares subject to repurchase	—	1,950

Total anti-dilutive securities not included in diluted net loss per share	30,775	82,981

Pro Forma Net Loss Per Share

        Upon completion of the Company's planned initial public offering, all outstanding convertible preferred stock will be converted, at the applicable conversion ratio, into shares of common stock. The unaudited pro forma basic and diluted net loss per share for the year ended December 31, 2007 reflects the conversion of all outstanding shares of convertible preferred stock. The unaudited pro forma stockholders' equity and pro forma basic and diluted net loss per share do not give effect to the issuance of shares in the planned initial public offering.

ZOGENIX, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        A reconciliation of the numerator and denominator used in the calculation of pro forma basic and diluted net loss per share follows (in thousands, except for per share amounts):

Year ended December 31, 2007
Numerator:
Net loss attributable to common stockholders	$(46,040)
Adjustment to eliminate the beneficial conversion feature related to the convertible preferred stock	18,360

Pro forma net loss	$(27,680)

Denominator:
Weighted average common shares	5,205
Pro forma adjustment to reflect assumed conversion of all outstanding shares of convertible preferred stock (unaudited)	37,126

Denominator for pro forma basic and diluted net loss per share (unaudited)	42,331

Pro forma basic and diluted net loss per share (unaudited)	$(0.65)

Recent Accounting Pronouncements

        In September 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements ("SFAS No. 157"), which defines fair value, establishes a framework for measuring fair value under Generally Accepted Accounting Principles ("GAAP"), and expands disclosures about fair value measurements. SFAS No. 157 will be effective for fiscal years beginning after November 15, 2007, which is the Company's fiscal year 2008. Because SFAS No. 157 does not require any new fair value measurements or re-measurements of previously computed fair values, the Company does not believe the impact of adopting SFAS No. 157 on its financial statements will be material.

        In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities ("SFAS No. 159"), which permits entities the option to measure certain financial assets and liabilities at fair value. SFAS No. 159 will be effective for fiscal years beginning after November 15, 2007, which is the Company's fiscal year 2008. The Company is in the process of evaluating the potential impact of adopting SFAS No. 159 on its financial statements.

ZOGENIX, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 3. BALANCE SHEET COMPONENTS

Prepaid Expenses and Other Current Assets (in thousands)	December 31,
	2006	2007
Prepaid services	$—	$490
Value Added Tax receivable	—	550
Investment interest receivable	35	109
Prepaid insurance	138	119
Other current assets	167	142

Total prepaid expenses and other current assets	$340	$1,410

Property and Equipment, net (in thousands)	December 31,
	2006	2007
Furniture and fixtures	$20	$119
Computer equipment and software	234	368
Machinery and equipment	3,978	4,800
Construction in progress	—	2,925
Leasehold improvements	103	141

Property and equipment, at cost	4,335	8,353
Less: accumulated depreciation and amortization	(15)	(422)

Total property and equipment, net	$4,320	$7,931

        Depreciation and amortization expense for the year ended December 31, 2007, the period August 25, 2006 (inception) to December 31, 2006 and for the cumulative period from August 25, 2006 (inception) to December 31, 2007 was $407,000, $15,000, and $422,000, respectively.

Accrued Expenses (in thousands)	December 31,
	2006	2007
Accrued compensation and benefits	$192	$895
Other accrued liabilities	—	146

Total accrued expenses	$192	$1,041

NOTE 4. COLLABORATIONS, LICENSE, SERVICE AND PURCHASE AGREEMENTS

Aradigm Corporation Asset Purchase Agreement

        On August 25, 2006, the Company completed the acquisition agreement with Aradigm Corporation ("Aradigm"). Under the terms of the agreement, Aradigm assigned and transferred to the Company all of its right, title and interest to tangible assets and intellectual property related to the DosePro (formerly known as Intraject) needle-free drug delivery system. Aradigm also granted to the Company a non-exclusive, fully paid, worldwide, perpetual, irrevocable, transferable, sublicensable license under

ZOGENIX, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 4. COLLABORATIONS, LICENSE, SERVICE AND PURCHASE AGREEMENTS (Continued)

all other intellectual property of Aradigm that is necessary or useful to the development, manufacture or commercialization of the DosePro delivery system. Aradigm also retained a worldwide, royalty-free, non-exclusive license, with a right to sublicense, under all transferred intellectual property rights solely for purposes of the pulmonary field, and the Company granted Aradigm a license under other intellectual property rights solely for use in the pulmonary field.

        The Company paid Aradigm $4.0 million as consideration at the closing of the asset purchase and is required to make an additional milestone payment to Aradigm upon the U.S. commercialization of sumatriptan DosePro. The Company is also required to pay a specified royalty based on global net sales of sumatriptan DosePro, by us or one of our future licensees, if any, for the longer of the ten year anniversary of the first commercial sale of the product in the United States, but no more than 20 years after the closing date of the asset purchase, or the expiration of the last valid claim of the transferred patents covering the manufacture, use, or sale of the product.

        The Company submitted the NDA for sumatriptan DosePro to the FDA in 2007 but does not expect to receive final approval from the FDA prior to the first quarter of 2009.

        The purchase price was allocated to the tangible and intangible assets acquired based on their fair values which exceeded the total acquisition cost. The acquisition cost was then allocated proportionately based on their fair values as follows (in thousands):

Machinery and equipment	$3,709
Purchased in-process research and development	1,320

Total	$5,029

        The value allocated to purchased in-process research and development was $1.3 million and expensed as purchased in-process research and development in the statement of operations. It represents the value of purchased in-process research and development projects that had not reached technological feasibility at the date of acquisition.

        In addition, in the event the Company or one of its licensees, if any, commercializes a non-sumatriptan product in the DosePro delivery system, the Company will be required to pay Aradigm, at its election, either a specified royalty on net sales of each non-sumatriptan product commercialized, or a fixed percentage of the royalty revenues received by the Company from the licensee. Royalty revenues under this agreement include, if applicable, running royalties on the net sales of non-sumatriptan products, license or milestone fees not allocable to development or other related costs incurred by the Company, payments in consideration of goods or products in excess of their cost, or payments in consideration for equity in excess of the then fair market value of the equity.

Elan Pharma International Limited License Agreement

        In November 2007, the Company entered into a license agreement with Elan Pharma International Ltd. ("Elan"). Under the terms of this license agreement, Elan granted to the Company an exclusive license in the United States and its possessions and territories, with defined sub-license rights to third parties other than certain technological competitors of Elan, to certain Elan intellectual property rights. The Agreement grants the Company the exclusive right under certain Elan patents and

ZOGENIX, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 4. COLLABORATIONS, LICENSE, SERVICE AND PURCHASE AGREEMENTS (Continued)

patent applications to import, use, offer for sale and sell oral controlled release capsule or tablet formulations of a specific opiate, where the specific opiate is the sole active ingredient, for oral prescriptions in the treatment or relief of pain, pain syndromes or pain associated with medical conditions or procedures in the United States. Elan has the exclusive right to take action in the event of infringement or threatened infringement by a third party of Elan's intellectual property rights. The Company has the right to pursue an infringement claim against the alleged infringer should Elan decline to take or continue an action.

        Under the terms of the agreement, the parties agreed that, subject to the future negotiation of a commercial manufacture and supply agreement, Elan, or an affiliate of Elan, will have the sole and exclusive right to manufacture and supply finished commercial product to the Company under agreed upon financial terms.

        Elan also granted to the Company, in the event that Elan is unwilling or unable to manufacture or supply commercial product to the Company, a non-exclusive license to make product under Elan's intellectual property rights. This non-exclusive license also includes the right to sublicense product manufacturing to a third party, other than certain technology competitors of Elan.

        Under the license agreement, the Company is required to make payments to Elan based upon achievement of certain development and sales milestones. As of December 31, 2007, the Company may be obligated to pay Elan up to $4.5 million in total future milestone payments with respect to ZX002 depending upon the achievement of various development and commercial events. The Company is also required to pay specified royalties based on net sales of the product for an initial royalty term equal to the longer of the expiration of Elan's patents covering the product in the United States, or 15 years after commercial launch, if Elan does not have patents covering the product in such country. After the initial royalty term, the license agreement will continue automatically for three-year rolling periods where the Company will continue to pay royalties on product sales to Elan at reduced rates.

        Either party may terminate the agreement upon a material, uncured default of the other party or upon 12 months' written notice prior to the end of the initial royalty term or any additional three-year rolling period. Elan may terminate the agreement in the event that the Company fails to meet specified development and commercialization milestones within specified time periods. The Company may terminate the agreement, with or without cause, at any time upon six months' written notice prior to NDA approval for ZX002 and at any time upon 12 months' prior written notice after NDA approval for ZX002.

ZOGENIX, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 5. COMMITMENTS AND CONTINGENCIES

Operating Leases

        In March 2007, the Company entered into a non-cancelable operating lease that expires on May 31, 2010 for its San Diego, California office which houses the general and administrative and sales and marketing operations and personnel. In addition, the Company leases office space for its research and product development operations in Emeryville, California, under a non-cancelable operating lease that expires November 2011. Both the San Diego and Emeryville facility base rents are subject to a 3.0% increase each year for the duration of the lease. In addition, the San Diego office lease gives the Company the ability to extend the lease for an additional 17 months upon six months' prior written notice and an option to expand into additional space.

        The Company recognizes rent expense on a straight-line basis over the non-cancelable term of its operating leases. Rent expense was $38,000, $316,000 and $354,000 for the period from August 25, 2006 (inception) to December 31, 2006, for the year ended December 31, 2007 and for the cumulative period from August 25, 2006 (inception) to December 31, 2007, respectively.

        The aggregate future minimum lease facility payments as of December 31, 2007 are as follows (in thousands):

2008	$433
2009	465
2010	368
2011	263

Total	$1,529

Contingencies

        The Company is subject to claims and assessments from time to time in the ordinary course of business. The Company's management does not believe that any such matters, individually or in the aggregate, will have a material adverse effect on the Company's business, financial condition or results of operation.

Indemnification

        In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. The Company's exposure under these agreements is unknown because it involves future claims that may be made against the Company in the future, but have not yet been made. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations.

        In accordance with its amended and restated certificate of incorporation and bylaws, the Company has indemnification obligations to its officers and directors for certain events or occurrences, subject to certain limits, while they are serving at the Company's request in such capacity. Further, the Company has entered into indemnification agreements with each of its directors and officers, and it has purchased a policy of directors' and officers' liability insurance that insures its directors and officers

ZOGENIX, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 5. COMMITMENTS AND CONTINGENCIES (Continued)

against the cost of defense, settlement or payment of a judgment under certain circumstances. There have been no claims to date and the Company has a director and officer insurance policy that enables it to recover a portion of any amounts paid for future potential claims.

NOTE 6. DEBT

Long-term Debt

        In March 2007, the Company entered into a $10.0 million master loan and security agreement ("GE Agreement") with GE Capital Corporation ("GE Capital") for the purpose of financing capital equipment purchases. The first drawdown of $3.5 million was made on March 5, 2007. Each drawdown is under a note with the note for the first drawdown repayable in 47 equal monthly installments based on a monthly repayment schedule bearing interest at an annual rate of 10.08% maturing on April 1, 2011. In December 2007, the Company made a second drawdown of $1.0 million repayable in 47 equal installments bearing interest at an annual rate of 9.91%. The Company's ability to make further draw downs under the GE Agreement expired on December 31, 2007. The loan amounts are collateralized by specific manufacturing equipment owned by the Company.

        The future minimum payments as of December 31, 2007 are as follows (in thousands):

2008	$1,360
2009	1,387
2010	1,387
2011	675
2012	26

Sub total	4,835
Less amount representing interest	(772)
Less unamortized discount	(272)
Less current portion	(921)

Long-term portion	$2,870

        Included in other assets at December 31, 2007 is $156,000 representing unamortized debt issuance costs incurred in connection with the GE Agreement. This amount includes $50,000 earned by GE Capital at the closing of the GE Agreement and can be used to offset principal and interest payments ratably during the period under which the loan is available along with $159,000 of legal fees paid to the Company's corporate counsel. The legal fees are being amortized to interest expense over the term of the GE Agreement and such amortization totaled $30,000 for the year ended December 31, 2007. For the year ended December 31, 2007, principal and interest payments in the amount of $23,000 were applied against the $50,000 lender fee.

Convertible Preferred Stock Warrant

        In connection with the execution of the GE Agreement, the Company issued a warrant to GE Capital in March 2007 to purchase 200,000 shares of Series A-1 convertible preferred stock. The warrant has an exercise price of $1.00 per share and expires in March 2014. In the event of the

ZOGENIX, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 6. DEBT (Continued)

completion of an initial public offering, the warrant, if not previously exercised, will be converted into a warrant to purchase 200,000 shares of common stock. The fair value of the warrant was estimated at an aggregate of $151,000 using the Black-Scholes valuation model with the following assumptions at the date of issuance: expected volatility of 80.72%, risk-free interest rate of 4.46%, contractual life of seven years and no dividends. The warrant was recorded as debt issuance costs and is being amortized to interest expense over the term of the loan. A total of $68,000 was recorded as interest expense during the year ended December 31, 2007.

        In June 2005, a FASB Staff Position was issued, Issuer's Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable ("FSP No. 150-5"), addressing the application of SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity ("SFAS No. 150"). FSP No. 150-5 was effective for all periods presented after July 1, 2005 and concluded that warrants for shares in redeemable instruments should be accounted for as liabilities under SFAS No. 150. In accordance with FSP No. 150-5, the Company adjusts the carrying value of such redeemable warrants to their estimated fair value at each reporting date. Pursuant to SFAS No. 150, increases or decreases in the fair value of such warrants are recorded as interest expense in the statement of operations. At December 31, 2007, the estimated fair value of the warrant was calculated using the Black-Scholes valuation model resulting in a carrying value of $259,000 and was based on the estimated fair value of the preferred stock. The estimated fair value of preferred stock was based on the estimated fair value of the underlying common stock, which was $1.60 per share, as of December 31, 2007. For the year ended December 31, 2007, interest expense in the amount of $107,000 was recorded in connection with the increase in fair value of the warrant.

NOTE 7. STOCKHOLDERS' EQUITY

Convertible Preferred Stock

        Under the Company's amended and restated certificate of incorporation, the Company's convertible preferred stock is issuable in series. The Company's board of directors is authorized to determine the rights, preferences and terms of each series.

        During August 2006, the Company entered into agreements with several investors who collectively purchased 30,775,000 shares of Series A-1 convertible preferred stock ("Series A-1") at $1.00 per share for net cash proceeds of $30.0 million in cash and the conversion of $500,000 in bridge financing. In September and December 2007, the Company sold an additional 38,025,000 shares of Series A-1 to the same group of investors, resulting in net cash proceeds of $38.0 million. In December 2007, the Company sold 9,090,909 shares of Series A-2 convertible preferred stock ("Series A-2") at $1.10 per share to a new investor, resulting in net cash proceeds of approximately $9.9 million. The new investor also entered into an agreement whereby the investor would be required to purchase up to 4,000,000 shares of Series A-3 convertible preferred stock ("Series A-3") at $1.25 per share. The Company is only able to require the investors to purchase the Series A-3 shares under certain conditions, principally the Company's receipt of tentative approval from the FDA for the NDA of sumatriptan DosePro.

        The December 2007 sale of Series A-1 and Series A-2 was issued at prices per share below the estimated fair value of the underlying common stock. Accordingly, pursuant to EITF Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features, the Company recorded a deemed dividend on the Series A-1 and Series A-2 of $18.4 million which is equal to the number of

ZOGENIX, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 7. STOCKHOLDERS' EQUITY (Continued)

shares of Series A-1 and Series A-2 sold multiplied by the difference between the estimated fair value of the underlying common stock and the Series A-1 and Series A-2 conversion price per share.

  Right Issued with Series A Convertible Preferred Stock

        Included in the terms of the Series A-1 and Series A-2 shares are certain rights granted to the holders which obligate the Company to deliver additional shares of convertible preferred stock at a specified price in the future based on the achievement of a milestone or at the option of the investors in the series of convertible preferred shares (the "Right"). In addition, the convertible preferred stock, based on its liquidation terms, is classified outside of stockholders' equity (deficit) in accordance with EITF Topic No. D-98: Classification and Measurement of Redeemable Securities. Accordingly, the rights to purchase additional shares are recorded as a liability in accordance with FSP 150-5 at the estimated fair value of the obligation on the date of issuance and the carrying value is adjusted at each reporting date for any changes in its estimated fair value. The change in carrying value is recorded as other financing income or loss in the statement of operations. The estimated fair value is determined using a valuation model which considers the probability of achieving a milestone, if any, the entity's cost of capital, the estimated time period the Right will be outstanding, consideration received for the instrument with the Right, the number of shares to be issued to satisfy the Right and at what price and any changes in the fair value of the underlying instrument to the Right.

        In connection with the issuance of the Series A-1, the following summarizes the terms of the Rights granted and the impact on the accompanying financial statements.

Series A-1
Date of issuance	8/24/2006
Number of shares originally purchased	30,775,000
Additional number of shares which can be purchased	30,000,000
Price at which the additional shares can be purchased	$1.00
Estimated fair value per share at:
Date of issuance	$0.11
December 31, 2006	$0.09
December 31, 2007	N/A
Other financing income in:
2006	$582,000
2007	$906,000

        As of December 31, 2007, the Right related to the Series A-1 has been exercised. As of December 31, 2007, the Right related to the Series A-2 has not been exercised.

        The Company can require the Series A-2 investor to acquire up to 4,000,000 shares of Series A-3 at $1.25 per share. The Right can be exercised at any time after the Company has received a PDUFA response which to the reasonable satisfaction of the Series A-2 investor, indicates tentative FDA approval for sumatriptan DosePro. This Right related to Series A-2 terminates upon the earliest of (i) the closing of an effective initial public offering, (ii) a Material Adverse Change (as defined), or (iii) February 1, 2009. The Company believes that the Right related to A-2 has minimal value as it

ZOGENIX, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 7. STOCKHOLDERS' EQUITY (Continued)

terminates upon the closing of an initial public offering which the Company considers highly probable to occur prior to receiving FDA approval for sumatriptan DosePro.

        The rights, preferences and privileges of Series A-1, Series A-2 and Series A-3 (collectively referred to as "convertible preferred stock") are as follows:

  Dividends

        The holders of Series A-1, Series A-2 and Series A-3 are entitled to receive noncumulative dividends at a rate of 8.0%, 8.8% and 10.0%, respectively, per annum and are payable only when and if declared by the board of directors. Through December 31, 2007, the board of directors has not declared any dividends. Convertible preferred stock dividends are payable in preference and in priority to any dividends on common stock.

  Liquidation Preference

        In the event of liquidation, dissolution, or winding up of the Company, the holders of the Series A-1, Series A-2 and Series A-3 shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of shares of common stock, an amount per share equal to $1.00, $1.10 and $1.25, respectively, for each outstanding share of convertible preferred stock (as adjusted for stock splits, stock dividends, combinations or other recapitalizations). Thereafter, if assets remain in the Company, the holders of common stock and convertible preferred stock shall receive all remaining assets pro rata based on the number of common stock (calculated on an as-converted basis) held by each holder. If available assets are insufficient to pay the full liquidation preference, the available assets will be distributed ratably to the holders in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full. The aggregate distributions made to the preferred shareholders in a liquidation cannot exceed an amount equal to 2.5 times the liquidation preference plus any declared but unpaid dividends.

  Conversion Rights

        Each share of convertible preferred stock is convertible at the option of the holder into an equal number of shares of common stock based on the original issue price, subject to certain anti-dilutive adjustments. Each share of convertible preferred stock will automatically convert into shares of common stock at the effective conversion price for each such share immediately upon the earlier of (i) the Company's sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, in which the per share price is at least $3.00 (as adjusted for recapitalizations), and the gross proceeds are at least $40.0 million or (ii) upon receipt by the Company of a written request of such conversion from the holders of 67% of the then outstanding shares of convertible preferred stock.

  Voting Rights

        The holders of convertible preferred stock are entitled to one vote for each share of common stock into which such convertible preferred stock could then be converted; and with respect to such

ZOGENIX, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 7. STOCKHOLDERS' EQUITY (Continued)

vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock.

        The Company initially recorded the Series A-1 and Series A-2 at their fair values on the date of issuance, net of issuance costs. A redemption event will only occur upon the liquidation or winding up of the Company, a greater than 50% change of control or sale of substantially all of the assets of the Company. As the redemption event is outside the control of the Company, all shares of preferred stock have been presented outside of permanent equity in accordance with EITF Topic D-98, Classification and Measurement of Redeemable Securities. Further, the Company has also elected not to adjust the carrying values of the Series A-1 and Series A-2 preferred stock to the redemption value of such shares, since it is uncertain whether or when a redemption event will occur. Subsequent adjustments to increase the carrying values will be made when it becomes probably that such redemption will occur.

Common Stock

        Under the Company's amended and restated certificate of incorporation, the Company is authorized to issue 111,000,000 shares of common stock as of December 31, 2007 with a $0.001 par value. Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the board of directors, subject to the prior rights of holders of convertible preferred stock.

        In May and August 2006, in conjunction with the founding of the Company, 11,385,000 shares of common stock were issued to the founders ("Founder's Stock") at a price of $0.001 per share for total proceeds of $11,385. A portion of the Founder's Stock vests over periods between two and four years and the Company has the option to repurchase any unvested shares at the original purchase price upon any voluntary or involuntary termination. There were 7,094,000, and 4,601,000 shares of unvested Founder's Stock at December 31, 2006 and 2007, respectively.

        Common stock reserved for future issuance consists of the following at December 31, 2007 (in thousands):

Conversion of convertible preferred stock	77,891
Stock options outstanding	2,940
Warrant to purchase Series A-1 (as if converted)	200
Shares authorized for future issuance under the 2006 Plan	1,470

82,501

NOTE 8. STOCK OPTION PLAN

        During 2006, the Company adopted the 2006 Stock Plan (as amended, the "2006 Plan") under which 1,000,000 shares of common stock were reserved for issuance to employees, directors and consultants of the Company at December 31, 2006. In May 2007 and June 2007, the board of directors and the stockholders, respectively, approved an increase to the number of common shares available for issuance under the 2006 Plan by 5,540,000, resulting in the total number of shares available under the 2006 Plan of 6,540,000 at December 31, 2007. The 2006 Plan provides for the grant of incentive stock options, non-statutory stock options and rights to purchase restricted stock to eligible recipients.

ZOGENIX, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 8. STOCK OPTION PLAN (Continued)

Recipients of incentive stock options shall be eligible to purchase shares of the Company's common stock at an exercise price equal to no less than the estimated fair market value of such stock on the date of grant. The maximum term of options granted under the 2006 Plan is ten years. The options generally vest over four years, and some are immediately exercisable. At December 31, 2007, 2,940,000 shares of common stock were reserved for future issuance upon the exercise of outstanding options under the 2006 Plan.

        The 2006 Plan is intended to encourage ownership of stock by employees and consultants of the Company and to provide additional incentives for them to promote the success of the Company's business. The board of directors is responsible for determining the individuals to receive option grants, the number of options each individual will receive, the option price per share and the exercise period of each option. Options granted pursuant to the 2006 Plan generally vest over four years and vest at a rate of 25% upon the first anniversary of the vesting commencement date and 1/48th per month thereafter. The 2006 Plan allows the option holders to exercise their options early, and acquire option shares which are then subject to repurchase by the Company at the original exercise price of such options. No stock options were granted during the year ended December 31, 2006.

        Information with respect to the number and weighted average exercise price of stock options under the 2006 Plan is summarized as follows (number of shares in thousands):

	Shares	Weighted Average Exercise Price per Share
Outstanding at December 31, 2006	—	$—
Granted	5,087	0.09
Exercised	(2,130)	0.06
Forfeited	(17)	0.05

Outstanding at December 31, 2007	2,940	$0.11

        The weighted average grant date fair value of options granted during 2007 was $0.25 per share.

        The following table summarizes information about stock options outstanding and vested segregated by exercise price ranges at December 31, 2007 (number of shares in thousands):

Options outstanding					Options exercisable
Range of Exercise Prices	Number of Shares Outstanding	Weighted Average Remaining Life (in years)	Weighted Average Exercise Price	Intrinsic Value of Shares Outstanding	Number of Shares Vested	Weighted Average Remaining Life (in years)	Weighted Average Exercise Price	Intrinsic Value of Shares Exercisable
$0.05	1,870	9.4	$0.05		330	9.3	$0.05
$0.21	1,070	9.9	0.21		50	9.9	0.21

	2,940	9.5	$0.11	$4,386,000	380	9.4	$0.07	$580,000

ZOGENIX, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 8. STOCK OPTION PLAN (Continued)

        The intrinsic values above represent the aggregate value of the total pre-tax intrinsic value, based upon a common stock price of $1.60 at December 31, 2007, and the contractual exercise prices.

        The following table summarizes information concerning unvested options during the year ended December 31, 2007 (number of shares in thousands):

	Shares	Weighted Average Grant Date Fair Value
Unvested at December 31, 2006	—	$—
Granted	5,087	0.25
Vested	(455)	0.18
Exercised	(2,055)	0.09
Forfeited	(17)	0.04

Unvested at December 31, 2007	2,560	$0.39

Stock-based Compensation

        Upon adoption of SFAS No. 123(R), the Company selected the Black-Scholes option pricing model as the most appropriate model for determining the estimated fair value and stock-based compensation for stock-based awards to employees and to the board of directors. The assumptions used in the Black-Scholes option-pricing model are as follows:

2007
Risk free interest rate	4.62%
Expected term	5.96 years
Expected volatility	77.04%
Expected dividend yield	0%
Fair value of underlying stock	$0.05 - $1.60

        The risk-free interest rate assumption was based on the rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued. The assumed dividend yield was based on the Company's expectation of not paying dividends in the foreseeable future. The weighted average expected life of options was calculated using the simplified method as prescribed by the Securities and Exchange Commission ("SEC") Staff Accounting Bulletin No. 107 ("SAB No. 107"). This decision was based on the lack of relevant historical data due to the Company's limited historical experience. In addition, due to the Company's limited historical data, the estimated volatility also reflects the application of SAB No. 107, incorporating the historical volatility of comparable companies whose share prices are publicly available.

        The stock-based compensation expense recognized during the year ended December 31, 2007 for employees and directors was $130,000, of which $85,000 was included in general and administrative expense and $45,000 was included in research and development expense.

ZOGENIX, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 8. STOCK OPTION PLAN (Continued)

        The Company received cash from the exercise of stock options of $130,000 for the year ended December 31, 2007 and did not recognize any related tax benefits in the period. The aggregate intrinsic value of options exercised during the year ended December 31, 2007 was approximately $3.3 million. As of December 31, 2007, there was approximately $1.1 million of total unrecognized compensation costs related to outstanding options granted after the adoption of SFAS No. 123(R), which is expected to be recognized over a weighted average period of 3.5 years.

        At December 31, 2007, all of the 10,000 consultant stock options outstanding were vested. In accordance with EITF Issue No. 96-18 Accounting for Equity Investments that are Issued to Other than Employees for Acquiring or in Conjunction with Selling Goods or Services, the Company periodically re-measures the fair value of stock option grants to non-employees and recognizes the related income or expense during their vesting period. Expense recognized for consultant stock options granted was $1,000 for the year ended December 31, 2007. Consultant stock option expense is included within research and development expense. There were no grants, exercises, or forfeitures of stock options for consultants during the year ended December 31, 2006.

        In connection with the preparation of the Company's financial statements necessary for the planned initial public offering and based on the preliminary valuation information presented by the underwriters of the initial public offering, the Company retrospectively reassessed the estimated fair value of its common stock in light of the potential completion of the initial public offering.

        The exercise prices for stock options granted to employees to purchase the Company's common stock were originally established by the board of directors based on their estimate of fair value. In addition, prior to issuing any stock options, management performed a contemporaneous valuation of the Company's common stock as of December 31, 2006. The valuation was prepared using the guidance in the American Institute Certified Public Accountants (AICPA's) Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation.

        Based upon the reassessment discussed above, the Company determined that the reassessed fair value of the options granted through August 2007 to purchase an aggregate of 3,872,500 shares of common stock was $0.05, or equal to the exercise price; that the reassessed fair value of options to purchase 985,000 shares of common stock granted to employees on November 1, 2007 was $0.91 per share and that the reassessed fair value of options granted on November 27, 2007 to purchase 230,000 shares of common stock was $1.60 per share. Prior to September 2007, when the Company completed the sale of its second tranche of Series A-1 convertible preferred stock, the Company was thinly capitalized and had not yet achieved any major milestones. Accordingly, the Company believes that the estimated fair value as determined by the board of directors to price stock options granted to employees through August 2007 was appropriate.

ZOGENIX, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 8. STOCK OPTION PLAN (Continued)

        Information on employee stock options granted during 2007 is summarized as follows (number of shares in thousands):

	Number of Options Granted	Exercise Price	Reassessed Fair Value	Intrinsic Value per Option Share
February 2007	827	$0.05	$0.05	$—
May 2007	2,785	0.05	0.05	—
August 2007	260	0.05	0.05	—
November 1, 2007	985	0.21	0.91	0.70
November 27, 2007	230	0.21	1.60	1.39

Total	5,087

NOTE 10. EMPLOYEE BENEFIT PLAN

        Effective February 1, 2007, the Company has established a defined contribution 401(k) plan (the "Plan") for all employees who are at least 21 years of age. Employees are eligible to participate in the Plan beginning on the first day of the month following date of hire. Under the terms of the Plan, employees may make voluntary contributions as a percent of compensation. The Company's contributions to the Plan are discretionary and no contributions have been made by the Company to date.

NOTE 11. INCOME TAXES

        On July 13, 2006, the FASB issued Financial Interpretation ("FIN") No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an entity's financial statements in accordance with SFAS No. 109, Accounting for Income Taxes, and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under FIN No. 48, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, FIN No. 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006.

        The Company adopted the provisions of FIN No. 48 on January 1, 2007. There were no unrecognized tax benefits as of the date of adoption and there are no unrecognized tax benefits included in the balance sheet at December 31, 2007, that would, if recognized, affect the effective tax rate.

        The Company's practice is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company had no accrued interest or penalties on the balance sheets at December 31, 2006 and 2007 and has recognized no interest and/or penalties in the statements of operations through the year ended December 31, 2007.

ZOGENIX, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 11. INCOME TAXES (Continued)

        The Company is subject to taxation in the U.S. and California jurisdictions. The Company's tax years for 2006 and forward are subject to examination by the Federal and California tax authorities.

        The Company has not yet completed an analysis to determine whether or not ownership changes within the meaning of Internal Revenue Code Sections 382 and 383 have occurred in the current or prior years. Therefore, until this analysis is completed the Company has removed the deferred tax assets for net operating losses of $12.8 million and research and development credits of $455,800 generated through 2007 from its deferred tax asset schedule and has recorded a corresponding decrease to its valuation allowance. Once such an analysis is completed, the Company plans to update its deferred tax assets, valuation allowance and unrecognized tax benefits under FIN 48. At this time, management cannot estimate how much the unrecognized tax benefits may change, if any, within 12 months of the reporting date. Due to the existence of the valuation allowance, future changes in unrecognized tax benefits will not impact the Company's effective tax rate.

        At December 31, 2007, the Company had Federal and California income tax net operating loss carryforwards of approximately $32.2 million. The Federal tax loss carryforwards will begin expiring in 2026 unless previously utilized and the California tax loss carryforwards will begin expiring in 2016, unless previously utilized. In addition, the Company has Federal and California research credit carryforwards of $269,000 and $283,000, respectively. The Federal research and development credit carryforwards will begin to expire in 2026 unless previously utilized. The California research and development credit carryforwards will carry forward indefinitely until utilized.

        Significant components of the Company's deferred tax assets as of December 31, 2006 and 2007 are listed below. A valuation allowance of $2.4 million and $828,000 at December 31, 2006 and 2007, respectively, has been recognized to offset the net deferred tax assets as realization of such assets is uncertain. Amounts are shown as of December 31, of the respective years:

	December 31,
	2006	2007
Deferred Tax Assets:
Net operating loss carryforwards	$1,663	$—
Research and development credits	30	—
Depreciation and amortization	507	561
Start-up/organization costs	196	182
Accrued vacation	14	71
Deferred rent	—	8
Stock based compensation	—	6

Total deferred tax assets	2,410	828
Valuation allowance	(2,410)	(828)

Net deferred tax assets	$—	$—

             Shares

Zogenix, Inc.

Common Stock

Prospectus
                        , 2008

Banc of America Securities LLC
Leerink Swann
Thomas Weisel Partners LLC
Susquehanna Financial Group, LLLP

        Until                        , 2008, all dealers that buy, sell or trade the common stock may be required to deliver a prospectus, regardless of whether they participated in this offering. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable by us in connection with the offering described in this Registration Statement. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the Nasdaq Global Market listing fee.

Item	Amount to be paid
SEC Registration Fee		$3,390
FINRA Filing Fee		9,125
Nasdaq Global Market Listing Fee		100,000
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Printing and Engraving Expenses		*
Blue Sky, Qualification Fees and Expenses		*
Transfer Agent and Registrar Fees		*
Miscellaneous Expenses		*

Total	$	*

*
To be completed by amendment.

Item 14.   Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

        Our amended and restated certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

        Our bylaws provide for the indemnification of officers, directors and third parties acting on our behalf if such persons act in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, such indemnified party had no reason to believe his or her conduct was unlawful.

        We are entering into indemnification agreements with each of our directors and executive officers, in addition to the indemnification provisions provided for in our charter documents, and we intend to enter into indemnification agreements with any new directors and executive officers in the future.

        The underwriting agreement (to be filed as Exhibit 1.1 hereto) will provide for indemnification by the underwriters of us, our executive officers and directors, and indemnification of the underwriters by us for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, in connection with matters specifically provided in writing by the underwriters for inclusion in the registration statement.

        We intend to purchase and maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 15.    Recent Sales of Unregistered Securities

        Since inception, we have issued and sold the following unregistered securities:

  1.
  In May and August 2006, we issued and sold 12,225,000 shares of common stock to our co-founders and individual investors for aggregate consideration of $7,905.

  2.
  In August and September 2006 and September and December 2007, we issued and sold an aggregate of 68,800,000 shares of Series A-1 preferred stock to certain venture capital funds, one of our co-founders and individual investors at a per share price of $1.00, for aggregate consideration of $68,800,000. Upon completion of this offering, these shares of Series A-1 preferred will convert into 68,800,000 shares of our common stock.

  3.
  In March 2007, in connection with a loan and security agreement, we issued a warrant to a lender to purchase 200,000 shares of Series A-1 preferred stock, at an initial exercise price of $1.00 per share, subject to adjustment. The warrant is exercisable through the March 2014. This warrant will be exercisable for 200,000 shares of common stock at an exercise price of $1.00 per share upon the completion of this offering.

  4.
  In December 2007, we issued and sold an aggregate of 9,090,909 shares of Series A-2 preferred stock to certain venture capital funds and individual investors at a per share price of $1.10, for aggregate consideration of approximately $10,000,000. Upon completion of this offering, these shares of Series A-2 preferred will convert into 9,090,909 shares of our common stock.

  5.
  Since our inception through December 31, 2007, we granted stock options to purchase 5,087,000 shares of our common stock at a weighted average exercise price of $0.09 per share to our employees, consultants and directors under our 2006 equity incentive plan. Since our inception through December 31, 2007, we issued and sold an aggregate of 2,130,000 shares of our common stock to our employees, consultants, and directors at a weighted average exercise price of $0.06 per share pursuant to exercises of options granted under our 2006 equity incentive plan.

        The issuance of securities described above in paragraphs (1) through (4) were exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder, as transactions by an issuer not involving any public offering. The purchasers of the securities in these transactions represented that they were accredited investors or qualified institutional buyers and they were acquiring the securities for investment only and not with a view toward the public sale or distribution thereof. Such purchasers received written disclosures that the securities had not been registered under the Securities Act of 1933, as amended, and that any resale must be made pursuant to a registration statement or an available exemption from registration. All purchasers either received adequate financial statement or non-financial statement information about the registrant or had adequate access, through their relationship with the registrant, to financial statement or non-financial statement information about the registrant. The sale of these securities was made without general solicitation or advertising.

        The issuance of securities described above in paragraph (5) was exempt from registration under the Securities Act of 1933, as amended, in reliance on Rule 701 of the Securities Act of 1933, as amended, pursuant to compensatory benefit plans approved by the registrant's board of directors.

        All certificates representing the securities issued in these transactions described in this Item 15 included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

Item 16.    Exhibits and Financial Statement Schedules

  (a)
  Exhibits

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1	Third Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect
3.2*	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon completion of the offering
3.3	Bylaws of the Registrant, as currently in effect
3.4*	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon completion of the offering
4.1*	Form of the Registrant's Common Stock Certificate
4.2	Amended and Restated Investors' Rights Agreement dated December 13, 2007
4.3	Warrant dated March 5, 2007 issued by Registrant to General Electric Capital Corporation
5.1*	Opinion of Latham & Watkins LLP
10.1*	Form of Director and Executive Officer Indemnification Agreement
10.2*	Form of Executive Officer Employment Agreement
10.3#*	2006 Equity Incentive Plan and forms of option agreements thereunder
10.4#*	Independent Director Compensation Policy
10.5#*	2008 Equity Incentive Award Plan and forms of option and restricted stock agreements thereunder
10.6#*	2008 Employee Stock Purchase Plan and form of Offering document thereunder
10.7†	Asset Purchase Agreement dated August 25, 2006 by and between the Registrant and Aradigm Corporation
10.8	Lease dated October 31, 2006 by and between the Registrant and Emery Station Joint Venture, LLC
10.9	First Amendment to Lease dated October 31, 2006 by and between the Registrant and Emery Station Joint Venture, LLC
10.10	Master Lease Agreement dated March 20, 2007 by and between Registrant and TBA Entertainment Corporation
10.11†	Master Loan and Security Agreement dated March 5, 2007 by and between the Registrant and General Electric Capital Corporation
10.12†	License Agreement dated November 27, 2007 by and between the Registrant and Elan Pharma International Limited

10.13†	Supply Agreement dated September 29, 2004 by and between the Registrant and Dr. Reddy's Laboratories, Inc.
10.14†	Licensing and Distribution Agreement dated March 14, 2008 by and between the Registrant and Desitin Arzneimittel GmbH
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm
23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
24.1	Power of Attorney (See page II-5)

*
To be filed by amendment.

†
Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from the Registration Statement and submitted separately to the Securities and Exchange Commission.

#
Indicates management contract or compensatory plan.

(b)
Financial Statement Schedules

        Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

        We hereby undertake that:

        (a)   We will provide to the underwriters at the closing as specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (b)   For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

        (c)   For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Zogenix, Inc. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California on the 20th day of March, 2008.

ZOGENIX, INC.
By:	/s/ ROGER L. HAWLEY Roger L. Hawley Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger L. Hawley and David W. Nassif, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROGER L. HAWLEY Roger L. Hawley	Chief Executive Officer and Director (Principal Executive Officer)	March 20, 2008
/s/ DAVID W. NASSIF David W. Nassif	Executive Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)	March 20, 2008
/s/ CAM L. GARNER Cam L. Garner	Chairman of the Board	March 20, 2008

/s/ JAMES C. BLAIR, PH.D. James C. Blair, Ph.D.	Director	March 20, 2008
/s/ LOUIS C. BOCK Louis C. Bock	Director	March 20, 2008
/s/ STEPHEN J. FARR, PH.D. Stephen J. Farr, Ph.D.	President, Chief Operating Officer and Director	March 20, 2008
/s/ KURT C. WHEELER Kurt C. Wheeler	Director	March 20, 2008
/s/ ALEX ZISSON Alex Zisson	Director	March 20, 2008

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1	Third Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect
3.2*	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon completion of the offering
3.3	Bylaws of the Registrant, as currently in effect
3.4*	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon completion of the offering
4.1*	Form of the Registrant's Common Stock Certificate
4.2	Amended and Restated Investors' Rights Agreement dated December 13, 2007
4.3	Warrant dated March 5, 2007 issued by Registrant to General Electric Capital Corporation
5.1*	Opinion of Latham & Watkins LLP
10.1*	Form of Director and Executive Officer Indemnification Agreement
10.2*	Form of Executive Officer Employment Agreement
10.3#*	2006 Equity Incentive Plan and forms of option agreements thereunder
10.4#*	Independent Director Compensation Policy
10.5#*	2008 Equity Incentive Award Plan and forms of option and restricted stock agreements thereunder
10.6#*	2008 Employee Stock Purchase Plan and form of Offering document thereunder
10.7†	Asset Purchase Agreement dated August 25, 2006 by and between the Registrant and Aradigm Corporation
10.8	Lease dated October 31, 2006 by and between the Registrant and Emery Station Joint Venture, LLC
10.9	First Amendment to Lease dated October 31, 2006 by and between the Registrant and Emery Station Joint Venture, LLC
10.10	Master Lease Agreement dated March 20, 2007 by and between Registrant and TBA Entertainment Corporation
10.11†	Master Loan and Security Agreement dated March 5, 2007 by and between the Registrant and General Electric Capital Corporation
10.12†	License Agreement dated November 27, 2007 by and between the Registrant and Elan Pharma International Limited
10.13†	Supply Agreement dated September 29, 2004 by and between the Registrant and Dr. Reddy's Laboratories, Inc.
10.14†	Licensing and Distribution Agreement dated March 14, 2008 by and between the Registrant and Desitin Arzneimittel GmbH
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm
23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
24.1	Power of Attorney (See page II-5)

*
To be filed by amendment.

†
Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from the Registration Statement and submitted separately to the Securities and Exchange Commission.

#
Indicates management contract or compensatory plan.

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TABLE OF CONTENTS
SUMMARY
THE OFFERING
SUMMARY FINANCIAL DATA
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION
PRINCIPAL STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
Zogenix, Inc. INDEX TO FINANCIAL STATEMENTS SELECTED FINANCIAL DATA
Report of Independent Registered Public Accounting Firm
ZOGENIX, INC. (a development stage enterprise) BALANCE SHEETS (in thousands, except par value)
ZOGENIX, INC. (a development stage enterprise) STATEMENTS OF OPERATIONS (in thousands, except per share amounts)
ZOGENIX, INC. (a development stage enterprise) STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT) Period from August 25, 2006 (inception) to December 31, 2007 (in thousands, except per share amounts)
ZOGENIX, INC. (a development stage enterprise) STATEMENTS OF CASH FLOWS (in thousands)
ZOGENIX, INC. (a development stage enterprise) NOTES TO FINANCIAL STATEMENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX